UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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LEAP WIRELESS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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10307 Pacific Center Court
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2006

To the Stockholders of Leap Wireless International, Inc.:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Leap Wireless International, Inc., a Delaware corporation (“Leap”), will be held at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237, on Thursday, May 18, 2006, at 1:00 p.m. local time, for the following purposes:

1. To elect the following six directors to hold office until the next Annual Meeting of Stockholders or until their successors have been elected and have qualified:
James D. Dondero
John D. Harkey, Jr.
S. Douglas Hutcheson
Robert V. LaPenta
Mark H. Rachesky, M.D.
Michael B. Targoff

2. To ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3. To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
      The Board of Directors has fixed the close of business on March 23, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation, adjournment or postponement thereof.

By Order of the Board of Directors

S. Douglas Hutcheson
Chief Executive Officer and President
San Diego, California
April 12, 2006
      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

10307 Pacific Center Court
San Diego, California 92121

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
General
      The enclosed proxy is solicited by the Board of Directors (the “Board”) of Leap Wireless International, Inc., a Delaware corporation (“Leap”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 18, 2006, at 1:00 p.m. local time (the “Annual Meeting”), or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237. The approximate date on which this proxy statement and the accompanying proxy card are first to be sent to stockholders is April 12, 2006. As used in this proxy statement, the terms “we,” “us,” “our,” and “ours” refer to Leap and its wholly owned subsidiaries, including Cricket Communications, Inc. (“Cricket”).
Solicitation
      Leap will bear the cost of soliciting proxies for the upcoming Annual Meeting. Leap will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and Leap will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, Leap and its directors, officers and regular employees may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.
Voting Rights and Outstanding Shares
      Stockholders of record at the close of business on March 23, 2006 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, Leap had 61,200,392 shares of common stock outstanding and entitled to vote. Stockholders of record on such date will be entitled to one vote on all matters to be voted upon for each share of common stock held.
      A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of outstanding shares of common stock entitled to vote at the meeting are present in person or by proxy. At the Annual Meeting, the inspector of election appointed for the Annual Meeting will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspector of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies
      Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of Leap at Leap’s principal executive offices, 10307 Pacific Center Court, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the Record Date may vote in person if present at the Annual Meeting, whether or not he or she has previously given a proxy. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
PROPOSAL 1
ELECTION OF DIRECTORS
      Leap’s Amended and Restated Certificate of Incorporation provides that the number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. The authorized number of directors currently is six.
      Each of the nominees is currently a member of Leap’s Board of Directors and is standing for re-election by the stockholders. If elected at the Annual Meeting, each of the six nominees will serve until Leap’s next Annual Meeting of Stockholders, in each case until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.
      Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors does not believe that any nominee will be unable to serve.
      Biographical information for each person nominated as a director is set forth below.
Nominees for Election
      Mark H. Rachesky, M.D., 47, has served as a member and chairman of our Board of Directors since August 2004. Dr. Rachesky is the founder and president of MHR Fund Management LLC, which is an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments. From 1990 through June 1996, Dr. Rachesky served in various positions at Icahn Holding Corporation, including as a senior investment officer and for the last three years as sole managing director and acting chief investment advisor. Dr. Rachesky also serves as a member of the Board of Directors of Neose Technologies, Inc., Loral Space & Communications, Inc. and NationsHealth, Inc. Dr. Rachesky holds a B.S. in molecular aspects of cancer from the University of Pennsylvania, an M.D. from the Stanford University School of Medicine, and an M.B.A. from the Stanford University School of Business.
      James D. Dondero, 43, has served as a member of our Board of Directors since August 2004. Mr. Dondero is the founder of Highland Capital Management, L.P. and has served as its president since 1993. Prior to founding Highland Capital Management, L.P., Mr. Dondero served as chief investment officer of a subsidiary of Protective Life Insurance Company. Mr. Dondero is also currently a member of the Board of Directors of Audio Visual Services Corp., Motient Corporation, and American Banknote Corp. Mr. Dondero holds degrees in accounting and finance, beta gamma sigma, from the University of Virginia. Mr. Dondero completed financial training at Morgan Guaranty Trust Company, and is a certified public accountant, a chartered financial analyst and a certified management accountant.
      John D. Harkey, Jr., 45, has served as a member of our Board of Directors since March 2005. Since 1998, Mr. Harkey has served as chief executive officer and chairman of Consolidated Restaurant Companies, Inc., and as chief executive officer and vice chairman of Consolidated Restaurant Operations, Inc. Mr. Harkey

also has been manager of the investment firm Cracken, Harkey & Street, L.L.C. since 1997. From 1992 to 1998, Mr. Harkey was a partner with the law firm Cracken & Harkey, LLP. Mr. Harkey was founder and managing director of Capstone Capital Corporation and Capstone Partners, Inc. from 1989 until 1992. He also serves on the Board of Directors of Total Entertainment Restaurant Corporation, Pizza Inn, Loral Space & Communications, Inc. and Energy Transfer Partners, L.L.C. He also serves on the Executive Board of Circle Ten Council of the Boy Scouts of America. Mr. Harkey obtained his B.B.A. with honors and a J.D. from the University of Texas at Austin and an M.B.A. from Stanford University School of Business.
      S. Douglas Hutcheson, 50, was appointed as our chief executive officer, president and director in February 2005, having previously served as our president and chief financial officer from January 2005 to February 2005, as our executive vice president and chief financial officer from January 2004 to January 2005, as our senior vice president and chief financial officer from August 2002 to January 2004, as our senior vice president and chief strategy officer from March 2002 to August 2002, as our senior vice president, product development and strategic planning from July 2000 to March 2002, as our senior vice president, business development from March 1999 to July 2000 and as our vice president, business development from September 1998 to March 1999. From February 1995 to September 1998, Mr. Hutcheson served as vice president, marketing in the Wireless Infrastructure Division at Qualcomm Incorporated. Mr. Hutcheson is on the Board of Directors of the Children’s Museum of San Diego and holds a B.S. in mechanical engineering from California Polytechnic University and an M.B.A. from University of California, Irvine.
      Robert V. LaPenta, 60, has served as a member of our Board of Directors since March 2005. Mr. LaPenta is the Chairman and Chief Executive Officer of L-1 Investment Partners, LLC, an investment firm seeking investments in the biometrics area. Mr. LaPenta served as president, chief financial officer and director of L-3 Communications Holdings, Inc. from April 1997 until his retirement from those positions effective April 1, 2005. From April 1996, when Loral Corporation was acquired by Lockheed Martin Corporation, until April 1997, Mr. LaPenta was a vice president of Lockheed Martin and was vice president and chief financial officer of Lockheed Martin’s C3I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he was Loral’s senior vice president and controller, a position he held since 1981. He previously served in a number of other executive positions with Loral since he joined that company in 1972. Mr. LaPenta is on the Board of Trustees of Iona College, the Board of Trustees of The American College of Greece and the Board of Directors of Core Software Technologies and Viisage Technology. Mr. LaPenta received a B.B.A. in accounting from Iona College in New York.
      Michael B. Targoff, 61, has served as a member of our Board of Directors since September 1998. He is founder of Michael B. Targoff and Co., a company that seeks active or controlling investments in telecommunications and related industry early stage companies. In February 2006 Mr. Targoff was appointed chief executive officer and vice-chairman of the board of Loral Space & Communications, Inc. From its formation in January 1996 through January 1998, Mr. Targoff was president and chief operating officer of Loral Space & Communications Ltd. Mr. Targoff was senior vice president of Loral Corporation until January 1996. Previously, Mr. Targoff was also the president of Globalstar Telecommunications Limited, the public owner of Globalstar, Loral’s global mobile satellite system. Mr. Targoff serves as a member of the Board of Directors of Loral Space & Communications, Inc., Viasat, Inc. and CPI International, Inc., in addition to serving as chairman of the boards of directors of three small private telecommunications companies. Before joining Loral Corporation in 1981, Mr. Targoff was a partner in the New York law firm of Willkie Farr & Gallagher. Mr. Targoff holds a B.A. from Brown University and a J.D. from Columbia University School of Law.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.

BOARD OF DIRECTORS AND BOARD COMMITTEES
Board Meetings
      Leap’s Board of Directors held 16 meetings, including telephonic meetings, during fiscal 2005. During the past fiscal year, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he served (in each case during the applicable period of service).
Director Attendance at Annual Meetings of Stockholders
      Leap’s policy is to encourage the members of its Board of Directors to attend Leap’s annual meetings of stockholders. All of Leap’s directors attended the annual meeting of stockholders held on September 15, 2005.
Communications with Our Board of Directors
      Any stockholder may communicate with the Board of Directors and its committees by addressing his or her communication to the Board of Directors, the independent directors, a committee of the Board, or an individual director by sending a communication addressed to the recipient group or individual at:

Leap Wireless International, Inc.
Attn: Board of Directors
c/o Corporate Secretary
10307 Pacific Center Court
San Diego, CA 92121
      Copies of written communications received by the Corporate Secretary will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Leap or its business, or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.
Committees of the Board of Directors
      Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
      Audit Committee. Our Audit Committee consists of Mr. Targoff, Chairman, and Messrs. Harkey and LaPenta. Each member of the Audit Committee is an independent director, as defined in the Nasdaq Stock Market listing standards, and our Board of Directors has determined that Mr. Targoff qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission (the “SEC”). Leap also believes that each of Messrs. Harkey and LaPenta also qualifies as an “audit committee financial expert.” The functions of this Committee include:

•	appointment, compensation, retention and oversight of our independent registered public accounting firm and senior internal audit executive;

•	pre-approval of audit and non-audit services to be rendered by our independent registered public accounting firm;

•	review of the independence and quality control procedures of our independent registered public accounting firm and the experience and qualifications of the senior personnel from our independent registered public accounting firm providing audit services to us;

•	meeting with our management, our independent registered public accounting firm and our senior internal audit executive to discuss: (i) each annual audit, major issues regarding accounting principles and financial statement presentations, complex or unusual transactions, and other special financial issues; (ii) analyses prepared by management or the independent registered public accounting firm of significant financial reporting issues and judgments made in connection with the preparation of our financial statements; and (iii) the effect of recent regulatory and professional accounting pronouncements and off-balance sheet structures on our financial statements;

•	reviewing our financial statements and periodic reports and discussing these statements and reports with our management and our independent registered public accounting firm, and considering whether such statements and reports are complete and consistent with information known to Audit Committee members; and

•	meeting separately with representatives from the independent registered public accounting firm: (i) regarding any problems or difficulties encountered during the course of the audit work; (ii) to discuss the report the independent registered public accounting firm is required to make to the Audit Committee; and (iii) to discuss the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

      Both representatives from our independent registered public accounting firm and our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee. The Audit Committee held ten meetings during the 2005 fiscal year. A copy of the Audit Committee Charter adopted by Leap’s Board of Directors is posted in the Investor Relations section of Leap’s website at www.LeapWireless.com.
      Compensation Committee. Our Compensation Committee currently consists of Mr. Dondero, Chairman, Dr. Rachesky and Mr. Targoff. All members of the Compensation Committee are independent directors, as defined in the Nasdaq Stock Market listing standards. The functions of this Committee include:

•	reviewing our compensation philosophy and our employee compensation, pension and welfare benefit plans;

•	reviewing and approving corporate goals and objectives relating to the compensation of the chief executive officer, and evaluating the performance of, and determining and approving the compensation of, the chief executive officer;

•	evaluating the performance of all employees at the senior vice president level and above, and reviewing and approving, or modifying, the recommendations of the chief executive officer regarding compensation of such employees; and

•	reviewing and approving any employment contracts and special employment arrangements to be entered into by Leap with any employee at the senior vice president level or above.
      The Compensation Committee held three meetings during the 2005 fiscal year. A copy of the Compensation Committee Charter is posted in the Investor Relations section of Leap’s website at www.LeapWireless.com.
      Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Dr. Rachesky, Chairman, and Messrs. Harkey and Targoff. All members of the Nominating and Corporate Governance Committee are independent directors, as defined in the Nasdaq Stock Market listing standards. The functions of this Committee include:

•	identifying qualified candidates to become members of our Board of Directors;

•	recommending to the Board candidates for nomination for election as directors at each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	recommending to the Board candidates for appointment to fill vacancies on our Board of Directors;

•	overseeing the annual evaluation of the performance of the Board of Directors; and

•	overseeing our corporate governance guidelines.

      Until October 26, 2005 when Messrs. Harkey and Targoff became members of the Committee, the Nominating and Corporate Governance Committee was comprised of only one director, and as a result, no formal meetings of this committee were held during the 2005 fiscal year. A copy of the Nominating and Corporate Governance Committee Charter is posted in the Investor Relations section of Leap’s website at www.LeapWireless.com.
Director Nomination Process

Director Qualifications
      The Nominating and Corporate Governance Committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following criteria, among others that the Nominating and Corporate Governance Committee shall deem appropriate:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	experience in our industry;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of our operations; and

•	practical and mature business judgment, including ability to make independent analytical inquiries.
      The Nominating and Corporate Governance Committee has no stated minimum criteria for director nominees. In evaluating director nominees, in addition to the criteria described above, the Nominating and Corporate Governance Committee may consider other factors that it deems to be appropriate and in the best interests of Leap and its stockholders. The Nominating and Corporate Governance Committee believes it is appropriate for at least one, and, preferably, several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board of Directors be independent directors, as defined under the Nasdaq Stock Market listing standards. At this time, the Nominating and Corporate Governance Committee also believes it is appropriate for our president and chief executive officer to serve as a member of our Board of Directors.

Process for Identification and Evaluation of Nominees for Director
      Nominating and Corporate Governance Committee Process. The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of the Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining new perspectives. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such a case, the Nominating and Corporate Governance Committee generally polls the Board of Directors and members of management for their recommendations. The Nominating and Corporate Governance Committee may also seek input from industry experts or analysts. Once candidates are identified, the Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Nominating and Corporate Governance Committee and certain other of our independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board of Directors. Historically, the Nominating and Corporate Governance Committee has not relied on third-party search firms to identify Board candidates. The Nominating and Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify appropriate candidates.
      Recommendations from Stockholders. The Nominating and Corporate Governance Committee’s policy is to consider and evaluate nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received any director candidate recommendations from our stockholders to date. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.
      Stockholders wishing to recommend a candidate for nomination for election as a director must do so in writing addressed to the Corporate Secretary of Leap. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on the Leap Board. The stockholder must also provide such other information about the candidate as would be required by SEC rules to be included in a proxy statement about the candidate. In addition, the stockholder must include the written consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the recommendation or nomination. In order to give the Nominating and Corporate Governance Committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our Corporate Secretary at our principal executive offices by the deadline for submitting proposals to be included in the proxy statement for the next annual stockholders meeting, as described below in the section entitled “Stockholder Proposals.” Recommendations received after such date will likely not be timely for consideration in connection with that year’s annual meeting of stockholders.
      Nominations by Stockholders. Nominations of persons for election to the Board of Directors may be made at the annual meeting of stockholders by any stockholder who is entitled to vote at the meeting and who has complied with the notice procedures set forth in Article II, Section 8 of the Amended and Restated Bylaws of Leap. Generally, these procedures require stockholders to give timely notice in writing to the Corporate Secretary of Leap, including all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors and the nominee’s written consent to being named in the proxy and to serving as a director if elected. Stockholders are encouraged to review the Amended and Restated Bylaws of Leap for a complete description of the procedures.
COMPENSATION OF DIRECTORS
      On March 11, 2005, Leap’s board of directors granted to Mr. Michael Targoff non-qualified stock options to purchase 30,000 shares of Leap common stock, and granted to each of Dr. Mark Rachesky and Mr. James Dondero non-qualified stock options to purchase 21,900 shares of Leap common stock, in each case in recognition of their service on Leap’s board of directors without compensation since our emergence from bankruptcy on August 16, 2004, a period of significant development for us and our its business. Each of these option awards vested one-third on the award date and one-third on January 1, 2006. The remaining one-third vests on January 1, 2007. The exercise price for each of these stock options is $26.51 per share.
      In addition, in recognition of their current service on Leap’s board of directors, on March 11, 2005, the board of directors granted to Dr. Rachesky, as chairman of the board, non-qualified stock options to purchase 18,300 shares of Leap common stock and granted to each of Messrs. Dondero and Targoff non-qualified stock options to purchase 7,500 shares of Leap common stock. Mr. Targoff, as chairman of the audit committee, was granted non-qualified stock options to purchase an additional 2,000 shares of Leap common stock and Mr. Dondero, as chairman of the compensation committee, was granted non-qualified stock options to purchase an additional 1,200 shares of Leap common stock. Each of these option awards vested one-third on January 1, 2006. An additional one-third vests on January 1, 2007 and the final one-third vests on January 1, 2008. The exercise price for each of these stock options is $26.51 per share.

      In connection with their appointment as non-employee directors of Leap on March 11, 2005 and March 14, 2005, respectively, the board granted each of Messrs. Harkey and LaPenta non-qualified stock options to purchase 5,000 shares of Leap common stock, which option awards vested fully on the award date, and additional non-qualified stock options to purchase 7,500 shares Leap common stock, which option awards vested one-third on January 1, 2006. An additional one-third vests on January 1, 2007 and the final one-third vests on January 1, 2008. The exercise price for these option awards is $26.51 per share for Mr. Harkey and $26.45 for Mr. LaPenta.
      Each of the option awards to non-employee directors described above has a term of ten years, provided that the options terminate 90 days after the option-holder ceases to be a non-employee director of Leap. Special exercise and termination rules apply if the option-holder’s relationship with Leap is terminated as a result of death or disability. The option awards will automatically vest in full upon a change of control of Leap, as defined in the 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “2004 Plan”).
      Effective February 22, 2006, the Board of Directors approved an annual compensation package for non-employee directors consisting of a cash component and an equity component. The cash component will be paid, and the equity component will be awarded, each year following the annual meeting of stockholders of Leap.
      Each non-employee director will receive annual cash compensation of $40,000. The chairman of the Board of Directors will receive additional cash compensation of $20,000; the chairman of the Audit Committee will receive additional cash compensation of $15,000, and the chairman of the Compensation Committee and the chairman of the Nominating and Corporate Governance Committee will each receive additional cash compensation of $5,000.
      Non-employee directors will also receive $100,000 in Leap restricted common stock pursuant to the 2004 Plan. The purchase price for each share of Leap restricted common stock will be $.0001, and each such share will be valued at fair market value (as defined in the 2004 Plan) on the date of grant. Each award of restricted common stock will vest in equal installments on each of the first, second and third anniversaries of the date of grant. All unvested shares of restricted common stock under each award will vest upon a change of control (as defined in the 2004 Plan).
      Leap also reimburses directors for reasonable and necessary expenses, including their travel expenses incurred in connection with attendance at Board of Directors and Board committee meetings.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      Leap’s financial statements for the 2005 fiscal year have been examined by PricewaterhouseCoopers LLP, which has audited Leap’s financial statements since 1998. The Board of Directors has selected PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and has directed that management submit the selection of the independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.
      Stockholders are not required to ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Leap and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
Audit Fees
      The following table summarizes the aggregate fees billed to Leap by its independent registered public accounting firm, PricewaterhouseCoopers LLP, for the years ended December 31, 2005 and 2004 (in thousands):

	2005	2004

Audit fees(1)	$2,953	$1,589
Audit-related fees(2)	21	47
Tax fees(3)	175	245
All other fees(4)	—	44

Total	$3,149	$1,925

(1)	Audit fees consist of fees billed for professional services rendered for the audit of Leap’s consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Leap’s consolidated financial statements and are not reported under “Audit Fees.” For the year ended December 31, 2005, this category included agreed upon procedures for contractual and regulatory obligations. For the year ended December 31, 2004, this category included consultations on accounting for bankruptcy and other accounting matters and the employee benefit plan audits.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. In 2005 and 2004, these services included assistance regarding federal and state tax compliance and advice regarding various income tax issues.

(4)	All other fees consist of fees for products and services other than the services reported above. In 2004, this category included fees related to summarizing billable hours and audit fees for bankruptcy fee applications.
      In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and Leap management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board. The Audit Committee requires that all services performed by PricewaterhouseCoopers LLP are pre-approved prior to the services being performed. During 2005 all services were pre-approved in accordance with these procedures.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of Leap’s Board of Directors is comprised solely of independent directors, as defined by the listing standards of the National Association of Securities Dealers, Inc., and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee is responsible for monitoring and overseeing management’s conduct of Leap’s financial reporting process, Leap’s systems of internal accounting and financial controls, and the independent audit of Leap’s financial statements by Leap’s independent registered public accounting firm.
      In this context, the Audit Committee has reviewed and discussed the audited financial statements of Leap as of and for the year ended December 31, 2005 with both management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.
      The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with PricewaterhouseCoopers LLP the issue of its independence from Leap.
      Based on the Audit Committee’s review of the audited financial statements and its discussions with management and PricewaterhouseCoopers LLP noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Leap’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Michael B. Targoff, Chairman
John D. Harkey, Jr.
Robert V. LaPenta

REPORT OF THE COMPENSATION COMMITTEE
Overview
      The Compensation Committee (the “Committee”) of the Board of Directors of Leap assists the Board in fulfilling its responsibilities relating to the compensation of Leap’s executives. In addition, the Committee advises Leap with respect to the design of compensation policies and programs for Leap’s executives, evaluating such policies and programs and recommending such policies and programs to the Board for its approval. Leap’s human resource organization supports the Committee and its work. The Committee’s current charter was adopted by the Board of Directors in November 2004.
Compensation Philosophy
      Leap’s compensation and benefits programs are designed to attract and retain key employees necessary to support Leap’s business plans and to create and sustain a competitive advantage for Leap in the labor markets where Leap and its subsidiaries operate. The Committee’s fundamental philosophy is to:

•	Use total compensation to recognize each individual officer’s scope of responsibility within the organization, experience, performance and overall contributions to Leap. The Committee utilizes external benchmark data from similarly-sized wireless telecommunications operators and other “high-tech” companies as part of its due diligence in determining salary and target bonus amounts for each position within Leap.

•	Use long-term equity-based compensation (restricted stock, stock options and other equity awards, as appropriate) to align employee and shareholder interests, as well as to attract, motivate and retain employees and enable them to share in the long-term success of Leap.

•	As part of a competitive total compensation package, provide benefits that offer participants flexibility and that are cost efficient to Leap.
Executive Compensation
      Leap’s executive officer compensation program is comprised of three primary components: base salary; annual short-term incentive compensation in the form of cash bonuses; and long-term incentive compensation in the form of stock options, restricted stock and similar equity-based awards.
      Leap believes that the total compensation and benefits extended to its executives are competitive with the compensation and benefits packages offered to executives of similarly-sized wireless telecommunications operators and other high-tech companies that it utilizes for comparative compensation purposes.
      Base Salary. The base salary for each executive is generally established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information. Periodic merit adjustments to each executive’s base salary are determined by an assessment of his or her individual performance against job responsibilities, overall company performance, Leap’s budget for merit increases and competitive salary information.
      Annual Short-Term Incentive Compensation. Leap executives (and other Leap employees) are eligible to participate in an annual short-term incentive compensation plan. Under the plan, each employee is assigned an annual performance bonus target based upon his or her position. For executives, the performance bonus targets consist of two components; 75% of the bonus target is based on overall company performance and 25% is based on the individual executive’s performance. Leap selects identifiable and measurable performance metrics each year based on Leap’s goals for that year, and specific performance metrics used to calculate employees’ bonus payments vary according to the employee’s position with Leap. In 2005, the metrics that were used to determine the portion of executives’ bonuses based on overall company performance were net customer additions and adjusted earnings before interest, taxes, depreciation and amortization (referred to as adjusted EBITDA). Basing annual cash bonuses on company performance metrics establishes a direct link between our employees’ pay and our financial success.

      Long-Term Incentive Compensation. Leap provides long-term incentive compensation to its executives (and other selected employees) through its 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “2004 Plan”). The Committee approved and adopted the 2004 Plan in December 2004 pursuant to authority delegated to it by the Board of Directors.
      Under the 2004 Plan, Leap grants executives (and other selected employees) restricted stock at a purchase price equal to par value and non-qualified stock options at an exercise price equal to the fair market value of Leap common stock on the date of grant. Generally, the initial grants of restricted stock and stock options issued to employees under the 2004 Plan vest in full approximately three years after the date of grant with no partial time-based vesting for the awards. The awards are, however, subject to accelerated performance-based vesting in increments ranging from 10% to 30% of the applicable award per year if Leap meets certain adjusted EBITDA and net customer addition performance targets in 2006. More recent grants of restricted stock awards and stock options generally provide for vesting in a similar manner after five years, and include provisions for accelerated vesting if Leap meets certain adjusted EBITDA and net customer addition performance targets during the course of the five year vesting period. The Committee believes that these vesting periods encourage our employees who receive restricted stock and/or stock options to work with a long-term view toward achievement and reinforce their long-term affiliation with Leap.
      In 2005, Leap also granted executives (and other selected employees) deferred stock units at a purchase price equal to par value. The deferred stock units represented the right to receive shares of Leap common stock on a deferred basis. The deferred stock units that have been granted under the 2004 Plan were fully vested on the date of grant and were exercisable for a 30-day period beginning August 15, 2005.
      The Committee believes that the design of the 2004 Plan helps us to reduce officer and employee turnover and to retain the knowledge and skills of our employees. The timing and size of equity awards is based on a variety of factors, including Leap’s overall performance, the recipient’s individual performance, and competitive compensation information.

Benefits
      The Committee, working with management, oversees Leap’s benefits programs for executives. Leap maintains a 401(k) program for all employees, and provides a 50% match on employees’ contributions, with Leap’s matching funds limited to 3% of an employee’s base salary. In 2005, Leap also introduced the Leap Employee Stock Purchase Plan (the “ESP Plan”), which was approved by Leap’s stockholders in September 2005. The ESP Plan allows eligible employees to purchase a limited number of shares of Leap common stock at a per share purchase price equal to 85% of the lower of the fair market value of such stock on the first or last day of each six month offering period. In addition, Leap provides supplemental health coverage with a maximum benefit of $10,000 per year for certain executives of the company. The benefits programs are viewed as a very positive aspect of employment with the company.
Policy on Deductibility of Executive Officer Compensation
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four most highly compensated executive officers. Performance-based compensation tied to the attainment of specific goals is excluded from the limitation. Currently, awards under the 2004 Plan do not qualify as performance-based compensation exempt from the Section 162(m) limits. In 2006, the Committee intends to evaluate whether Leap should take action with respect to the tax deductibility of Leap’s executive compensation under Section 162(m).
Chief Executive Officer Compensation
      Each year the Committee reviews the chief executive officer’s compensation and his individual performance, as well as Leap’s overall performance, for the calendar year under review.
      William Freeman. William M. Freeman, former chief executive officer, resigned from his position with Leap effective February 25, 2005. During 2005, Mr. Freeman’ annual base salary was $400,000 per year. Mr. Freeman’s annual base salary was established through arm’s-length negotiations prior to his commence-

ment of employment with Leap in May 2004. The bankruptcy court supervising Leap’s Chapter 11 proceedings approved Leap’s compensation arrangements with Mr. Freeman in July 2004. As a result of this negotiated salary, Mr. Freeman received $76,923 of base salary for his service in 2005.
      In February 2005, Leap entered into a resignation agreement with Mr. Freeman, under which Mr. Freeman resigned as the chief executive officer and as a director of Leap and its domestic subsidiaries, effective as of February 25, 2005. Mr. Freeman and Leap agreed that the resignation agreement entirely superseded Mr. Freeman’s employment agreement with the company. Under the resignation agreement, Mr. Freeman received a severance payment of $1 million, released Leap and its subsidiaries from all then existing claims against them, including any claim under his employment agreement, and relinquished any and all rights to any stock options, restricted stock and deferred stock unit awards from Leap.
      S. Douglas Hutcheson. S. Douglas Hutcheson was appointed Leap’s president and chief executive officer, and also appointed as a director of Leap, in February 2005. The Committee and the Board of Directors followed the policies described above in setting the compensation for Mr. Hutcheson in his role as president and chief executive officer. Mr. Hutcheson’s annual base salary of $350,000 was established in February 2005 through negotiations between Mr. Hutcheson and the Committee prior to his appointment as president and chief executive officer. In setting Mr. Hutcheson’s new base salary, the Committee considered Mr. Hutcheson’s qualifications and experience, his previous compensation package with the Company, competitive compensation data, and the success bonuses (described below) granted to Mr. Hutcheson in connection with his contributions to the Company’s successful emergence from bankruptcy. Mr. Hutcheson’s target bonus for 2005, also established by negotiation immediately prior to his appointment as president and chief executive officer, was 80% of his base salary. Pursuant to his employment agreement, Mr. Hutcheson was also awarded a success bonus of $300,000 in 2004, which was paid in two equal installments in January and September 2005.
      During 2005, the Committee granted Mr. Hutcheson non-qualified stock options to purchase 161,007 shares of Leap common stock at $26.35 to $26.55 per share, restricted stock awards to purchase 99,487 shares of Leap common stock at $.0001 per share and deferred stock unit awards to purchase 30,000 shares of Leap common stock at $.0001 per share. These equity awards were granted to Mr. Hutcheson based on the policies described above.
      In accordance with the provisions of Mr. Hutcheson’s employment agreement, in February 2006 the Committee reviewed (i) Mr. Hutcheson’s performance, and (ii) his compensation and benefits relative to chief executive officers of comparable corporations engaged in a business similar to Leap’s business, including a report prepared by an independent compensation consultant. Based on that review, and the recommendation of the Committee, the Board of Directors increased Mr. Hutcheson’s annual base salary to $550,000 effective as of January 28, 2006, and increased his target bonus to 100% of his base salary beginning with calendar year 2006. In evaluating Mr. Hutcheson’s performance in 2005, the Committee considered numerous factors, including Leap’s financial performance during the year, its planning and progress with respect to building out the markets for which it won licenses in FCC Auction #58, and its development of growth initiatives and long-term business strategies.
      Based on Leap’s net customer additions and adjusted EBITDA performance through June 30, 2005, Mr. Hutcheson received $133,682 in short-term incentive compensation for the first six months of 2005. In connection with the review and compensation adjustment described above, the Committee did not award Mr. Hutcheson additional short-term incentive compensation for the second of 2005 although the Committee indicated that it may revisit that decision during 2006.
      Mr. Hutcheson’s employment agreement and equity awards also provide for certain severance and change of control benefits following a change of control and/or a termination of employment.

Incorporation by Reference
      This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Leap specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
      The foregoing report has been furnished by the Committee.

COMPENSATION COMMITTEE

James D. Dondero, Chairman
Mark H. Rachesky, M.D.
Michael B. Targoff
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The current members of Leap’s Compensation Committee are Mr. Dondero, Chairman, and Dr. Rachesky and Mr. Targoff. None of these directors has at any time been an officer or employee of Leap or any of its subsidiaries.
EXECUTIVE OFFICERS
      Biographical information for the executive officers of Leap who are not directors is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board of Directors and until their successors have been duly elected and qualified, unless sooner removed by the Board of Directors.

Name	Age	Position with the Company

Albin F. Moschner	53	Executive Vice President and Chief Marketing Officer
Glenn T. Umetsu	56	Executive Vice President and Chief Technical Officer
David B. Davis	40	Senior Vice President, Operations
Robert J. Irving, Jr	50	Senior Vice President, General Counsel and Secretary
Leonard C. Stephens	49	Senior Vice President, Human Resources
Linda K. Wokoun	50	Senior Vice President, Marketing and Customer Care
Dean M. Luvisa	45	Acting Chief Financial Officer and Vice President, Finance
Grant A. Burton	41	Vice President, Chief Accounting Officer and Controller
      Albin F. Moschner has served as our executive vice president and chief marketing officer since January 2005, having previously served as senior vice president, marketing from September 2004 to January 2005. Prior to this, Mr. Moschner was president of Verizon Card Services from December 2000 to November 2003. Prior to joining Verizon, Mr. Moschner was president and chief executive officer of OnePoint Services, Inc., a telecommunications company that he founded and that was acquired by Verizon in December 2000. Mr. Moschner also was a principal and the vice chairman of Diba, Inc., a development stage internet software company, and served as senior vice president of operations, a member of the board of directors and ultimately president and chief executive officer of Zenith Electronics from October 1991 to July 1996. Mr. Moschner holds a master’s degree in electrical engineering from Syracuse University and a B.E. in electrical engineering from the City College of New York.
      Glenn T. Umetsu has served as our executive vice president and chief technical officer since January 2005, having previously served as our executive vice president and chief operating officer from January 2004 to January 2005, as our senior vice president, engineering operations and launch deployment from June 2002 to January 2004, and as vice president, engineering operations and launch development from April 2000 to June 2002. From September 1996 to April 2000, Mr. Umetsu served as vice president, engineering and technical operations for Cellular One in the San Francisco Bay Area. Before Cellular One, Mr. Umetsu served in various telecommunications operations roles for 24 years with AT&T Wireless, McCaw Communications, RAM Mobile Data (now Cingular Mobile Data), Honolulu Cellular, PacTel Cellular, AT&T Advanced Mobile Phone Service, Northwestern Bell and the United States Air Force. Mr. Umetsu holds a B.A. in mathematics and economics from Brown University.
      David B. Davis has served as our senior vice president, operations since July 2001, having previously served as our regional vice president, Midwest Region from March 2000 to July 2001. Before joining Leap, Mr. Davis spent six years with Cellular One, CMT Kansas/ Missouri in various management positions culminating in his role as vice president and general manager. Before Cellular One, Mr. Davis was market manager for the PacTel-McCaw joint venture. Mr. Davis holds a B.S. from the University of Central Arkansas.
      Robert J. Irving, Jr. has served as our senior vice president, general counsel and secretary since May 2003, having previously served as our vice president, legal from August 2002 to May 2003, and as our senior legal counsel from September 1998 to August 2002. Previously, Mr. Irving served as administrative counsel for Rohr, Inc., a corporation that designed and manufactured aerospace products from 1991 to 1998, and prior to that served as vice president, general counsel and secretary for IRT Corporation, a corporation that designed and manufactured x-ray inspection equipment. Before joining IRT Corporation, Mr. Irving was an attorney at Gibson, Dunn & Crutcher. Mr. Irving was admitted to the California Bar Association in 1982. Mr. Irving holds a B.A. from Stanford University, an M.P.P. from The John F. Kennedy School of Government of Harvard University and a J.D. from Harvard Law School, where he graduated cum laude.
      Leonard C. Stephens has served as our senior vice president, human resources since our formation in June 1998. From December 1995 to September 1998, Mr. Stephens was vice president, human resources operations for Qualcomm Incorporated. Before joining Qualcomm Incorporated, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14-year career. Mr. Stephens holds a B.A. from Howard University.
      Linda K. Wokoun has served as our senior vice president, marketing and customer care since June 2005. Prior to joining Cricket, Ms. Wokoun was president and chief executive officer of RiverStar Software from April 2003 to June 2005. From March 2000 to January 2002, Ms. Wokoun was chief operating officer of iPCS, a Sprint PCS affiliate. Prior to joining iPCS, Ms. Wokoun was a vice president of Ameritech Cellular. She holds a B.A. in economics and an M.B.A. from Indiana University.
      Dean M. Luvisa has served as our acting chief financial officer and vice president, finance since March 2006, having previously served as our acting chief financial officer, vice president, finance and treasurer from February 2005 to March 2006, our vice president, finance, and treasurer from May 2002 to February 2005 and as our vice president, finance from September 1998 to May 2002. Prior to joining Cricket, Mr. Luvisa was director of project finance at Qualcomm Incorporated, where he was responsible for Qualcomm’s vendor financing activities worldwide. Before Qualcomm, he was the chief financial officer of a finance company associated with Galaxy Latin America, an affiliate of DirecTV and Hughes Electronics. In other capacities at Hughes Electronics, Mr. Luvisa was responsible for project finance, vendor finance, mergers & acquisitions and corporate funding. Mr. Luvisa graduated summa cum laude from Arizona State University with a B.S. in economics, and earned an M.B.A. in finance from The Wharton School at the University of Pennsylvania.
      Grant A. Burton has served as our vice president, chief accounting officer and controller since June 2005. Prior to commencing his employment with Cricket, he served as assistant controller of PETCO Animal Supplies, Inc. from March 2004 to April 2005. He previously served as Senior Manager for PricewaterhouseCoopers, Assurance and Business Advisory Services, in San Diego from 1996 to 2004. Before joining PricewaterhouseCoopers, Mr. Burton served as acting vice president internal audit and manager merchandise accounting for DFS Group Limited from 1993 to 1996. Mr. Burton is a certified public accountant licensed in the State of California, and was a Canadian chartered accountant from 1990 to 2004. He holds a Bachelor of Commerce with Distinction from the University of Saskatchewan.

EXECUTIVE COMPENSATION
      The following table sets forth compensation information with respect to our chief executive officer and other four most highly paid executive officers, collectively referred to in this proxy statement as the named executive officers, for the fiscal year ended December 31, 2005. The information set forth in the following tables reflects compensation earned by the named executive officers for services they rendered to us during the twelve months ended December 31, 2005, 2004 and 2003. William M. Freeman commenced his employment with us in May 2004 as chief executive officer and resigned from his position with us in February 2005. Albin F. Moschner commenced his employment with Leap in January 2005.
Summary Compensation Table

							Long-Term Compensation

	Annual Compensation(1)								Number of
									Securities
Name and					Other Annual		Restricted Stock		Underlying	All Other
Principal Position	Year	Salary	Bonus		Compensation(2)		Awards(3)		Options	Compensation(10)

S. Douglas Hutcheson	2005	$349,154	$133,682		$2,340		$3,651,520	(4)	161,007	$22,082
Chief Executive Officer,	2004	$334,816	$602,785	(5)	$10,640		$—		—	$22,962
President and Director	2003	$290,923	$159,841		$22,686		$—		—	$23,361
Glenn T. Umetsu	2005	$319,615	$113,145		$6,097		$2,878,646	(4)	85,106	$26,124
Executive Vice President	2004	$311,846	$532,678	(5)	$5,192		$—		—	$26,028
and Chief Technical	2003	$265,385	$100,284		$4,808		$—		—	$28,954
Officer
Albin F. Moschner	2005	$274,231	$97,434		$81,777	(6)	$1,079,547	(4)	167,660	$13,182
Executive Vice President	2004	$—	$—		$—		$—		—	$—
and Chief Marketing	2003	$—	$—		$—		$—		—	$—
Officer
Dean M. Luvisa	2005	$266,255	$166,864	(7)	$1,661		$823,437	(4)	17,140	$17,286
Acting Chief Financial	2004	$200,667	$235,878	(7)	$3,751		$—		—	$16,867
Officer and	2003	$194,589	$63,495		$10,159		$—		—	$14,978
Vice President, Finance
Leonard C. Stephens	2005	$282,500	$83,360		$3,375		$1,316,230	(4)	23,404	$21,859
Senior Vice President,	2004	$284,090	$405,279	(5)	$3,186		$—		—	$23,160
Human Resources	2003	$271,115	$136,234		$24,890		$—		—	$17,568
William M. Freeman	2005	$76,923	$—		$43,227	(8)	$—		276,596	$1,006,774
Former Chief Executive	2004	$230,769	$120,985		$60,255	(9)	$—		—	$9,053
Officer and Director	2003	$—	$—		$—		$—		—	$—

(1)	As permitted by rules established by the SEC, no amounts are shown with respect to certain “perquisites” where the aggregate amounts of such perquisites for a named executive officer do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for the relevant year.

(2)	Under Leap’s paid time-off program, an employee with sufficient accrued time off may elect to receive two days of pay for each paid day off the employee takes, reducing his or her accrued time off by two days. For example, if an employee takes one day off, he or she can elect to be paid for two days, which would reduce his or her accrued time off by two days.

(3)	Represents grants of restricted stock awards to executives issued under the 2004 Plan under which the executives have the right to receive, subject to vesting, shares of common stock. The shares subject to the stock awards were awarded on June 17, 2005 and vest in their entirety on February 28, 2008 or in the case of the October 26, 2005 award for Mr. Moschner, the shares vest in their entirety on the fifth anniversary from the date of grant. The grants are contingent upon continued employment until the end of the vesting period. The shares are subject to acceleration of vesting pursuant to attainment of performance targets. The shares of restricted stock are not entitled to dividends or dividend equivalents.

(4)	At December 30, 2005, the last trading day of the fiscal year, the number of shares outstanding and the value of the aggregate restricted stock holdings at the closing price of $37.88, were as follows: Mr. Hutcheson, 99,487 shares for a total aggregate value of $3,768,568; Mr. Umetsu, 76,560 shares for a total aggregate value of $2,900,093; Mr. Moschner, 35,000 shares for a total aggregate value of $1,325,800; Mr. Luvisa, 23,150 shares for a total aggregate value of $876,922; and Mr. Stephens, 24,750 shares for a total aggregate value of $937,530. For Mr. Stephens, the total includes a restricted stock award of 14,100 shares that was issued on July 8, 2005. The shares were subject to a two-year vesting schedule in which 7,050 shares vested on November 15, 2005 and the remaining 7,050 shares vest on November 15, 2006. On November 16, 2005, Mr. Stephens sold 2,626 of the underlying 7,050 shares to satisfy the federal, state and local withholding taxes he was required to pay in connection with the release of the shares.

The total number of shares listed in the table also includes shares of deferred stock units awarded to executives on June 17, 2005 which were issued in August 2005, as follows: Mr. Hutcheson, 30,000 units; Mr. Umetsu, 25,520 units; Mr. Luvisa, 6,050 units; and Mr. Stephens, 8,250 units. To satisfy the aggregate amount of federal, state and local withholding taxes that the executives were required to pay in connection with the release of the shares, the following shares of underlying stock were sold: Mr. Hutcheson, 11,623 shares; Mr. Umetsu, 12,760 shares; and Mr. Luvisa, 2,189 shares. Mr. Stephens sold all of the underlying shares.

(5)	Includes enhanced goal payments awarded to executive officers in August 2004, as follows: Mr. Hutcheson, $92,400; Mr. Umetsu, $86,800; and Mr. Stephens, $79,100. Also includes emergence bonuses for 2004 as follows: Mr. Hutcheson, $300,000; Mr. Umetsu, $250,000; and Mr. Stephens, $175,000. See “Emergence Bonus Agreements” and “Employment Agreements-Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson” below.

(6)	Includes taxable payments made to Mr. Moschner in relation to his relocation expenses, as follows: housing, $51,289; car rental, $7,523; and air fare, $22,812.

(7)	Includes retention bonus payments, emergence bonus and enhanced goal payments awarded to Mr. Luvisa prior to his appointment in February 2005 as acting chief financial officer.

(8)	Represents payments made to Mr. Freeman in connection with housing, $21,112; sick time payout, $4,615; and vacation payout, $17,500.

(9)	Represents payments made to Mr. Freeman in connection with his relocation expenses.

(10)	Includes all other compensation as indicated in the table below.

		Matching	Executive	Financial
		401(k)	Benefits	Planning	Total Other
Name	Year	Contributions	Payments	Services	Compensation

S. Douglas Hutcheson	2005	$4,630	$10,468	$6,984	$22,082
	2004	$6,500	$9,386	$7,022	$22,962
	2003	$6,000	$12,784	$4,577	$23,361
Glenn T. Umetsu	2005	$6,732	$5,081	$14,311	$26,124
	2004	$6,500	$5,711	$13,817	$26,028
	2003	$6,000	$9,095	$13,859	$28,954
Albin F. Moschner	2005	$6,558	$6,625	$—	$13,182
	2004	$—	$—	$—	$—
	2003	$—	$—	$—	$—
Dean M. Luvisa	2005	$5,507	$10,667	$1,113	$17,286
	2004	$6,133	$9,508	$1,226	$16,867
	2003	$6,000	$6,505	$2,473	$14,978
Leonard C. Stephens	2005	$6,066	$10,346	$5,447	$21,859
	2004	$6,500	$5,902	$10,661	$23,160
	2003	$6,000	$6,831	$4,737	$17,568
William M. Freeman	2005	$2,971	$3,803	$—	$1,006,774	(1)
	2004	$6,500	$2,553	$—	$9,053
	2003	$—	$—	$—	$—

(1)	Includes $1 million severance payment to Mr. Freeman pursuant to his Resignation Agreement. See “Employment Agreements — Resignation Agreement with William M. Freeman” below.

Option Grants in Last Fiscal Year
      The following table sets forth information regarding grants of stock options to each of the named executive officers during 2005. During the year ended December 31, 2005, we granted options to purchase an aggregate of 2,250,894 shares of Leap common stock, all of which were granted to our employees (including the named executive officers) and directors.

	Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(2)
	Options	Employees in	Price Per	Expiration
Name	Granted(1)	Fiscal Year	Share	Date	5%	10%

S. Douglas Hutcheson	85,106	9.49	$26.55	1/5/2015	$1,421,028	$3,601,164
S. Douglas Hutcheson	75,901	8.47	$26.35	2/24/2015	$1,257,784	$3,187,471
Glenn T. Umetsu	85,106	9.49	$26.55	1/5/2015	$1,421,028	$3,601,164
Albin M. Moschner	127,660	14.24	$26.55	1/31/2015	$1,985,997	$5,170,006
Albin M. Moschner	40,000	4.46	$34.37	10/26/2015	$864,604	$2,191,077
Dean M. Luvisa	17,140	1.91	$26.55	1/5/2015	$286,189	$725,260
Leonard C. Stephens	23,404	2.61	$26.55	1/5/2015	$390,780	$990,314

(1)	Options were granted to executives under the 2004 Plan and have a grant price that is equal to the fair market value on the date of grant. Such options vest in their entirety on February 28, 2008, except for the 40,000 options for Mr. Moschner that vest in their entirety on the fifth anniversary from the date of grant, or October 26, 2010. Vesting is subject to acceleration upon achieving established financial performance goals. Vesting is contingent upon continued service with us. Options granted under Leap’s 2004 Plan generally have a maximum term of ten years.

(2)	Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the SEC rules. Actual gains, if any, on stock option exercises are dependent on future performance of Leap’s common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
Option Exercises in 2005 and Option Values at December 31, 2005
      The following table sets forth specified information concerning stock options held as of December 31, 2005 by each of the named executive officers. The value realized at December 31, 2005, if any, is calculated based on the excess of the closing prices as reported on the Nasdaq National Market on the date of exercise, less the exercise price of the option, multiplied by the number of shares as to which the option is exercised. No options were exercised by the named executive officers during 2005.
      “In-the-money” options are those for which the fair market value of the underlying securities exceeds the exercise price of the option. These columns are based upon the closing price of $37.88 per share on December 30, 2005, minus the per share exercise price, multiplied by the number of shares underlying the option.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Number of		Options Held at		In-The-Money Options
	Shares		December 31, 2005		at December 31, 2005
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

S. Douglas Hutcheson	—	$—	—	161,007	—	$1,839,390
Glenn T. Umetsu	—	$—	—	85,106	—	$964,251
Albin F. Moschner	—	$—	—	167,660	—	$1,586,788
Dean M. Luvisa	—	$—	—	17,140	—	$194,196
Leonard C. Stephens	—	$—	—	23,404	—	$265,167

Employment Agreements

Resignation Agreement with William M. Freeman
      On February 24, 2005, Leap and its wholly owned subsidiary Cricket entered into a Resignation Agreement with William M. Freeman, under which Mr. Freeman resigned as the chief executive officer and as a director of Leap, Cricket and their domestic subsidiaries, effective as of February 25, 2005. This Resignation Agreement superseded the Executive Employment Agreement entered into by Cricket and Mr. Freeman as of May 24, 2004. Under the Resignation Agreement, Mr. Freeman received a severance payment of $1 million. Mr. Freeman also relinquished all rights to any stock options, restricted stock and deferred stock unit awards from Leap. Mr. Freeman executed a general release as a condition to his receipt of the severance payment. This description of the Resignation Agreement with Mr. Freeman is qualified in its entirety by reference to the full text of the Resignation Agreement, a copy of which was filed as an exhibit to Leap’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on May 16, 2005.

Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson
      Effective as of February 25, 2005, Cricket and Leap entered into an Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson in connection with Mr. Hutcheson’s appointment as our chief executive officer. The Amended and Restated Executive Employment Agreement amends, restates and supersedes the Executive Employment Agreement dated January 10, 2005, as amended, among Mr. Hutcheson, Cricket and Leap. The Amended and Restated Executive Employment Agreement was amended as of June 17, 2005 and February 17, 2006. As amended, it is referred to in this proxy statement as the Executive Employment Agreement. Mr. Hutcheson’s term of employment under the Executive Employment Agreement expires on December 31, 2008, unless extended by mutual agreement.
      Under the Executive Employment Agreement, Mr. Hutcheson received an annual base salary of $350,000 through January 27, 2006, and an annual base salary of $550,000 beginning on January 28, 2006, subject to adjustment pursuant to periodic reviews by Leap’s Board of Directors, and an opportunity to earn an annual performance bonus. Mr. Hutcheson’s annual target performance bonus for 2006 will be 100% of his base salary. The amount of any annual performance bonus will be determined in accordance with Cricket’s prevailing annual performance bonus practices that are used to determine annual performance bonuses for the senior executives of Cricket generally. In the event Mr. Hutcheson is employed by Cricket on December 31, 2008, then Mr. Hutcheson will receive the final installment of his 2008 annual performance bonus without regard to whether he is employed by Cricket on the date such final installments are paid to senior executives of Cricket. In addition, the Executive Employment Agreement specifies that Mr. Hutcheson is entitled to participate in all insurance and benefit plans generally available to Cricket’s executive officers. Mr. Hutcheson received success bonuses of $150,000 in January 2005 and in September 2005.
      If, during the term of the Executive Employment Agreement, all or substantially all of Cricket’s assets, or shares of stock of Cricket or Leap having 50% or more of the voting rights of the total outstanding stock of Cricket or Leap, as the case may be, are sold with the approval of or pursuant to the active solicitation of the board of directors of Cricket or Leap, as applicable, to a strategic investor, and if Mr. Hutcheson continues his employment with Cricket or its successor for two months following the closing of such sale, Cricket will pay to Mr. Hutcheson a stay bonus in a lump sum payment equal to one and one half times his then current annual base salary and target performance bonus.
      Under the terms of the Executive Employment Agreement, if Mr. Hutcheson’s employment is terminated as a result of his discharge by Cricket without cause or if he resigns with good reason, he will be entitled to receive (1) a lump sum payment equal to one and one-half times the sum of his then current annual base salary plus his target performance bonus; however, this payment would not be due to Mr. Hutcheson if he receives the stay bonus described above, and (2) if he elects continuation health coverage under COBRA, Cricket will pay the premiums for such continuation health coverage for a period of 18 months (or, if earlier, until he is eligible for comparable coverage with a subsequent employer).

Mr. Hutcheson will be required to execute a general release as a condition to his receipt of any of these severance benefits.
      The agreement also provides that if Mr. Hutcheson’s employment is terminated by reason of his discharge without cause or his resignation for good reason, in each case within one year of a change in control, and he is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any payments to him, then Cricket will pay him a “gross-up payment” equal to the sum of the excise tax and all federal, state and local income and employment taxes payable by him with respect to the gross-up payment. This gross-up payment will not exceed $1 million and, if Mr. Hutcheson’s employment was terminated by reason of his resignation for good reason, such payment is conditioned on Mr. Hutcheson’s agreement to provide consulting services to Cricket or Leap for up to three days per month for up to a one-year period for a fee of $1,500 per day.
      If Mr. Hutcheson’s employment is terminated as a result of his discharge by Cricket for cause or if he resigns without good reason, he will be entitled only to his accrued base salary through the date of termination. If Mr. Hutcheson’s employment is terminated as a result of his death or disability, he will be entitled only to his accrued base salary through the date of death or termination, as applicable, and his pro rata share of his target performance bonus for the year in which his death or termination occurs.
      Effective January 5, 2005, Leap’s compensation committee granted Mr. Hutcheson non-qualified stock options to purchase 85,106 shares of Leap common stock at $26.55 per share under the 2004 Plan. Also effective January 5, 2005, the compensation committee agreed to grant Mr. Hutcheson restricted stock awards to purchase 90,000 shares of Leap common stock at $.0001 per share and deferred stock unit awards to purchase 30,000 shares of Leap common stock at $.0001 per share, if and when Leap filed a Registration Statement on Form S-8 with respect to the 2004 Plan. The Registration Statement on Form S-8 was filed on June 17, 2005, and the restricted stock and deferred stock unit awards were issued on that date. Under the Executive Employment Agreement, on February 24, 2005, Mr. Hutcheson was granted additional non-qualified stock options to purchase 75,901 shares of Leap common stock at $26.35 per share. The compensation committee also agreed to grant Mr. Hutcheson restricted stock awards to purchase 9,487 shares of Leap common stock at $.0001 per share, if and when a Registration Statement on Form S-8 was filed. Leap filed a Registration Statement on Form S-8 with respect to the 2004 Plan on June 17, 2005, and the restricted stock awards were issued to Mr. Hutcheson on that date. The forms of award agreements for these awards are attached to his Amended and Restated Executive Employment Agreement, a copy of which has been filed with the SEC as an exhibit to Leap’s Annual Report on Form 10-K for the year ended December 31, 2004. Of the awards granted to Mr. Hutcheson, 85,106 shares subject to stock options described above become exercisable on the third anniversary of the date of grant and 90,000 shares subject to the restricted stock awards described above become vested on February 28, 2008. In addition, up to 30% of the shares subject to such stock options and restricted stock awards may vest earlier upon Leap’s achievement of certain adjusted EBITDA and net customer addition targets for fiscal year 2006 (in approximately March of 2007). The remaining 75,901 shares subject to stock options and 9,487 shares subject to restricted stock awards become vested on December 31, 2008. In addition, up to 30% of the shares subject to such stock options and restricted stock awards may vest earlier upon Leap’s achievement of certain adjusted EBITDA and net customer addition targets for each of fiscal years 2006 and 2007 (in each case in approximately March of the following year). In each case, Mr. Hutcheson must be an employee, director or consultant of Cricket or Leap on such date.
      The stock options and restricted stock awards listed above will also become exercisable and/or vested on an accelerated basis in connection with certain changes in control, as more fully described below under the heading “— Awards to Executives under the 2004 Plan.” In addition, if Mr. Hutcheson’s employment is terminated by reason of discharge by Cricket other than for cause, or if he resigns for good reason, (1) if Mr. Hutcheson agrees to provide consulting services to Cricket or Leap for up to five days per month for up to a one-year period for a fee of $1,500 per day, any remaining unvested shares subject to his stock options and restricted stock awards will vest and/or become exercisable on the last day of such one-year period, or (2) such remaining unvested shares subject to his stock options and restricted stock awards will become exercisable and/or vested on the third anniversary of the date of grant (for the January 5, 2005 awards) and on

December 31, 2008 (for the February 24, 2005 awards). Mr. Hutcheson will be required to execute a general release as a condition to his receipt of the foregoing accelerated vesting.
      The description of the Executive Employment Agreement with Mr. Hutcheson is qualified in its entirety by reference to the full texts of: (i) the Amended and Restated Executive Employment Agreement, a copy of which has been filed with the SEC as an exhibit to Leap’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on May 16, 2005; (ii) the First Amendment to Amended and Restated Executive Employment Agreement, a copy of which has been filed with the SEC as an exhibit to Leap’s Current Report on Form 8-K filed on June 23, 2005, and (iii) the Second Amendment to Amended and Restated Executive Employment Agreement, a copy of which has been filed with the SEC as an exhibit to Leap’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 27, 2006.

Severance Benefits Agreements
      On November 8, 2005, we entered into Severance Benefits Agreements with our Executive Vice Presidents and Senior Vice Presidents (the “Severance Agreements”). These agreements replaced severance agreements which expired on August 15, 2005. The term of the Severance Agreements extends through December 31, 2006, with an automatic extension for each subsequent year unless notice of termination is provided to the executive no later than June 30th of the preceding year.
      Pursuant to the Severance Agreements, executives who are terminated without cause (as defined in the Severance Agreement) or who resign for good reason (as defined in the Severance Agreement), will receive severance benefits consisting of an amount equal to one year of base salary and target bonus. In addition, we will pay the cost of continuation health coverage (COBRA) for one year or, if shorter, until the time when the executive is eligible for comparable coverage with a subsequent employer.
      In consideration for these benefits, the executives have agreed to provide a general release of Leap and its operating subsidiary, Cricket, prior to receiving severance benefits, and have agreed not to compete with us for one year, and not to solicit any of our employees and to maintain the confidentiality of our information for three years.
      This description of the Severance Agreements is qualified in its entirety by reference to the full text of the form of the Executive Vice President and Senior Vice President Severance Benefits Agreement, a copy of which has been filed with the SEC as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
      On January 16, 2006, Leap entered into a Severance Benefits Agreement with Dean Luvisa, our acting chief financial officer and vice president, finance. Mr. Luvisa’s Severance Benefits Agreement is similar to the form of Executive Vice President and Senior Vice President Severance Benefits Agreement, except that Mr. Luvisa’s agreement renews annually only until December 31, 2008, at which date his Severance Benefits Agreement with us expires.
      The description of Mr. Luvisa’s Severance Benefits Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which was filed as an exhibit to Leap’s Current Report on Form 8-K filed with the SEC on January 19, 2006.
Emergence Bonus Agreements
      Effective as of February 17, 2005, Leap entered into Emergence Bonus Agreements with four senior executive officers in connection with the emergence bonuses such officers were awarded in 2004. The agreements provided that a portion of the emergence bonuses awarded in 2004 would not be paid to the executives until the earlier of September 30, 2005 or the date on which such executives ceased to be employed by Cricket, unless such cessation of employment occurred as a result of a termination for cause. The portions of the 2004 emergence bonus covered by the respective Emergence Bonus Agreements and paid on September 30, 2005, are: Glenn T. Umetsu, Executive Vice President and Chief Technical Officer $125,000, David B. Davis, Senior Vice President, Operations $87,500, Robert J. Irving, Jr., Senior Vice President,

General Counsel and Secretary $87,500, and Leonard C. Stephens, Senior Vice President, Human Resources $87,500.
2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan
      All of the outstanding shares of Leap common stock, warrants and options were cancelled as of August 16, 2004 pursuant to our plan of reorganization. Following our emergence from bankruptcy, as contemplated by Section 5.07 of our plan of reorganization, the Compensation Committee of Leap’s Board of Directors, acting pursuant to a delegation of authority from the Board, approved the 2004 Plan effective December 30, 2004. The 2004 Plan authorizes discretionary grants to our employees, consultants and independent directors, and to the employees and consultants of our subsidiaries, of stock options, restricted stock and deferred stock units. The aggregate number of shares of common stock subject to awards under the 2004 Plan is 4,800,000, which may be adjusted for changes in Leap’s capitalization and certain corporate transactions.

Administration
      The 2004 Plan will generally be administered by the Compensation Committee of Leap’s Board of Directors (the “Administrator”). The Board of Directors, however, will determine the terms and conditions of, and interpret and administer, the 2004 Plan for awards granted to Leap’s independent directors and, with respect to these awards, the term “Administrator” refers to the Board. As appropriate, administration of the 2004 Plan may be revested in the Board of Directors. In addition, for administrative convenience, the Board of Directors may determine to grant to one or more members of the Board or to one or more officers the authority to make grants to individuals who are not directors or executive officers.

Stock Options
      The 2004 Plan provides for discretionary grants of non-qualified stock options to employees, independent directors and consultants. The 2004 Plan also provides for the grant of incentive stock options, which may only be granted to employees. Options may be granted with terms determined by the Administrator; provided that incentive stock options must meet the requirements of Section 422 of the Code. The 2004 Plan provides that an option holder may exercise his or her option for three months following termination of employment, directorship or consultancy (twelve months in the event such termination results from death or disability). With respect to options granted to employees, an option will terminate immediately in the event of an option holder’s termination for cause. The exercise price for stock options granted under the 2004 Plan will be set by the Administrator and may not be less than par value (except for incentive stock options and stock options granted to independent directors which must have an exercise price not less than fair market value on the date of grant). Options granted under the 2004 Plan will generally have a term of 10 years.

Restricted Stock
      Unless otherwise provided in the applicable award agreement, participants generally have all of the rights of a stockholder with respect to restricted stock. Restricted stock may be issued for a nominal purchase price and may be subject to vesting over time or upon attainment of performance targets. Any dividends or other distributions paid on restricted stock will also be subject to restrictions to the same extent as the underlying stock. Award agreements related to restricted stock may provide that restricted stock is subject to repurchase by Leap in the event that the participant ceases to be an employee, director or consultant prior to vesting.

Deferred Stock Units
      Deferred stock units represent the right to receive shares of stock on a deferred basis. Stock distributed pursuant to deferred stock units may be issued for a nominal purchase price and deferred stock units may be subject to vesting over time or upon attainment of performance targets. Stock distributed pursuant to a deferred stock unit award will not be issued before the deferred stock unit award has vested, and a participant granted a deferred stock unit award generally will have no voting or dividend rights prior to the time when the stock is distributed. The deferred stock unit award will specify when the stock is to be distributed. The Administrator may provide that the stock will be distributed pursuant to a deferred stock unit award on a deferred basis pursuant to a timely irrevocable election by the participant. The issuance of the stock distributable pursuant to a deferred stock unit award may not occur prior to the earliest of: (1) a date or dates set forth in the applicable award agreement; (2) the participant’s termination of employment or service with us (or in the case of any officer who is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, six months after such termination); (3) an unforeseeable financial emergency affecting the participant; or (4) a change in control, as described below. Under no circumstances may the time or schedule of distribution of stock pursuant to a deferred stock unit award be accelerated.

Awards Generally Not Transferable
      Awards under the 2004 Plan are generally not transferable during the award holder’s lifetime, except, with the consent of the Administrator, pursuant to qualified domestic relations orders. The Administrator may allow non-qualified stock options to be transferable to certain permitted transferees (i.e., immediate family members for estate planning purposes).

Changes in Control and Corporate Transactions
      In the event of certain changes in the capitalization of Leap or certain corporate transactions involving Leap and certain other events (including a change in control, as defined in the 2004 Plan), the Administrator will make appropriate adjustments to awards under the 2004 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards. Leap will give award holders 20 days’ prior written notice of certain changes in control or other corporate transactions or events (or such lesser notice as the Administrator determines is appropriate or administratively practicable under the circumstances) and of any actions the Administrator intends to take with respect to outstanding awards in connection with such change in control, transaction or event. Award holders will also have an opportunity to exercise any vested awards prior to the consummation of such changes in control or other corporate transactions or events (and such exercise may be conditioned on the closing of such transactions or events).

Term of the 2004 Plan; Amendment and Termination
      The 2004 Plan will be in effect until December 2014, unless Leap’s Board of Directors terminates the 2004 Plan at an earlier date. The Board of Directors may terminate the 2004 Plan at any time with respect to any shares not then subject to an award under the 2004 Plan. The Board may also modify the 2004 Plan from time to time, except that the Board may not, without prior stockholder approval, amend the 2004 Plan so as to increase the number of shares of stock that may be issued under the 2004 Plan, reduce the exercise price per share of the shares subject to any outstanding option, or amend the 2004 Plan in any manner which would require stockholder approval to comply with any applicable law, regulation or rule.
Awards to Executives under the 2004 Plan
      Awards. Leap’s Board of Directors and Compensation Committee (with the approval of the Board) have granted non-qualified stock options to the named executive officers of Leap under the 2004 Plan. In addition, Leap’s Board of Directors and Compensation Committee (again with the approval of the Board) have granted restricted stock awards and deferred stock unit awards to the named executive officers of Leap pursuant to the 2004 Plan.
      Awards to Mr. Hutcheson are described above under “— Employment Agreements — Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson.” Options for the following number of shares of Leap common stock were granted to Leap’s other named executive officers: Mr. Umetsu, 85,106 shares; Mr. Moschner, 127,660 shares; Mr. Luvisa, 17,140 shares; and Mr. Stephens, 23,404 shares. The exercise price for the options granted to such named executive officers was $26.55 per share. Shares of restricted stock, with a purchase price of $0.0001 per share, were granted in the following amounts:

Mr. Umetsu, 76,560 shares; Mr. Moschner, 20,000 shares; Mr. Luvisa, 23,150 shares; and Mr. Stephens, 38,850 shares. Deferred stock unit awards, with a purchase price of $0.0001 per share, were made with respect to the following shares: Mr. Umetsu, 25,520 shares; Mr. Luvisa, 6,050 shares; and Mr. Stephens, 8,250 shares. On October 26, 2005, Mr. Moschner was granted an additional option for 40,000 shares, with a purchase price of $34.37 per share, and an award of 15,000 shares of restricted stock, with a purchase price of $0.0001 per share.
      Vesting. For the named executive officers, the stock options described above become exercisable on the third anniversary of the date of grant, and the restricted stock awards described above generally vest on February 28, 2008, in each case subject to accelerated vesting in increments ranging from a minimum of 10% to a maximum of 30% of the applicable award per year if Leap meets certain performance targets in 2006 based on adjusted EBITDA and net customer additions. The stock options and restricted stock awards described above that were granted to Mr. Moschner on October 2005 become exercisable on the fifth anniversary of the date of grant, subject to accelerated vesting in increments ranging from a minimum of 10% to a maximum of 30% of the applicable award per year if Leap meets certain performance targets in 2006, 2007 and 2008 based on adjusted EBITDA and net customer additions. Of the 38,850 shares subject to the restricted stock awards described above that were granted by Leap to Mr. Stephens, 7,050 vested on November 15, 2005 and 7,050 will vest on November 15, 2006, subject to certain accelerated vesting if he is terminated without cause or if he resigns with good reason. The terms “cause” and “good reason” are defined in the applicable award agreements.
      The deferred stock units were fully vested, and the shares underlying the deferred stock unit awards were distributed in August 2005.
      Change in Control Vesting of Stock Options and Restricted Stock. The stock options and restricted stock awards granted to the named executive officers (other than 7,050 shares of restricted stock granted to Mr. Stephens in July 2005) will also become exercisable and/or vested on an accelerated basis in connection with certain changes in control. The period over which the award vests or becomes exercisable after a change of control varies depending upon the date that the award was granted and the date of the change of control. Except as described in the following paragraph, an executive officer will be entitled to accelerated vesting and/or exercisability in the event of a change in control only if he is an employee, director or consultant on the effective date of such accelerated vesting and/or exercisability. Following the date of a change in control, there will be no further additional performance-based exercisability and/or vesting applicable to stock options and restricted stock awards based on our adjusted EBITDA and net customer addition performance.
      Discharge Without Cause or Resignation for Good Reason in the Event of a Change in Control. For each stock option and restricted stock award granted to Leap’s executives listed above (other than 7,050 shares of restricted stock granted to Mr. Stephens in July 2005), in the event an employee has a termination of employment by reason of discharge by us other than for cause, or as a result of the executive officer’s resignation for good reason, during the period commencing 90 days prior to a change in control and ending 12 months after such change in control, each stock option and restricted stock award will automatically accelerate and become exercisable and/or vested as to any remaining unvested shares subject to such stock option or restricted stock award. Such acceleration will occur upon termination of employment or, if later, immediately prior to the change in control. The terms “cause” and “good reason” are defined in the applicable award agreements.
      This description of the 2004 Plan and the awards thereunder is qualified in its entirety by reference to the full text of the 2004 Plan and the various award agreements.
Employee Savings and Retirement Plan
      Leap’s 401(k) plan allows eligible employees to contribute up to 30% of their salary, subject to annual limits. We match a portion of the employee contributions and may, at our discretion, make additional contributions based upon earnings. Our contribution expenses were $1,485,000 for the year ended December 31, 2005, $428,000 and $613,000, for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively, and $1,043,000 for the year ended December 31, 2003.

Employee Stock Purchase Plan
      In September 2005, Leap commenced an Employee Stock Purchase Plan (the “ESP Plan”) which allows eligible employees to purchase shares of Leap common stock during a specified offering period. A total of 800,000 shares of common stock have been reserved for issuance under the ESP Plan. The aggregate number of shares that may be sold pursuant to options granted under the ESP Plan is subject to adjustment for changes in Leap’s capitalization and certain corporate transactions. The ESP Plan is a non-compensatory plan under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”
      The purpose of the ESP Plan is to assist our eligible employees in acquiring stock ownership in Leap pursuant to a plan which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. In addition, the ESP Plan is intended to help such employees provide for their future security and to encourage them to remain in our employment.
      The ESP Plan is administered by the Compensation Committee of Leap’s Board of Directors. Subject to the terms and conditions of the ESP Plan, Leap’s Compensation Committee has the authority to make all determinations and to take all other actions necessary or advisable for the administration of the ESP Plan. Leap’s Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the ESP Plan. As appropriate, administration of the ESP Plan may be revested in the Board of Directors.
      Our employees and the employees of Leap or any of our designated subsidiary corporations that customarily work more than twenty hours per week and more than five months per calendar year, and who have been employed by us, Leap or one of our designated subsidiary corporations for at least three months, are eligible to participate in the ESP Plan as of the first day of the first offering period after they become eligible to participate in the ESP Plan. However, no employee is eligible to participate in the ESP Plan if, immediately after becoming eligible to participate, such employee would own or be treated as owning stock (including stock such employee may purchase under options granted under the ESP Plan) representing 5% or more of the total combined voting power or value of all classes of Leap’s stock or the stock of any of its subsidiary corporations.
      Under the ESP Plan, shares of Leap common stock are offered during six month offering periods commencing on each January 1 and July 1. On the first day of an offering period, an eligible employee is granted a nontransferable option to purchase shares of Leap common stock on the last day of the offering period.
      An eligible employee can participate in the ESP Plan through payroll deductions. An employee may elect payroll deductions in any whole percentage (up to 15%) of base compensation, and may increase (but not above 15%), decrease or suspend his or her payroll deductions during the offering period. The employee’s cumulative payroll deductions (without interest) can be used to purchase shares of Leap common stock on the last day of the offering period, unless the employee elects to withdraw his or her payroll deductions prior to the end of the period. An employee’s cumulative payroll deductions for an offering period may not exceed $5,000.
      The per share purchase price of shares of Leap common stock purchased on the last day of an offering period is 85% of the lower of the fair market value of such stock on the first or last day of the offering period. The fair market value of a share of Leap common stock on any given date is determined based on the closing trading price for Leap common stock on the trading day next preceding such date, or, if Leap common stock is not then traded on an exchange, but is then quoted on the Nasdaq National Market, the mean between the closing representative bid and asked prices on the trading day next preceding such date, or, if Leap common stock is not then quoted on the Nasdaq National Market, the mean between the closing bid and ask prices on the trading day next preceding such date, as determined in good faith by the Compensation Committee.
      An employee may purchase no more than 250 shares of Leap common stock for each offering period. Also, an employee may not purchase shares of Leap common stock during a calendar year with a total fair market value of more than $25,000.

      In the event of certain changes in Leap’s capitalization or certain corporate transactions involving Leap, Leap’s Compensation Committee will make appropriate adjustments to the number of shares that may be sold pursuant to options granted under the ESP Plan and options outstanding under the ESP Plan and is authorized to provide for the termination, cash-out, assumption, substitution or accelerated exercise of such options.
      The ESP Plan will be in effect until May 25, 2015, unless Leap’s Board of Directors terminates the ESP Plan at an earlier date. Leap’s Board of Directors may terminate the ESP Plan at any time and for any reason. Leap’s Board may also modify the ESP Plan from time to time, except that the Board may not, without prior stockholder approval, amend the ESP Plan so as to increase the number of shares of Leap common stock that may be sold under the ESP Plan, or change the corporations whose employees are eligible under the ESP Plan, or amend the ESP Plan in any manner which would require stockholder approval to comply with any applicable law, regulation or rule.
Equity Compensation Plan Information
      The following table provides information as of December 31, 2005 with respect to compensation plans (including individual compensation arrangements) under which Leap common stock is authorized for issuance.

	Number of Securities			Number of Securities
	to Be Issued Upon		Weighted-Average	Remaining Available
	Exercise of		Exercise Price of	for Future Issuance
	Outstanding Options,		Outstanding Options,	Under Equity
Plan Category	Warrants and Rights		Warrants and Rights	Compensation Plans

Equity compensation plans approved by security holders(1)	—		$—	791,970
Equity compensation plans not approved by security holders(2)	1,891,984	(3)	$26.50	1,739,017	(4)

Total	1,891,984		$26.50	2,530,987

(1)	Consists of shares reserved for issuance under the Leap Wireless International, Inc. Employee Stock Purchase Plan. The material features of this plan are described above.

(2)	Consists of shares reserved for issuance under the 2004 Plan. The material features of the 2004 Plan are described above.

(3)	Includes 948,292 shares of restricted stock issued under the 2004 Plan which are subject to release upon vesting of the shares.

(4)	Includes 25,777 shares of restricted stock issued under the 2004 Plan which are pending repurchase by Leap as a result of termination of employment by employees.
Indemnification of Directors and Executive Officers and Limitation on Liability
      As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.
      These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Amended and Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
      As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.
      Leap’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification provisions described above. In addition, we have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
      On December 31, 2002, several members of American Wireless Group, LLC, referred to in this proxy statement as AWG, filed a lawsuit against various officers and directors of Leap in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the Whittington Lawsuit. Leap purchased certain FCC wireless licenses from AWG and paid for those licenses with shares of Leap stock. The complaint alleges that Leap failed to disclose to AWG material facts regarding a dispute between Leap and a third party relating to that party’s claim that it was entitled to an increase in the purchase price for certain wireless licenses it sold to Leap. In their complaint, plaintiffs seek rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. Plaintiffs contend that the named defendants are the controlling group that was responsible for Leap’s alleged failure to disclose the material facts regarding the third party dispute and the risk that the shares held by the plaintiffs might be diluted if the third party was successful with respect to its claim. The defendants in the Whittington Lawsuit filed a motion to compel arbitration, or in the alternative, to dismiss the Whittington Lawsuit. The motion noted that plaintiffs, as members of AWG, agreed to arbitrate disputes pursuant to the license purchase agreement, that they failed to plead facts that show that they are entitled to relief, that Leap made adequate disclosure of the relevant facts regarding the third party dispute and that any failure to disclose such information did not cause any damage to the plaintiffs. The court denied defendants’ motion and the defendants have appealed the denial of the motion to the state supreme court.
      In a related action to the action described above, on June 6, 2003, AWG filed a lawsuit in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the AWG Lawsuit, against the same individual defendants named in the Whittington Lawsuit. The complaint generally sets forth the same claims made by the plaintiffs in the Whittington Lawsuit. In its complaint, plaintiff seeks rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. Defendants filed a motion to compel arbitration or, in the alternative, to dismiss the AWG Lawsuit, making arguments similar to those made in their motion to dismiss the Whittington Lawsuit. The motion was denied and the defendants’ have appealed the ruling to the state supreme court.
      Although Leap is not a defendant in either the Whittington or AWG Lawsuits, several of the defendants have indemnification agreements with Leap. Leap’s D&O insurers have not filed a reservation of rights letter and have been paying defense costs. Management believes that the liability, if any, from the AWG and Whittington Lawsuits and the related indemnity claims of the defendants against Leap is not probable and estimable; therefore, no accrual has been made in Leap’s annual consolidated financial statements as of December 31, 2005 related to these contingencies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table contains information about the beneficial ownership of our common stock for:

•	each stockholder known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.
      The percentage of ownership indicated in the following table is based on 61,214,398 shares of common stock outstanding on March 30, 2006.
      Information with respect to beneficial ownership has been furnished by each director and officer, and with respect to beneficial owners of more than 5% of our common stock, by Schedules 13D and 13G, filed with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 30, 2006 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Beneficial Ownership(1)

	Number of	Percent of
5% Stockholders, Officers and Directors	Shares	Total

Entities affiliated with Highland Capital Management, L.P.(2)	5,104,271	8.3
MHR Institutional Partners II LP(3)	3,340,378	5.5
MHR Institutional Partners IIA LP(3)	8,415,428	13.7
Entities affiliated with Iridian Asset Management LLC(4)	3,221,900	5.3
Entities affiliated with Ameriprise Financial, Inc.(5)	3,068,509	5.0
James D. Dondero(6)(8)	5,121,771	8.4
Mark H. Rachesky, M.D.(7)(8)	11,776,506	19.2
John D. Harkey, Jr.(8)	7,500	*
Robert V. LaPenta(8)(9)	12,500	*
Michael B. Targoff(8)	23,166	*
S. Douglas Hutcheson(10)	118,045	*
Glenn T. Umetsu(11)	81,560	*
Albin F. Moschner(12)	35,000	*
Dean M. Luvisa(13)	27,375	*
Leonard C. Stephens(14)	37,171	*
William M. Freeman	0	*
All executive officers and directors as a group (15 persons)	17,333,846	28.3

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the address for each person or entity named below is c/o Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121.

(2)	Consists of (a) 76,137 shares of common stock held by Highland Floating Rate Advantage Fund (“Highland Advantage”); (b) 76,137 shares of common stock held by Highland Floating Rate Limited Liability Company (“Highland LLC”); (c) 2,309,794 shares of common stock held by Highland Crusader Offshore Partners, L.P. (“Crusader”); (d) 190,342 shares of common stock held by Highland

Loan Funding V, Ltd. (“HLF”); (e) 194,148 shares of common stock held by Highland Legacy, Limited (“Legacy”); (f) 52,504 shares of common stock held by PAM Capital Funding, L.P. (“PAM Capital”); (g) 951,750 shares of common stock held by Highland Equity Focus Fund, L.P. (“Focus”), (h) 214,711 shares of common stock held by Highland CDO Opportunity Fund, Ltd. (“CDO Fund”) and (i) 1,038,748 shares of common stock held in accounts for which Highland Capital Management, L.P. (“HCMLP”) has investment discretion. HCMLP is the investment manager for CDO Fund, Focus, Highland Advantage and Highland LLC, as well as the general partner of Crusader. Pursuant to certain management agreements, HCMLP serves as collateral manager for HLF, Legacy, and PAM Capital. Strand Advisors, Inc. (“Strand”) is the general partner of HCMLP. Mr. Dondero is a director and the President of Strand. Mr. Dondero also serves as a director of Leap. HCMLP, Strand and Mr. Dondero expressly disclaim beneficial ownership of the securities described above, except to the extent of their pecuniary interest therein. The address for Strand, Focus, Highland Advantage, Highland LLC, Crusader, HCMLP and Mr. Dondero is Two Galleria Tower, 13455 Noel Road, Suite 1300, Dallas, Texas 75240. The address for HLF, Legacy, CDO Fund, and PAM Capital is P.O. Box 1093 GT, Queensgate House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(3)	Consists of (a) 3,340,378 shares of common stock held for the account of MHR Institutional Partners II LP, a Delaware limited partnership (“Institutional Partners II”) and (b) 8,415,428 shares of common stock held for the account of MHR Institutional Partners IIA LP, a Delaware limited partnership (“Institutional Partners IIA”). MHR Institutional Advisors II LLC (“Institutional Advisors”) is the general partner of Institutional Partners II and Institutional Partners IIA. In such capacity, Institutional Advisors may be deemed to be the beneficial owner of these shares of common stock. The address for this entity is 40 West 57th Street, 24th Floor, New York, New York 10019.

(4)	The address for this entity is 276 Post Road West, Westport, Connecticut 06880. Mr. Jeffrey M. Elliott is Executive Vice President of Iridian Asset Management LLC (“Iridian”), a limited liability company. Iridian has direct beneficial ownership and serves as the investment adviser under investment management agreements with The Governor and Company of the Bank of Ireland (the “Bank of Ireland”), an Ireland corporation, IBI Interfunding (“IBI”), an Ireland corporation, BancIreland/ First Financial, Inc. (“BancIreland”), a New Hampshire corporation, and BIAM (US) Inc., a Delaware corporation, and has direct power to vote or dispose of the aggregate securities held by this group. BIAM (US) Inc., as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of common stock owned by Iridian. BancIreland, as the sole shareholder of BIAM (US) Inc., may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by BIAM (US) Inc. IBI, as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by BancIreland. The Bank of Ireland, as the sole shareholder of IBI, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by IBI. The address for Bank of Ireland and IBI is Head Office, Lower Baggot Street, Dublin 2, Ireland. The address for BancIreland and BIAM (US) Inc. is Liberty Park #15, 282 Route 101, Amherst, New Hampshire 03110.

(5)	The address for this entity is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474. Mr. Steve Turbenson is the Director of Fund Administration of Ameriprise Financial, Inc. (“Ameriprise”), a Delaware corporation, which is the parent company of Ameriprise Trust Company, a trust organized under the laws of the State of Minnesota, RiverSource Funds, an investment company, and RiverSource Investments, LLC, an investment adviser. As the parent company, Ameriprise may be deemed to be the beneficial owner of the shares of common stock. Ameriprise, and each of its subsidiaries, disclaims beneficial ownership of any of these shares.

(6)	Consists of the shares in footnote 2 above. Mr. Dondero is the President and a director of Strand and as such, he may be deemed to be an indirect beneficial owner of these shares. Mr. Dondero disclaims beneficial ownership of the shares of common stock held by these entities, except to the extent of his pecuniary interest therein. The address for Mr. Dondero is Two Galleria Tower, 13455 Noel Road, Suite 1300, Dallas, Texas 75240.

(7)	Consists of the shares in footnote 3 above. Dr. Rachesky is the managing member of Institutional Advisors and as such, he may be deemed to be a beneficial owner of these shares. Dr. Rachesky disclaims beneficial ownership of the shares of common stock held by these entities. The address for Dr. Rachesky is 40 West 57th Street, 24th Floor, New York, New York 10019.

(8)	Includes shares issuable upon exercise of options, as follows: Mr. Dondero, 17,500 shares; Dr. Rachesky, 20,700 shares; Mr. Harkey, 7,500 shares; Mr. Targoff, 23,166 shares; and Mr. LaPenta, 7,500 shares.

(9)	Includes 5,000 shares held by a corporation which is wholly owned by Mr. LaPenta. Mr. LaPenta has the power to vote and dispose of such shares by virtue of his serving as an officer and director thereof.

(10)	Includes restricted stock awards for 90,000 shares which vest on February 28, 2008 and restricted stock awards for 9,487 shares which vest on December 31, 2008, in each case subject to certain conditions and accelerated vesting, as described under “Management — Employment Agreements — Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson.”

(11)	Includes restricted stock awards for 76,560 shares which vest on February 28, 2008, subject to certain conditions and accelerated vesting, as described under “Management — Employee Benefit Plans — Awards to Executives under the 2004 Plan.”

(12)	Includes restricted stock awards for 20,000 shares which vest on February 28, 2008 and restricted stock awards for 15,000 shares which vest on October 26, 2010, subject to certain conditions and accelerated vesting as described under “Management — Employee Benefit Plans — Awards to Executives under the 2004 Plan.”

(13)	Includes restricted stock awards for 23,150 shares which vest on February 28, 2008, subject to certain conditions and accelerated vesting as described under “Management — Employee Benefit Plans — Awards to Executives under the 2004 Plan.”

(14)	Includes restricted stock awards for 24,750 shares which vest on February 28, 2008 and 7,050 shares which vest on November 15, 2006, subject to certain conditions and accelerated vesting as described under “Management — Employee Benefit Plans — Awards to Executives under the 2004 Plan.”
PERFORMANCE GRAPHS
      SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of our common stock against the Nasdaq Composite Index, U.S. companies, and against either a published industry or line-of-business index or a group of peer issuers. Leap chose a peer group which includes five publicly traded companies within Leap’s industry (the “Peer Group”). Leap’s Peer Group is comprised of the following issuers: Alltel Corporation, Dobson Communications Corp., Rural Cellular Corp., Suncom Wireless Holdings, Inc. (formerly Triton PCS Holdings, Inc.), and United States Cellular Corp. The graphs below assume an initial investment of $100 at, respectively, December 31, 2001 (prior to our Chapter 11 proceedings), and August 17, 2004 (upon our emergence from Chapter 11 proceedings), and reinvestment of all dividends, and are based on the returns of the component companies weighted according to their capitalizations.
      Our stock performance is divided into two graphs because when Leap emerged from Chapter 11 proceedings on August 16, 2004, all of our formerly outstanding common stock was cancelled in accordance with our plan of reorganization and our former common stockholders ceased to have any ownership interest in us. The first graph below reflects a period prior to our emergence from Chapter 11 proceedings, from December 31, 2001 through July 30, 2004. The second graph below includes the period from the first trading date for our new common stock, August 17, 2004, to December 31, 2005, the end of our last fiscal year. The trading value of one share of our new common stock bears no relation to the value of one share of our old common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT FROM
DECEMBER 31, 2001 TO JULY 30, 2004
Note: Leap’s old common stock was cancelled on August 16, 2004, the effective date of our plan of reorganization. The holders of Leap’s old common stock did not receive any distributions under the plan of reorganization. The trading value of one share of our new common stock bears no relation to the value of one share of our old common stock.
      Leap deleted Alamosa Holdings Inc. and US Unwired Inc. from the peer group we used previously for the performance graphs which appeared in our proxy statement for the 2005 annual meeting of stockholders. These two companies were deleted because they were acquired by a larger company during the past year. In addition, we deleted Nextel Partners Inc. from our peer group because it is currently subject to an acquisition agreement. As a result of these transactions, we believe that these three companies are no longer appropriate to include in our peer group. We added Alltel Corp. and Dobson Communications Corp. to our peer group to replace the deleted companies.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT FROM
AUGUST 17, 2004 TO DECEMBER 31, 2005
Note: Leap’s old common stock was cancelled on August 16, 2004, the effective date of our plan of reorganization. The holders of Leap’s old common stock did not receive any distributions under the plan of reorganization. The trading value of one share of our new common stock bears no relation to the value of one share of our old common stock.
      Leap deleted Alamosa Holdings Inc. and US Unwired Inc. from the peer group we used previously for the performance graphs which appeared in our proxy statement for the 2005 annual meeting of stockholders. These two companies were deleted because they were acquired by a larger company during the past year. In addition, we deleted Nextel Partners Inc. from our peer group because it is currently subject to an acquisition agreement. As a result of these transactions, we believe that these three companies are no longer appropriate to include in our peer group. We added Alltel Corp. and Dobson Communications Corp. to our peer group to replace the deleted companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      In August 2004, we entered into a registration rights agreement with certain holders of Leap’s common stock, including MHR Institutional Partners II LP, MHR Institutional Partners IIA LP (these entities are affiliated with Mark H. Rachesky, M.D., one of Leap’s directors) and Highland Capital Management, L.P. (this entity is affiliated with James D. Dondero, one of Leap’s directors), whereby we granted them registration rights with respect to the shares of common stock issued to them on the effective date of our plan of reorganization.
      Pursuant to this registration rights agreement, we are required to register for sale shares of common stock held by these holders upon demand of a holder of a minimum of 15% of our common stock on the effective date of the plan of reorganization or when we register for sale to the public shares of our common stock. We are also required to effect a resale shelf registration statement pursuant to which these holders may sell certain of their shares of common stock on a delayed or continuous basis. A resale shelf Registration Statement on Form S-1 was filed with the SEC on June 30, 2005 with respect to these shares, which was declared effective by the SEC in August 2005. A post-effective amendment to update the resale shelf Registration Statement on Form S-1 will be filed shortly. We are obligated to pay all the expenses of registration, other than underwriting fees, discounts and commissions. The registration rights agreement contains cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in a registration statement that are attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.
      On January 10, 2005, Leap entered into a senior secured Credit Agreement for a six-year $500 million term loan and a $110 million revolving credit facility with a syndicate of lenders and Bank of America, N.A. (as administrative agent and letter of credit issuer). The Credit Agreement was amended on July 22, 2005 to, among other things, increase the amount of the term loan by $100 million, which was fully drawn on that date. Affiliates of Highland Capital Management, L.P. (a beneficial stockholder of Leap and an affiliate of James D. Dondero, a director of Leap) have participated in the syndication of our Credit Agreement, as amended, in the following initial amounts: $100 million of the initial $500 million term loan; $30 million of the $110 million revolving credit facility; and $9 million of the additional $100 million term loan.
STOCKHOLDER PROPOSALS
      Proposals that stockholders wish to include in the proxy statement for the next annual stockholders meeting must be received by Leap no later than December 13, 2006 and must satisfy the conditions established by the SEC for such proposals. Proposals that stockholders wish to present at the annual stockholders meeting to be held following fiscal year 2006 (but not included in the related proxy statement) must be received by Leap at its principal executive office at 10307 Pacific Center Court, San Diego, California 92121, not before February 17, 2007 and no later than 5:00 p.m. P.D.T. on March 9, 2007 and must satisfy the conditions for such proposals set forth in Article II, Section 8 of Leap’s Amended and Restated Bylaws. Stockholders are advised to review Article II, Section 8 of Leap’s Amended and Restated Bylaws, which contains additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. If Leap changes the date of its 2007 annual meeting by more than thirty days from the date of this year’s meeting, the deadline for proposals that stockholders wish to include in the proxy statement for the 2007 annual meeting will be a reasonable time before we begin to print and mail the proxy materials for that meeting. In the event that the 2007 annual meeting is advanced by more than twenty days or delayed by more than seventy days from the anniversary date of the 2006 annual meeting, proposals that stockholders wish to present at the 2007 annual meeting must be received by Leap no earlier than the ninetieth day prior to the date of the 2007 annual meeting, nor later than the later of the seventieth day prior to such annual meeting date, or the date which is ten days after the day on which public announcement of the date of such meeting is first made.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires Leap’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of Leap’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Leap. Officers, directors and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish Leap with copies of all Section 16(a) forms they file.
      To Leap’s knowledge, based solely on a review of the copies of such reports furnished to Leap and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with, except that one of our directors, James D. Dondero, inadvertently did not timely file two Statements of Changes in Beneficial Ownership on Form 4 in connection with three transactions. Two of the transactions involved the distribution of Leap shares to noteholders and one transaction involved the exchange of Leap shares for limited partnership interests, in each case Mr. Dondero may be deemed to beneficially own the transferred shares by reason of his position as a director and the President of Strand Advisers, Inc. The Statements of Changes in Beneficial Ownership on Form 4 were filed with the SEC by Mr. Dondero on February 7, 2006.
“Householding” of Proxy Materials
      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Brokers with account holders who are Leap stockholders may be “householding” our proxy materials. If you hold your shares in an account with one of those brokers, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Leap Wireless International, Inc., Attn. Investor Relations, 10307 Pacific Center Court, San Diego, California 92121, or to our Investor Relations Dept. by telephone at (858) 882-6000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
Annual Report on Form 10-K
      A copy of Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Leap Wireless International, Inc., Attn. Investor Relations, 10307 Pacific Center Court, San Diego, California 92121. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

Other Business
      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
      All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

S. Douglas Hutcheson
Chief Executive Officer and President
April 12, 2006

APPENDIX A
FINANCIAL INFORMATION
      The following is certain financial information of Leap that was originally filed with the Securities and Exchange Commission (“SEC”) on March 27, 2006 as part of its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”). Leap has not undertaken any updates or revisions to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with subsequent information filed by Leap with the SEC and other publicly available information.
      A copy of the 2005 Form 10-K, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Leap Wireless International, Inc., Attn. Investor Relations, 10307 Pacific Center Court, San Diego, California 92121. The exhibits to the 2005 Form 10-K are available upon payment of charges that approximate our cost of reproduction.
Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters
      Our common stock traded on the OTC Bulletin Board until August 16, 2004 under the symbol “LWINQ.” When we emerged from our Chapter 11 proceedings on August 16, 2004, all of our formerly outstanding common stock was cancelled in accordance with our plan of reorganization and our former common stockholders ceased to have any ownership interest in us. The new shares of our common stock issued under our plan of reorganization traded on the OTC Bulletin Board under the symbol “LEAP.” Commencing on June 29, 2005, our common stock became listed for trading on the Nasdaq National Market under the symbol “LEAP.”
      Because the value of one share of our new common stock bears no relation to the value of one share of our old common stock, the trading prices of our new common stock are set forth separately from the trading prices of our old common stock.
      The following table sets forth the high and low prices per share of our common stock for the quarterly periods indicated, which correspond to our quarterly fiscal periods for financial reporting purposes. Prices for our old common stock are bid quotations on the OTC Bulletin Board through August 15, 2004. Prices for our new common stock are bid quotations on the OTC Bulletin Board from August 16, 2004 through June 28, 2005 and sales prices on the Nasdaq National Market on and after June 29, 2005. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High($)	Low($)

Old Common Stock
Calendar Year — 2004
First Quarter	0.06	0.03
Second Quarter	0.04	0.01
Third Quarter through August 15, 2004	0.02	0.01
New Common Stock
Third Quarter beginning August 16, 2004	27.80	19.75
Fourth Quarter	28.10	19.00
Calendar Year — 2005
First Quarter	29.87	25.01
Second Quarter	28.90	23.00
Third Quarter	37.47	25.87
Fourth Quarter	39.45	31.15

      On March 17, 2006, the last reported sale price of Leap’s common stock on the Nasdaq National Market was $43.89 per share. As of March 17, 2006, there were 61,200,392 shares of common stock outstanding held by approximately 155 holders of record.
Dividends
      Leap has never paid or declared any cash dividends on its common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. The terms of our senior secured credit facilities entered into in January 2005 restrict our ability to declare or pay dividends. We intend to retain future earnings, if any, to fund our growth. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except per share data)
      The following selected financial data are derived from our consolidated financial statements and have been restated for the five months ended December 31, 2004 to reflect adjustments that are further discussed in Note 3 to the consolidated financial statements included below. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” included below. References in these tables to “Predecessor Company” refer to the Company on or prior to July 31, 2004. References to “Successor Company” refer to the Company after July 31, 2004, after giving effect to the implementation of fresh-start reporting. The financial statements of the Successor Company are not comparable in many respects to the financial statements of the Predecessor Company because of the effects of the consummation of the plan of reorganization as well as the adjustments for fresh-start reporting. For a description of fresh-start reporting, see Note 2 to the consolidated financial statements included below.

	Successor Company		Predecessor Company

		Five Months
	Year Ended	Ended	Seven Months	Year Ended December 31,
	December 31,	December 31,	Ended
	2005	2004	July 31, 2004	2003	2002	2001

	(As Restated)
Statement of Operations Data:
Revenues:
Service revenues	$763,680	$285,647	$398,451	$643,566	$567,694	$215,917
Equipment revenues	150,983	58,713	83,196	107,730	50,781	39,247

Total revenues	914,663	344,360	481,647	751,296	618,475	255,164

Operating expenses:
Cost of service (exclusive of items shown separately below)	(200,430)	(79,148)	(113,988)	(199,987)	(181,404)	(94,510)
Cost of equipment	(192,205)	(82,402)	(97,160)	(172,235)	(252,344)	(202,355)
Selling and marketing	(100,042)	(39,938)	(51,997)	(86,223)	(122,092)	(115,222)
General and administrative	(159,249)	(57,110)	(81,514)	(162,378)	(185,915)	(152,051)
Depreciation and amortization	(195,462)	(75,324)	(178,120)	(300,243)	(287,942)	(119,177)
Impairment of indefinite-lived intangible assets	(12,043)	—	—	(171,140)	(26,919)	—
Loss on disposal of property and equipment	—	—	—	(24,054)	(16,323)	—

Total operating expenses	(859,431)	(333,922)	(522,779)	(1,116,260)	(1,072,939)	(683,315)
Gain on sale of wireless licenses and operating assets	14,587	—	532	4,589	364	143,633

Operating income (loss)	69,819	10,438	(40,600)	(360,375)	(454,100)	(284,518)
Equity in net loss of and write-down of investments in and loans receivable from unconsolidated wireless operating companies	—	—	—	—	—	(54,000)
Minority interest in loss of consolidated subsidiary	(31)	—	—	—	—	—
Interest income	9,957	1,812	—	779	6,345	26,424
Interest expense	(30,051)	(16,594)	(4,195)	(83,371)	(229,740)	(178,067)
Foreign currency transaction losses, net	—	—	—	—	—	(1,257)

	Successor Company		Predecessor Company

		Five Months
	Year Ended	Ended	Seven Months	Year Ended December 31,
	December 31,	December 31,	Ended
	2005	2004	July 31, 2004	2003	2002	2001

	(As Restated)
Gain on sale of unconsolidated wireless operating company	—	—	—	—	39,518	—
Other income (expense), net	1,423	(117)	(293)	(176)	(3,001)	8,443

Income (loss) before reorganization items and income taxes	51,117	(4,461)	(45,088)	(443,143)	(640,978)	(482,975)
Reorganization items, net	—	—	962,444	(146,242)	—	—

Income (loss) before income taxes	51,117	(4,461)	917,356	(589,385)	(640,978)	(482,975)
Income taxes	(21,151)	(3,930)	(4,166)	(8,052)	(23,821)	(322)

Net income (loss)	$29,966	$(8,391)	$913,190	$(597,437)	$(664,799)	$(483,297)

Net income (loss) per share:
Basic net income (loss) per share(1)	$0.50	$(0.14)	$15.58	$(10.19)	$(14.91)	$(14.27)

Diluted net income (loss) per share(1)	$0.49	$(0.14)	$15.58	$(10.19)	$(14.91)	$(14.27)

Shares used in per share calculations(1):
Basic	60,135	60,000	58,623	58,604	44,591	33,861

Diluted	61,003	60,000	58,623	58,604	44,591	33,861

	As of December 31,

	Successor Company		Predecessor Company

	2005	2004	2003	2002	2001

	(As Restated)
Balance Sheet Data:
Cash and cash equivalents	$293,073	$141,141	$84,070	$100,860	$242,979
Working capital (deficit)(2)	240,862	145,762	(2,254,809)	(2,144,420)	189,507
Restricted cash, cash equivalents and short-term investments	13,759	31,427	55,954	25,922	40,755
Total assets	2,506,318	2,220,887	1,756,843	2,163,702	2,450,895
Long-term debt(2)	588,333	371,355	—	—	1,676,845
Total stockholders’ equity (deficit)	1,514,357	1,470,056	(893,356)	(296,786)	358,440

(1)	Refer to Notes 3 and 6 to the consolidated financial statements included below for an explanation of the calculation of basic and diluted net income (loss) per common share.

(2)	We have presented the principal and interest balances related to our outstanding debt obligations as current liabilities in the consolidated balance sheets as of December 31, 2003 and 2002, as a result of the then existing defaults under the underlying agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion and analysis is based upon our consolidated financial statements as of the dates and for the periods presented in this report. This discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included below.
Overview
      Restatement of Previously Reported Audited Annual and Unaudited Interim Consolidated Financial Information. The accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations gives effect to certain restatement adjustments made to the previously reported consolidated financial statements for the five months ended December 31, 2004 and consolidated financial information for the interim period ended September 30, 2004 and the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005. See Note 3 to the consolidated financial statements included below for additional information.
      Our Business. We offer wireless voice and data services primarily under the brand “Cricket” on a flat-rate, unlimited-usage basis without requiring fixed-term contracts. As of December 31, 2005, we had approximately 1,668,000 customers and our networks covered 27.7 million POPs. As of December 31, 2005, we and ANB 1 License owned wireless licenses covering a total of 70.0 million POPs, including licenses covering 22.5 million POPs that we and ANB 1 License acquired during 2005. We are currently building out or have launched the new markets that we and ANB 1 License have acquired, and we anticipate that our combined network footprint will cover over 42 million POPs by the end of 2006.
      Our premium Cricket service plan offers unlimited local and domestic long distance combined with unlimited use of multiple calling features and messaging services for a flat rate of $45 per month. We also offer a similar plan without calling features and messaging services for $40 per month and a service which allows customers to make unlimited calls within a local calling area and receive unlimited calls from any area for a flat rate of $35 per month. In June 2004 we began offering additional enhancements that include games and other improved data services. In September 2005 we launched our first per-minute prepaid service, Jump Mobile, to bring Cricket’s attractive value proposition to customers who prefer active control over their wireless usage and to better target the urban youth market. In April 2005 we added instant messaging and multimedia (picture) messaging to our product portfolio. In May 2005 we introduced our “Travel Time” roaming option for our customers who occasionally travel outside their Cricket service area.
      We believe that our business model can be expanded successfully into adjacent and new markets because we offer a differentiated service and attractive value proposition to our customers at costs significantly lower than most of our competitors. In 2005 we acquired four wireless licenses in the FCC’s Auction #58 covering 11.3 million POPs and ANB 1 License acquired nine licenses covering 10.2 million POPs. In August 2005 we launched service in our newly acquired Fresno, California market to form a cluster with our existing Modesto and Visalia, California markets, which doubled our Central Valley network footprint to 2.4 million POPs. In November 2005 we entered into a series of agreements with CSM and the controlling members of WLPCS to obtain a 73.3% non-controlling equity interest in LCW Wireless, which currently holds a license for the Portland, Oregon market. We have agreed to contribute our existing Eugene and Salem, Oregon markets to LCW Wireless to create a new Oregon market cluster covering 3.2 million POPs. Completion of this transaction is subject to customary closing conditions, including FCC approval and other third party consents. For a further discussion of our arrangements with ANB 1 and LCW Wireless, see “Item 1. Business — Arrangements with Alaska Native Broadband” and “Item 1. Business — Arrangements with LCW Wireless” in the 2005 Form 10-K. In addition, in March 2006, Cricket Licensee (Reauction), Inc., entered into an agreement with a debtor-in-possession for the purchase of 13 wireless licenses in North Carolina and South Carolina for an aggregate purchase price of $31.8 million. Completion of this transaction is subject to customary closing conditions, including FCC approval and approval of the court in which the seller’s bankruptcy is proceeding, as well as the receipt of an FCC order agreeing to extend certain build-out requirements with respect to certain of the licenses. We currently intend to seek additional opportunities to enhance our current market clusters and expand into new geographic markets by participating in FCC spectrum auctions (including the upcoming auction allocated for “Advanced Wireless Services”), by acquiring spectrum and related assets from third parties, or by participating in new partnerships or joint ventures.
      Our principal sources of liquidity are our existing cash, cash equivalents and short-term investments, cash generated from operations, and cash available from borrowings under our $110 million revolving credit facility (which was undrawn at December 31, 2005). From time to time, we may also generate additional liquidity through the sale of assets that are not material to or are not required for the ongoing operation of our business. We may also generate liquidity from offerings of debt and/or equity securities.
      This overview is intended to be only a summary of significant matters concerning our results of operations and financial condition. It should be read in conjunction with the management discussion below and all of the business and financial information contained in this report, including the consolidated financial statements included below.
Critical Accounting Policies and Estimates
      Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require us to make estimates and judgments that affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities, and our reported amounts of revenues and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition and the valuation of deferred tax assets, long-lived assets and indefinite-lived intangible assets. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from our estimates.
      We believe that the following significant accounting policies and estimates involve a higher degree of judgment and complexity than others.

Principles of Consolidation
      The consolidated financial statements include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of ANB 1 and its wholly owned subsidiary ANB 1 License. We own a 75% non-controlling interest in ANB 1. We consolidate our interest in ANB 1 in accordance with FASB Interpretation No. 46-R, “Consolidation of Variable Interest Entities,” because ANB 1 is a variable interest entity and we will absorb a majority of ANB 1’s expected losses. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Revenues and Cost of Revenues
      Cricket’s business revenues principally arise from the sale of wireless services, handsets and accessories. Wireless services are generally provided on a month-to-month basis. Amounts received in advance for wireless services from customers who pay in advance are initially recorded as deferred revenues and are recognized as service revenue as services are rendered. Service revenues for customers who pay in arrears are recognized only after the service has been rendered and payment has been received. This is because we do not require any of our customers to sign fixed-term service commitments or submit to a credit check, and therefore some of our customers may be more likely to terminate service for inability to pay than the customers of other wireless providers. We also charge customers for service plan changes, activation fees and other service fees. Revenues from service plan change fees are deferred and recorded to revenue over the estimated customer relationship period, and other service fees are recognized when received. Activation fees are allocated to the other elements of the multiple element arrangement (including service and equipment) on a relative fair value basis. Because the fair values of our handsets are higher than the total consideration received for the handsets and activation fees combined, we allocate the activation fees entirely to equipment revenues and recognize the activation fees when received. Direct costs associated with customer activations are expensed as incurred. Cost of service generally includes direct costs and related overhead, excluding depreciation and amortization, of operating our networks.
      Equipment revenues arise from the sale of handsets and accessories, and activation fees as described above. Revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. Sales of handsets to third-party dealers and distributors are recognized as equipment revenues when service is activated by customers, as we do not have sufficient relevant historical experience to establish reasonable estimates of returns by such dealers and distributors. Handsets sold by third-party dealers and distributors are recorded as inventory until they are sold to and activated by customers.
      Sales incentives offered without charge to customers and volume-based incentives paid to our third-party dealers and distributors are recognized as a reduction of revenue and as a liability when the related service or equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage. Returns of handsets and accessories are insignificant.

Wireless Licenses
      Wireless licenses are initially recorded at cost and are not amortized. Wireless licenses are considered to be indefinite-lived intangible assets because we expect to continue to provide wireless service using the relevant licenses for the foreseeable future and the wireless licenses may be renewed every ten years for a nominal fee. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell.

Goodwill and Other Intangible Assets
      Goodwill represents the excess of reorganization value over the fair value of identified tangible and intangible assets recorded in connection with fresh-start reporting. Other intangible assets were recorded upon adoption of fresh-start reporting and consist of customer relationships and trademarks, which are being amortized on a straight-line basis over their estimated useful lives of four and fourteen years, respectively.

Impairment of Long-Lived Assets
      We assess potential impairments to our long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss may be required to be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or group of such assets) is less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and charged to results of operations.

Impairment of Indefinite-Lived Intangible Assets
      We assess potential impairments to our indefinite-lived intangible assets, including goodwill and wireless licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. Our wireless licenses in our operating markets are combined into a single unit of accounting for purposes of testing impairment because management believes that these wireless licenses as a group represent the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. An impairment loss is recognized when the fair value of the asset is less than its carrying value, and would be measured as the amount by which the asset’s carrying value exceeds its fair value. Any required impairment loss would be recorded as a reduction in the carrying value of the related asset and charged to results of operations. We conduct our annual tests for impairment during the third quarter of each year. Estimates of the fair value of our wireless licenses are based primarily on available market prices, including successful bid prices in FCC auctions and selling prices observed in wireless license transactions.

Income Taxes
      We estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatments of items for tax and accounting purposes.
      These differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income. To the extent that we believe that recovery is not likely, we must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. We have recorded a full valuation allowance on our net deferred tax assets for all periods presented because of uncertainties related to the utilization of the deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced. Pursuant to SOP 90-7, future decreases in the valuation allowance established in fresh-start reporting are accounted for as a reduction in goodwill. Tax rate changes are reflected in income in the period such changes are enacted.

Subscriber Recognition and Disconnect Policies
      We recognize a new customer as a gross addition in the month that he or she activates service. The customer must pay his or her monthly service amount by the payment due date or his or her handset will be disabled after a grace period of up to three days. When a handset is disabled, the customer is suspended and will not be able to make or receive calls. Any call attempted by a suspended customer is routed directly to our customer service center in order to arrange payment. In order to re-establish service, a customer must make all past-due payments and pay a $15 reconnection charge to re-establish service. If a new customer does not pay all amounts due on his or her first bill within 30 days of the due date, the account is disconnected and deducted from gross customer additions during the month in which the customer’s service was discontinued. If a customer has made payment on his or her first bill and in a subsequent month does not pay all amounts due within 30 days of the due date, the account is disconnected and counted as churn.
      Customer turnover, frequently referred to as churn, is an important business metric in the telecommunications industry because it can have significant financial effects. Because we do not require customers to sign fixed-term contracts or pass a credit check, our service is available to a broader customer base than many other wireless providers and, as a result, some of our customers may be more likely to have their service terminated due to an inability to pay than the average industry customer.

Seasonality
      Our customer activity is influenced by seasonal effects related to traditional retail selling periods and other factors that arise from our target customer base. Based on historical results, we generally expect new sales activity to be highest in the first and fourth quarters, and customer turnover, or churn, to be highest in the third quarter and lowest in the first quarter. However, sales activity and churn can be strongly affected by the launch of new markets, promotional activity and competitive actions, which have the ability to reduce or outweigh certain seasonal effects.

Costs and Expenses
      Our costs and expenses include:

Cost of Service. The major components of cost of service are: charges from other communications companies for long distance, roaming and content download services provided to our customers; charges from other communications companies for their transport and termination of calls originated by our customers and destined for customers of other networks; and expenses for the rent of towers, network facilities, engineering operations, field technicians and related utility and maintenance charges and the salary and overhead charges associated with these functions.

Cost of Equipment. Cost of equipment includes the cost of handsets and accessories purchased from third-party vendors and resold to our customers in connection with our services, as well as lower-of-cost-or-market write-downs associated with excess and damaged handsets and accessories.

Selling and Marketing. Selling and marketing expenses primarily include advertising and promotional costs associated with acquiring new customers and store operating costs such as rent and retail associates’ salaries and overhead charges.

General and Administrative Expenses. General and administrative expenses primarily include salary and overhead costs associated with our customer care, billing, information technology, finance, human resources, accounting, legal and executive functions.

Depreciation and Amortization. Depreciation of property and equipment is applied using the straight-line method over the estimated useful lives of our assets once the assets are placed in service. The following table summarizes the depreciable lives (in years):

Depreciable
Life

Network equipment:
Switches	10
Switch power equipment	15
Cell site equipment, and site acquisitions and improvements	7
Towers	15
Antennae	3
Computer hardware and software	3-5
Furniture, fixtures and retail and office equipment	3-7

Amortization of intangible assets is applied using the straight-line method over the estimated useful lives of four years for customer relationships and fourteen years for trademarks.

Stock-based Compensation. We measure compensation expense for our employee and director stock-based compensation plans using the intrinsic value method. Unearned compensation recorded for the intrinsic value of restricted stock awards is amortized on a straight-line basis over the maximum vesting period of the awards of either three or five years. Stock-based compensation is included in operating expenses (cost of service, selling and marketing expense, or general and administrative expense) and allocated to the appropriate line item based on employee classification.
Results of Operations
      As a result of our emergence from Chapter 11 bankruptcy and the application of fresh-start reporting, we became a new entity for financial reporting purposes. In this report, we are referred to as the “Predecessor Company” for periods on or prior to July 31, 2004, and we are referred to as the “Successor Company” for periods after July 31, 2004, after giving effect to the implementation of fresh-start reporting. The financial statements of the Successor Company are not comparable in many respects to the financial statements of the Predecessor Company because of the effects of the consummation of our plan of reorganization as well as the adjustments for fresh-start reporting. However, for purposes of this discussion, the Predecessor Company’s results for the period from January 1, 2004 through July 31, 2004 have been combined with the Successor Company’s results for the period from August 1, 2004 through December 31, 2004. These combined results are compared to the Successor Company’s results for the year ended December 31, 2005 and with the Predecessor Company’s results for the year ended December 31, 2003. For a more detailed description of fresh-start reporting, see Note 2 to the consolidated financial statements included below.

Financial Performance
      The following table presents the consolidated statement of operations data for the periods indicated (in thousands). The financial data for the year ended December 31, 2004 presented below represents the combination of the Predecessor and Successor Companies’ results for that period.

	Year Ended December 31,

	2005	2004	2003

	(As Restated)
Revenues:
Service revenues	$763,680	$684,098	$643,566
Equipment revenues	150,983	141,909	107,730

Total revenues	914,663	826,007	751,296

Operating expenses:
Cost of service (exclusive of items shown separately below)	(200,430)	(193,136)	(199,987)
Cost of equipment	(192,205)	(179,562)	(172,235)
Selling and marketing	(100,042)	(91,935)	(86,223)
General and administrative	(159,249)	(138,624)	(162,378)
Depreciation and amortization	(195,462)	(253,444)	(300,243)
Impairment of indefinite-lived intangible assets	(12,043)	—	(171,140)
Loss on disposal of property and equipment	—	—	(24,054)

Total operating expenses	(859,431)	(856,701)	(1,116,260)
Gain on sale of wireless licenses and operating assets	14,587	532	4,589

Operating income (loss)	69,819	(30,162)	(360,375)
Minority interest in loss of consolidated subsidiary	(31)	—	—
Interest income	9,957	1,812	779
Interest expense	(30,051)	(20,789)	(83,371)
Other income (expense), net	1,423	(410)	(176)

Income (loss) before reorganization items and income taxes	51,117	(49,549)	(443,143)
Reorganization items, net	—	962,444	(146,242)

Income (loss) before income taxes	51,117	912,895	(589,385)
Income taxes	(21,151)	(8,096)	(8,052)

Net income (loss)	$29,966	$904,799	$(597,437)

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
      At December 31, 2005, we had approximately 1,668,000 customers compared to approximately 1,570,000 customers at December 31, 2004. Gross customer additions for the years ended December 31, 2005 and 2004 were approximately 872,000 and 808,000, respectively, and net customer additions during these periods were approximately 117,000 and 97,000, respectively. Net customer additions for the year ended December 31, 2005 exclude the effect of the transfer of approximately 19,000 customers as a result of the sale of our operating markets in Michigan in August 2005. The weighted average number of customers during the year ended December 31, 2005 and 2004 was approximately 1,609,000 and 1,529,000, respectively. At December 31, 2005, the total POPs covered by our networks in our operating markets was approximately 27.7 million.

      During the year ended December 31, 2005, service revenues increased $79.6 million, or 12%, compared to the year ended December 31, 2004. The increase in service revenues resulted from the higher average number of customers and higher average revenues per customer compared to the prior year. The higher average revenues per customer primarily reflects increased customer adoption of higher-value, higher-priced service offerings and reduced utilization of service-based mail-in rebate promotions in 2005.
      During the year ended December 31, 2005, equipment revenues increased $9.1 million, or 6%, compared to the year ended December 31, 2004. This increase resulted primarily from a 7% increase in handset sales due to customer additions and sales to existing subscribers.
      For the year ended December 31, 2005, cost of service increased $7.3 million, or 4%, compared to the year ended December 31, 2004, even though service revenues increased by 12% during the same period. The increase in cost of service was primarily attributable to $9.7 million in additional long distance and other product usage costs, a $3.0 million increase in lease costs and stock-based compensation expense of $1.2 million. These increases were partially offset by decreases of $3.3 million in software maintenance costs and $1.3 million in labor and related costs. We generally expect that cost of service in 2006 will increase with growth in customers and product usage, and the introduction and customer adoption of new products. In addition, new market launches in 2006 will contribute to increases in cost of service associated with incremental fixed and variable network costs.
      For the year ended December 31, 2005, cost of equipment increased $12.6 million, or 7%, compared to the year ended December 31, 2004. Cost of equipment increased by $5.4 million due to increases in costs to support our handset warranty exchange and replacement programs. The remaining increase of $7.2 million was due primarily to the increase in handsets sold, partially offset by slightly lower handset costs.
      For the year ended December 31, 2005, selling and marketing expenses increased $8.1 million, or 9%, compared to the year ended December 31, 2004. The increase in selling and marketing expenses was primarily due to increases of $4.4 million in store and staffing costs, $2.5 million in media and advertising costs and $1.0 million in stock-based compensation expense.
      For the year ended December 31, 2005, general and administrative expenses increased $20.6 million, or 15%, compared to the year ended December 31, 2004. The increase in general and administrative expenses consisted primarily of increases of $12.3 million in professional services, which includes costs incurred to meet our Sarbanes-Oxley Section 404 requirements, $10.0 million in stock-based compensation expense, $2.3 million in franchise taxes and other related fees. These increases were partially offset by a reduction in customer care, billing and other general and administrative costs of $3.6 million and labor and related costs of $1.2 million.
      During the year ended December 31, 2005, we recorded stock-based compensation expense of $12.2 million in connection with the grant of restricted common shares and deferred stock units exercisable for common stock. The total intrinsic value of the deferred stock units of $6.9 million was recognized as expense because they vested immediately upon grant. The total intrinsic value of the restricted stock awards as of the measurement date was recorded as unearned compensation in the consolidated balance sheet as of December 31, 2005. The unearned compensation is amortized on a straight-line basis over the maximum vesting period of the awards of either three or five years. Stock-based compensation expense of $5.3 million was recorded for the amortization of the unearned compensation for the year ended December 31, 2005.
      During the year ended December 31, 2005, depreciation and amortization expenses decreased $58.0 million, or 23%, compared to the year ended December 31, 2004. The decrease in depreciation expense was primarily due to the revision of the estimated useful lives of network equipment and the reduction in the carrying value of property and equipment as a result of fresh-start reporting at July 31, 2004. Depreciation and amortization expense for the year ended December 31, 2005 also included amortization expense of $34.5 million related to identifiable intangible assets recorded upon the adoption of fresh-start reporting. As a result of the build-out and operation of our planned new markets, we expect a significant increase in depreciation and amortization expense in the future.

      During the year ended December 31, 2005, we recorded impairment charges of $12.0 million. Of this amount, $0.6 million was recorded to reduce the carrying value of certain non-operating wireless licenses to their estimated fair market value as a result of our annual impairment test of wireless licenses performed in the third fiscal quarter of 2005. The remaining $11.4 million was recorded during the second fiscal quarter of 2005 in connection with the sale of our Anchorage, Alaska and Duluth, Minnesota wireless licenses. We adjusted the carrying values of those licenses to their estimated fair market values, which were based on the agreed upon sales prices.
      During the year ended December 31, 2005, interest income increased $8.1 million, or 450%, compared to the year ended December 31, 2004. The increase in interest income was primarily due to increased average cash, cash equivalent and investment balances in 2005 as compared to the prior year. In addition, during the seven months ended July 31, 2004, we classified interest earned during the bankruptcy proceedings as a reorganization item, in accordance with SOP 90-7.
      During the year ended December 31, 2005, interest expense increased $9.3 million, or 45%, compared to the year ended December 31, 2004. The increase in interest expense resulted from the application of SOP 90-7 until our emergence from bankruptcy, which required that, commencing on April 13, 2003 (the date of the filing of the Company’s bankruptcy petition, or the Petition Date), we cease to accrue interest and amortize debt discounts and debt issuance costs on pre-petition liabilities that were subject to compromise, which comprised substantially all of our debt. Upon our emergence from bankruptcy, we began accruing interest on the newly issued 13% senior secured pay-in-kind notes. The pay-in-kind notes were repaid in January 2005 and replaced with a $500 million term loan. The term loan was increased by $100 million on July 22, 2005. At December 31, 2005, the effective interest rate on the $600 million term loan was 6.6%, including the effect of interest rate swaps described below. The increase in interest expense resulting from our emergence from bankruptcy was partially offset by the capitalization of $8.7 million of interest during the year ended December 31, 2005. We capitalize interest costs associated with our wireless licenses and property and equipment during the build-out of a new market. The amount of such capitalized interest depends on the particular markets being built out, the carrying values of the licenses and property and equipment involved in those markets and the duration of the build-out. We expect capitalized interest to be significant during the build-out of our planned new markets.
      During the year ended December 31, 2005, we completed the sale of 23 wireless licenses and substantially all of our operating assets in our Michigan markets for $102.5 million, resulting in a gain of $14.6 million. We also completed the sale of our Anchorage, Alaska and Duluth, Minnesota licenses for $10.0 million. No gain or loss was recorded on this sale as these licenses had already been written down to the agreed upon sales price.
      During the year ended December 31, 2005, there were no reorganization items. Reorganization items for the year ended December 31, 2004 represented amounts incurred by the Predecessor Company as a direct result of the Chapter 11 filings and consisted primarily of the net gain on the discharge of liabilities, the cancellation of equity upon our emergence from bankruptcy, the application of fresh-start reporting, income from the settlement of pre-petition liabilities and interest income earned while we were in bankruptcy, partially offset by professional fees for legal, financial advisory and valuation services directly associated with our Chapter 11 filings and reorganization process.
      During the year ended December 31, 2005, we recorded income tax expense of $21.2 million compared to income tax expense of $8.1 million for the year ended December 31, 2004. Income tax expense for the year ended December 31, 2004 consisted primarily of the tax effect of the amortization, for income tax purposes, of wireless licenses and tax-deductible goodwill related to deferred tax liabilities. During the year ended December 31, 2005, we recorded income tax expense at an effective tax rate of 41.4%. Despite the fact that we record a full valuation allowance on our deferred tax assets, we recognized income tax expense for the year because the release of valuation allowance associated with the reversal of deferred tax assets recorded in fresh- start reporting is recorded as a reduction of goodwill rather than as a reduction of income tax expense. The effective tax rate for 2005 was higher than the statutory tax rate due primarily to permanent items not deductible for tax purposes. We incurred tax losses for the year due to, among other things, tax deductions associated with the repayment of the 13% senior secured pay-in-kind notes and tax losses and reversals of deferred tax assets associated with the sale of wireless licenses and operating assets. Therefore, we expect to pay only minimal cash taxes for 2005.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      At December 31, 2004, we had approximately 1,570,000 customers compared to approximately 1,473,000 customers at December 31, 2003. Gross customer additions for the years ended December 31, 2004 and 2003 were 808,000 and 735,000, respectively, and net customer additions (losses) during these periods were approximately 97,000 and (39,000), respectively. The weighted average number of customers during the years ended December 31, 2004 and 2003 was approximately 1,529,000 and 1,479,000, respectively. At December 31, 2004, the total potential customer base covered by our networks in our 39 operating markets was approximately 26.7 million.
      During the year ended December 31, 2004, service revenues increased $40.5 million, or 6%, compared to the year ended December 31, 2003. The increase in service revenues was due to a combination of the increase in net customers and an increase in average revenue per customer. Our basic Cricket service offers customers unlimited calls within their Cricket service area at a flat price and in November 2003 we added two other higher priced plans which include different levels of bundled features. In March 2004, we introduced a plan that provides unlimited local and long distance calling for a flat rate and also introduced a plan that provides discounts on additional lines added to an existing qualified account. Since their introduction, the higher priced service plans have represented a significant portion of our gross customer additions and have increased our average service revenue per subscriber. The increase in service revenues resulting from the higher priced service offerings for the year ended December 31, 2004, as compared to the year ended December 31, 2003, was partially offset by the impacts of increased promotional activity in 2004 and by the elimination of activation fees as an element of service revenue. Activation fees were included in service revenues for the first two quarters of fiscal 2003, until our adoption of Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” in July 2003, at which time they began to be included in equipment revenues.
      During the year ended December 31, 2004, equipment revenues increased $34.2 million, or 32%, compared to the year ended December 31, 2003. Approximately $24.9 million of the increase in equipment revenues resulted from higher average net revenue per handset sold, of which higher prices contributed $15.9 million of the $24.9 million increase, and higher handset sales volumes contributed the remaining $9.0 million of the $24.9 million increase. The primary driver of the increase in revenue per handset sold was the implementation of a policy to increase handset prices commencing in the fourth quarter of 2003, offset in part by increases in promotional activity and in dealer compensation costs in 2004. Additionally, activation fees included in equipment revenue increased by $9.3 million for the year ended December 31, 2004 compared to the year ended December 31, 2003 due to the inclusion of activation fees in equipment revenue for all of 2004 versus only the last two quarters in 2003 as a result of our adoption of EITF Issue No. 00-21 in July 2003.
      For the year ended December 31, 2004, cost of service decreased $6.9 million, or 3%, compared to the year ended December 31, 2003, even though service revenues increased by 6%. The decrease in cost of service resulted from a net decrease of $5.8 million in network-related costs, generally resulting from the renegotiation of several supply agreements during the course of our bankruptcy, a net decrease of $2.3 million in cell site costs as a result of our rejection of surplus cell site leases in the bankruptcy proceedings, and a $3.3 million reduction in property tax related to the decreased value of fixed assets as a result of the bankruptcy. These decreases were offset in part by increases of $2.1 million in employee-related costs and $6.1 million in software maintenance expenses. For the year ended December 31, 2004, cost of equipment increased $7.3 million, or 4%, compared to the year ended December 31, 2003. Equipment costs increased by $22.5 million due primarily to increased handset sales volume and an increase in the average cost per handset as our sales mix shifted from moderately priced to higher end handsets. This increase in equipment cost was offset by cost-reduction initiatives in reverse logistics and other equipment-related activities of approximately $15.1 million.

      For the year ended December 31, 2004, selling and marketing expenses increased $5.7 million, or 7%, compared to the year ended December 31, 2003. The increase in selling and marketing expenses was primarily due to increases of $6.0 million in employee and facility related costs. During the latter half of 2003 and throughout 2004, we invested in additional staffing and resources to improve the customer sales and service experience in our retail locations.
      For the year ended December 31, 2004, general and administrative expenses decreased $23.8 million, or 15%, compared to the year ended December 31, 2003. The decrease in general and administrative expenses was primarily due to a decrease of $4.7 million in insurance costs and a reduction of $15.2 million in call center and billing costs resulting from improved operating efficiencies and cost reductions negotiated during the course of our bankruptcy, partially offset by a $2.9 million increase in employee-related expenses. In addition, for the year ended December 31, 2004, there was a decrease of $9.2 million in legal costs compared to the corresponding period in the prior year, primarily reflecting the classification of costs directly related to our bankruptcy filings and incurred after the Petition Date as reorganization expenses.
      During the year ended December 31, 2004, depreciation and amortization expenses decreased $47.4 million, or 16%, compared to the year ended December 31, 2003. The decrease in depreciation expense was primarily due to the revision of the estimated useful lives of network equipment and the reduction in the carrying value of property and equipment as a result of fresh-start reporting at July 31, 2004. In addition, depreciation and amortization expense for the year ended December 31, 2004 included amortization expense of $14.5 million related to identifiable intangible assets recorded upon the adoption of fresh-start reporting.
      During the year ended December 31, 2004, interest expense decreased $62.6 million, or 75%, compared to the year ended December 31, 2003. The decrease in interest expense resulted from the application of SOP 90-7 which required that, commencing on the Petition Date, we cease to accrue interest and amortize debt discounts and debt issuance costs on pre-petition liabilities that were subject to compromise. As a result, we ceased to accrue interest and to amortize our debt discounts and debt issuance costs for our senior notes, senior discount notes, senior secured vendor credit facilities, note payable to GLH, Inc. and Qualcomm term loan. Upon our emergence from bankruptcy, we began accruing interest on the newly issued 13% senior secured pay-in-kind notes. The 13% notes were refinanced in January 2005 and replaced with a $500 million term loan that accrues interest at a variable rate.
      During the year ended December 31, 2004, reorganization items consisted primarily of $5.0 million of professional fees for legal, financial advisory and valuation services and related expenses directly associated with our Chapter 11 filings and reorganization process, partially offset by $2.1 million of income from the settlement of certain pre-petition liabilities, and $1.4 million of interest income earned while we were in bankruptcy, with the balance of $963.9 million attributable to net gain on the discharge of liabilities, the cancellation of equity upon our emergence from bankruptcy and the application of fresh-start reporting.
      For the year ended December 31, 2004, income tax expense remained consistent with the year ended December 31, 2003. Deferred income tax expense related to the tax effect of the amortization, for income tax purposes, of wireless licenses decreased as a result of the conversion of certain license-related deferred tax liabilities to deferred tax assets upon the revaluation of the book bases of our wireless licenses in fresh-start reporting. This decrease was largely offset by the tax effect of the amortization, for income tax purposes, of tax-deductible goodwill which arose in connection with the adoption of fresh-start reporting as of July 31, 2004.

Summary of Quarterly Results of Operations
      The following table presents our unaudited condensed consolidated quarterly statement of operations data for 2005 (in thousands). It has been derived from our unaudited consolidated financial statements which have been restated for the interim periods for the three months ended March 31, 2005, June 30, 2005 and September 30, 2005 to reflect adjustments that are further discussed in Note 3 to the consolidated financial statements included below.

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005

	(As Restated)	(As Restated)	(As Restated)
Revenues:
Service revenues	$185,981	$189,704	$193,675	$194,320
Equipment revenues	42,389	37,125	36,852	34,617

Total revenues	228,370	226,829	230,527	228,937

Operating expenses:
Cost of service (exclusive of items shown separately below)	(50,197)	(49,608)	(50,304)	(50,321)
Cost of equipment	(49,178)	(42,799)	(49,576)	(50,652)
Selling and marketing	(22,995)	(24,810)	(25,535)	(26,702)
General and administrative	(36,035)	(42,423)	(41,306)	(39,485)
Depreciation and amortization	(48,104)	(47,281)	(49,076)	(51,001)
Impairment of indefinite-lived intangible assets	—	(11,354)	(689)	—

Total operating expenses	(206,509)	(218,275)	(216,486)	(218,161)
Gain (loss) on sale of wireless licenses and operating assets	—	—	14,593	(6)

Operating income (loss)	21,861	8,554	28,634	10,770
Minority interest in loss of consolidated subsidiary	—	—	—	(31)
Interest income	1,903	1,176	2,991	3,887
Interest expense	(9,123)	(7,566)	(6,679)	(6,683)
Other income (expense), net	(1,286)	(39)	2,352	396

Income before income taxes	13,355	2,125	27,298	8,339
Income taxes	(5,839)	(1,022)	(10,901)	(3,389)

Net income	$7,516	$1,103	$16,397	$4,950

      The following table presents the Predecessor and Successor Companies’ unaudited combined condensed consolidated quarterly statement of operations data for 2004 (in thousands). It has been derived from our unaudited consolidated financial statements which have been restated for the interim periods for the two months ended September 30, 2004 and the three months ended December 31, 2004 to reflect adjustments that are further discussed in Note 3 to the consolidated financial statements below. For purposes of this discussion, the financial data for the three months ended September 30, 2004 presented below represents the combination of the Predecessor and Successor Companies’ results for that period.

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004

			(As Restated)	(As Restated)
Revenues:
Service revenues	$169,051	$172,025	$170,386	$172,636
Equipment revenues	37,771	33,676	36,521	33,941

Total revenues	206,822	205,701	206,907	206,577

Operating expenses:
Cost of service (exclusive of items shown separately below)	(48,000)	(47,827)	(51,034)	(46,275)
Cost of equipment	(43,755)	(40,635)	(44,153)	(51,019)
Selling and marketing	(23,253)	(21,939)	(23,574)	(23,169)
General and administrative	(38,610)	(33,922)	(30,689)	(35,403)
Depreciation and amortization	(75,461)	(76,386)	(55,820)	(45,777)

Total operating expenses	(229,079)	(220,709)	(205,270)	(201,643)
Gain on sale of wireless licenses and operating assets	—	—	532	—

Operating income (loss)	(22,257)	(15,008)	2,169	4,934
Interest income	—	—	608	1,204
Interest expense	(1,823)	(1,908)	(6,009)	(11,049)
Other income (expense), net	19	(615)	458	(272)

Loss before reorganization items and income taxes	(24,061)	(17,531)	(2,774)	(5,183)
Reorganization items, net	(2,025)	1,313	963,156	—

Income (loss) before income taxes	(26,086)	(16,218)	960,382	(5,183)
Income taxes	(1,944)	(1,927)	(2,851)	(1,374)

Net income (loss)	$(28,030)	$(18,145)	$957,531	$(6,557)

Performance Measures
      In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. These metrics include average revenue per user per month (ARPU), which measures service revenue per customer; cost per gross customer addition (CPGA), which measures the average cost of acquiring a new customer; cash costs per user per month (CCU), which measures the non-selling cash cost of operating our business on a per customer basis; and churn, which measures turnover in our customer base. CPGA and CCU are non-GAAP financial measures. A non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the SEC, is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of CPGA and CCU to the most directly comparable GAAP financial measures.
      ARPU is service revenue divided by the weighted average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.
      CPGA is selling and marketing costs (excluding applicable stock-based compensation expense, the gain or loss on sale of handsets (generally defined as cost of equipment less equipment revenue) and costs unrelated to initial customer acquisition), divided by the total number of gross new customer additions during the period being measured. Costs unrelated to initial customer acquisition include the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.
      CCU is cost of service and general and administrative costs (excluding applicable stock-based compensation expense, gain or loss on sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)), divided by the weighted average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.
      Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted average number of customers divided by the number of months during the period being measured. As noted above, customers who do not pay their first monthly bill are deducted from our gross customer additions; as a result, these customers are not included in churn. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.
      The following table shows metric information for 2005:

	Three Months Ended
					Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2005	2005	2005	2005	2005

ARPU	$39.03	$39.24	$40.22	$39.74	$39.56
CPGA	$128	$138	$142	$158	$142
CCU	$18.94	$18.43	$19.52	$18.67	$18.89
Churn	3.3%	3.9%	4.4%	4.1%	3.9%

Reconciliation of Non-GAAP Financial Measures
      We utilize certain financial measures, as described above, that are widely used in the industry but that are not calculated based on GAAP. Certain of these financial measures are considered “non-GAAP” financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
      CPGA — The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (in thousands, except gross customer additions and CPGA):

	Three Months Ended
					Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2005	2005	2005	2005	2005

Selling and marketing expense	$22,995	$24,810	$25,535	$26,702	$100,042
Less stock-based compensation expense included in selling and marketing expense	—	(693)	(203)	(125)	(1,021)
Plus cost of equipment	49,178	42,799	49,576	50,652	192,205
Less equipment revenue	(42,389)	(37,125)	(36,852)	(34,617)	(150,983)
Less net loss on equipment transactions unrelated to initial customer acquisition	(4,012)	(3,484)	(4,917)	(3,775)	(16,188)

Total costs used in the calculation of CPGA	$25,772	$26,307	$33,139	$38,837	$124,055
Gross customer additions	201,467	191,288	233,699	245,817	872,271

CPGA	$128	$138	$142	$158	$142

      CCU — The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (in thousands, except weighted-average number of customers and CCU):

	Three Months Ended
					Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2005	2005	2005	2005	2005

Cost of service	$50,197	$49,608	$50,304	$50,321	$200,430
Plus general and administrative expense	36,035	42,423	41,306	39,485	159,249
Less stock-based compensation expense included in cost of service and general and administrative expense	—	(6,436)	(2,518)	(2,270)	(11,224)
Plus net loss on equipment transactions unrelated to initial customer acquisition	4,012	3,484	4,917	3,775	16,188

Total costs used in the calculation of CCU	$90,244	$89,079	$94,009	$91,311	$364,643
Weighted-average number of customers	1,588,372	1,611,524	1,605,222	1,630,011	1,608,782

CCU	$18.94	$18.43	$19.52	$18.67	$18.89

Liquidity and Capital Resources
      Our principal sources of liquidity are our existing cash, cash equivalents and short-term investments, cash generated from operations, and cash available from borrowings under our $110 million revolving credit facility (which was undrawn at December 31, 2005). From time to time, we may also generate additional liquidity through the sale of assets that are not material to or are not required for the ongoing operation of our business. We may also generate liquidity from offerings of debt and/or equity in the capital markets. At December 31, 2005, we had a total of $384.1 million in unrestricted cash, cash equivalents and short-term investments. As of December 31, 2005, we also had restricted cash, cash equivalents and short-term investments of $13.8 million that included funds set aside or pledged to satisfy remaining administrative claims and priority claims against Cricket and Leap, and cash restricted for other purposes. In August 2005, we completed the sale of our Michigan markets and 23 wireless licenses for $102.5 million. We believe that our existing cash and investments, liquidity under our revolving credit facility and anticipated cash flows from operations will be sufficient to meet our operating and capital requirements through at least the next twelve months.
      We currently intend to seek opportunities to enhance our current market clusters and expand into new geographic markets by acquiring additional spectrum. For example, we may purchase spectrum and related assets from third parties, and we are considering participating (directly and/or by partnering with another entity) as a bidder in the FCC’s auction of 90 MHz of spectrum allocated for “Advanced Wireless Services,” commonly referred to as the AWS Auction or Auction #66. We anticipate financing any purchases of spectrum or assets, and any related build-out and initial operating costs, with cash from operations, our existing cash, cash equivalents and short-term investments, borrowings under our revolving credit facility, and proceeds from offerings of debt and/or equity securities. The amounts we may seek to raise through any such offerings may be substantial.

Operating Activities
      Cash provided by operating activities was $308.2 million during the year ended December 31, 2005 compared to cash provided by operating activities of $190.4 million during the year ended December 31, 2004. The increase was primarily attributable to higher net income (net of income from reorganization items, depreciation and amortization expense and non-cash stock-based compensation expense) and the timing of payments on accounts payable in the year ended December 31, 2005, partially offset by interest payments on Cricket’s 13% senior secured pay-in-kind notes and FCC debt.
      Cash provided by operating activities was $190.4 million during the year ended December 31, 2004 compared to cash provided by operating activities of $44.4 million during the year ended December 31, 2003. The increase was primarily attributable to a decrease in the net loss, partially offset by adjustments for non-cash items including depreciation, amortization and non-cash interest expense of $92.0 million, a $55.6 million reduction in changes in working capital compared to the corresponding period of the prior year and a decrease of $109.6 million in cash used for reorganization activities. Cash used for reorganization items consisted primarily of a cash payment to the Leap Creditor Trust in accordance with the Plan of Reorganization of $1.0 million and payments of $8.0 million for professional fees for legal, financial advisory and valuation services directly associated with our Chapter 11 filings and reorganization process, partially offset by $2.0 million of cash received from vendor settlements (net of cure payments) made in connection with assumed and settled executory contracts and leases and $1.5 million of interest income earned during the bankruptcy.

Investing Activities
      Cash used in investing activities was $332.1 million during the year ended December 31, 2005 compared to $96.6 million during the year ended December 31, 2004. This increase was due primarily to an increase in payments by subsidiaries of Cricket and ANB 1 for the purchase of wireless licenses totaling $244.0 million, an increase in purchases of property and equipment of $125.3 million, and a decrease in restricted investment activity of $22.6 million, partially offset by a net increase in the sale of investments of $65.7 million and proceeds from the sale of wireless licenses and operating assets of $106.8 million.
      Cash used in investing activities was $96.6 million during the year ended December 31, 2004, compared to $56.5 million for the year ended December 31, 2003, and consisted primarily of the sale and maturity of investments of $90.8 million, a net decrease in restricted investments of $22.3 million and net proceeds from the sale of wireless licenses of $2.0 million, partially offset by the purchase of investments of $134.5 million and the purchase of property and equipment of $77.2 million.

Financing Activities
      Cash provided by financing activities during the year ended December 31, 2005 was $175.8 million, which consisted primarily of borrowings under our new term loan of $600.0 million, less amounts which were used to repay the FCC debt of $40.0 million, to repay the pay-in-kind notes of $372.7 million, to make quarterly payments under the term loan totaling $5.5 million and to pay debt issuance costs of $7.0 million.
      Cash used in financing activities during the year ended December 31, 2004 was $36.7 million, which consisted of the partial repayment of the FCC indebtedness upon our emergence from bankruptcy.

Secured Credit Facility
      Long-term debt as of December 31, 2005 consisted of a senior secured credit agreement, referred to in this report as the “Credit Agreement”, which included $600 million of fully-drawn term loans and an undrawn $110 million revolving credit facility available until January 2010. Under our Credit Agreement, the term loans bear interest at the London Interbank Offered Rate (LIBOR) plus 2.5 percent, with interest periods of one, two, three or six months, or bank base rate plus 1.5 percent, as selected by Cricket. Outstanding borrowings under $500 million of the term loans must be repaid in 20 quarterly payments of $1.25 million each, which commenced on March 31, 2005, followed by four quarterly payments of $118.75 million each, commencing March 31, 2010. Outstanding borrowings under $100 million of the term loans must be repaid in 18 quarterly payments of approximately $278,000 each, which commenced on September 30, 2005, followed by four quarterly payments of $23.75 million each, commencing March 31, 2010.
      The maturity date for outstanding borrowings under our revolving credit facility is January 10, 2010. The commitment of the lenders under the revolving credit facility may be reduced in the event mandatory prepayments are required under the Credit Agreement and by one-twelfth of the original aggregate revolving credit commitment on January 1, 2008 and by one-sixth of the original aggregate revolving credit commitment on January 1, 2009 (each such amount to be net of all prior reductions) based on certain leverage ratios and other tests. The commitment fee on the revolving credit facility is payable quarterly at a rate of 1.0 percent per annum when the utilization of the facility (as specified in the Credit Agreement) is less than 50 percent and at 0.75 percent per annum when the utilization exceeds 50 percent. Borrowings under the revolving credit facility would currently accrue interest at LIBOR plus 2.5 percent, with interest periods of one, two, three or six months, or bank base rate plus 1.5 percent, as selected by Cricket, with the rate subject to adjustment based on our consolidated leverage ratio.
      The facilities under the Credit Agreement are guaranteed by Leap and all of its direct and indirect domestic subsidiaries (other than Cricket, which is the primary obligor, and ANB 1 and ANB 1 License) and are secured by all present and future personal property and owned real property of Leap, Cricket and such direct and indirect domestic subsidiaries. Under the Credit Agreement, we are subject to certain limitations, including limitations on our ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; and pay dividends and make certain other restricted payments. In addition, we will be required to pay down the facilities under certain circumstances if we issue debt or equity, sell assets or property, receive certain extraordinary receipts or generate excess cash flow (as defined in the Credit Agreement). We are also subject to financial covenants which include a minimum interest coverage ratio, a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum fixed charge coverage ratio. The Credit Agreement allows us to invest up to $325 million in ANB 1 and ANB 1 License and up to $60 million in other joint ventures and allows us to provide limited guarantees for the benefit of ANB 1 License and other joint ventures.
      Affiliates of Highland Capital Management, L.P. (a beneficial stockholder of Leap and an affiliate of James D. Dondero, a director of Leap) participated in the syndication of the Credit Agreement in the following amounts: $109 million of the $600 million of term loans and $30 million of the $110 million revolving credit facility.
      At December 31, 2005, the effective interest rate on the term loans was 6.6%, including the effect of interest rate swaps, and the outstanding indebtedness was $594.4 million. The terms of the Credit Agreement require us to enter into interest rate hedging agreements in an amount equal to at least 50% of our outstanding indebtedness. In accordance with this requirement, in April 2005 we entered into interest rate swap agreements with respect to $250 million of our debt. These swap agreements effectively fix the interest rate on $250 million of the outstanding indebtedness at 6.7% through June 2007. In July 2005, we entered into another interest rate swap agreement with respect to a further $105 million of our outstanding indebtedness. This swap agreement effectively fixes the interest rate on $105 million of the outstanding indebtedness at 6.8% through June 2009. The $3.5 million fair value of the swap agreements at December 31, 2005 was recorded in other assets in our consolidated balance sheet with a corresponding increase in other comprehensive income, net of tax.
      Our restatement of our historical consolidated financial results as described in Note 3 to the financial statements included below may have resulted in defaults under the Credit Agreement. On March 10, 2006, the required lenders under the Credit Agreement granted a waiver of the potential defaults, subject to conditions which we have met.

Capital Expenditures and Other Asset Acquisitions and Dispositions
      Capital Expenditures. During the year ended December 31, 2005 we incurred approximately $208.8 million in capital expenditures. These capital expenditures were primarily for: (i) expansion and improvement of our existing wireless networks, (ii) the build-out and launch of the Fresno, California market and the related expansion and network change-out of our existing Visalia and Modesto/Merced markets, (iii) costs associated with the build-out of markets covered by licenses acquired in Auction #58, (iv) costs incurred by ANB 1 License in connection with the initial development of licenses ANB 1 License acquired in the FCC’s Auction #58, and (v) initial expenditures for EVDO technology.

      We currently expect to incur between $430 million and $500 million in capital expenditures, including capitalized interest, for the year ending December 31, 2006.
      Auction #58 Properties and Build-Out. In May 2005, our wholly owned subsidiary, Cricket Licensee (Reauction), Inc., completed the purchase of four wireless licenses covering approximately 11.3 million POPs in the FCC’s Auction #58 for $166.9 million.
      In September 2005, ANB 1 License completed the purchase of nine wireless licenses covering approximately 10.2 million POPs in Auction #58 for $68.2 million. We have made acquisition loans under our senior secured credit facility with ANB 1 License, as amended, in the aggregate amount of $64.2 million, which were used by ANB 1 License, together with $4.0 million of equity contributions, to purchase the Auction #58 wireless licenses. In addition, we have committed to loan ANB 1 License up to $85.8 million in additional funds to finance its initial build-out costs and working capital requirements, of which $24.8 million was drawn as of December 31, 2005. However, ANB 1 License will need to obtain additional capital from Cricket or another third party to build out and launch its networks. Under Cricket’s Credit Agreement, we are permitted to invest up to an aggregate of $325 million in loans to and equity investments in ANB 1 and ANB 1 License. We expect to increase availability under our senior secured credit facility with ANB 1 License and to make additional equity investments in ANB 1 during the first half of 2006.
      We currently expect to launch commercial operations in the markets covered by the licenses we acquired in Auction #58 and we have commenced build-out activities. Pursuant to a management services agreement, we are also providing services to ANB 1 License with respect to the build-out and launch of the licenses it acquired in Auction #58. See “Item 1. Business — Arrangements with Alaska Native Broadband” in the 2005 Form 10-K for further discussion of our arrangements with ANB 1.
      Other Acquisitions and Dispositions. In June 2005, we completed the purchase of a wireless license to provide service in Fresno, California and related assets for $27.6 million. We launched service in Fresno on August 2, 2005.
      On August 3, 2005, we completed the sale of 23 wireless licenses and substantially all of the operating assets in our Michigan markets for $102.5 million, resulting in a gain of $14.6 million. We had not launched commercial operations in most of the markets covered by the licenses sold.
      In November 2005, we signed an agreement to sell our wireless licenses and operating assets in our Toledo and Sandusky, Ohio markets in exchange for $28.5 million and an equity interest in LCW Wireless, a designated entity which owns a wireless license in the Portland, Oregon market. We also agreed to contribute to the joint venture approximately $25 million and two wireless licenses and related operating assets in Eugene and Salem, Oregon, which would increase our non-controlling equity interest in LCW Wireless to 73.3%. Completion of these transactions is subject to customary closing conditions, including FCC approval and other third party consents. Although we expect to receive FCC approval and satisfy the other conditions, we cannot assure you that the FCC will grant such approval or that the other conditions will be satisfied. See “Item 1. Business — Arrangements with LCW Wireless” in the 2005 Form 10-K for further discussion of our arrangements with LCW Wireless.
      In December 2005, we completed the sale of non-operating wireless licenses in Anchorage, Alaska and Duluth, Minnesota covering 0.9 million POPs for $10.0 million. During the second quarter of fiscal 2005, we recorded impairment charges of $11.4 million to adjust the carrying values of these licenses to their estimated fair values, which were based on the agreed upon sales prices.
      On March 1, 2006, we entered into an agreement with a debtor-in-possession for the purchase of 13 wireless licenses in North Carolina and South Carolina for an aggregate purchase price of $31.8 million. Completion of this transaction is subject to customary closing conditions, including FCC approval and approval of the bankruptcy court in which the seller’s bankruptcy is proceeding, as well as the receipt of an FCC order agreeing to extend certain build-out requirements with respect to certain of the licenses. Although we expect to receive such approvals and orders and to satisfy the other conditions, we cannot assure you that such approvals and order will be granted or that the other conditions will be satisfied.

Certain Contractual Obligations, Commitments and Contingencies
      The table below summarizes information as of December 31, 2005 regarding certain of our future minimum contractual obligations for the next five years and thereafter (in thousands):

		Year Ended December 31,

	Total	2006	2007	2008	2009	2010	Thereafter

Long-term debt(1)	$594,444	$6,111	$6,111	$6,111	$6,111	$570,000	$—
Contractual interest(2)	186,897	40,562	40,545	40,527	40,219	25,044	—
Origination fees for ANB 1 investment(3)	4,700	2,000	1,000	1,000	700	—	—
Operating leases	310,701	48,381	35,628	33,291	31,231	30,033	132,137

Total	$1,096,742	$97,054	$83,284	$80,929	$78,261	$625,077	$132,137

(1)	Amounts shown for Cricket’s term loans include principal only. Interest on the term loans, calculated at the current interest rate, is stated separately.

(2)	Contractual interest is based on the current interest rates in effect at December 31, 2005 for debt outstanding as of that date.

(3)	Reflects contractual obligation based on an amendment executed on January 9, 2006.
      The table above does not include contractual obligations to purchase a minimum of $90.5 million of products and services from Nortel Networks Inc. from October 11, 2005 through October 10, 2008 and contractual obligations to purchase a minimum of $119 million of products and services from Lucent Technologies Inc. from October 1, 2005 through September 30, 2008. The table also does not include the contractual obligation to purchase wireless licenses in North and South Carolina for $31.8 million.
      The table above also does not include the following contractual obligations relating to ANB 1: (1) Cricket’s obligation to loan to ANB 1 License up to $85.8 million to finance its initial build-out costs and working capital requirements, of which approximately $24.8 million was drawn at December 31, 2005, (2) Cricket’s obligation to pay $2.7 million plus interest to ANB if ANB exercises its right to sell its membership interest in ANB 1 to Cricket following the initial build-out of ANB 1 License’s wireless licenses, and (3) ANB 1’s obligation to purchase a minimum of $39.5 million and $6.0 million of products and services from Nortel Networks Inc. and Lucent Technologies Inc., respectively, over the same three year terms as those for Cricket.
      The table above also does not include the following contractual obligations relating to LCW Wireless which would arise at and after the closing of the LCW Wireless transaction: (1) Cricket’s obligation to contribute $25.0 million to LCW Wireless in cash, (2) Cricket’s obligation to contribute approximately $3.0 million to LCW Wireless in the form of replacement network equipment, (3) Cricket’s obligation to pay up to $3.0 million to WLPCS if WLPCS exercises its right to sell its membership interest in LCW Wireless to Cricket, and (4) Cricket’s obligation to pay to CSM an amount equal to CSM’s pro rata share of the fair value of the outstanding membership interests in LCW Wireless, determined either through an appraisal or based on a multiple of Leap’s enterprise value divided by its adjusted EBITDA and applied to LCW Wireless’ adjusted EBITDA to impute an enterprise value and equity value for LCW Wireless, if CSM exercises its right to sell its membership interest in LCW Wireless to Cricket.

Off-Balance Sheet Arrangements
      We had no material off-balance sheet arrangements at December 31, 2005.

Recent Accounting Pronouncements
      In October 2005, the FASB issued FASB Staff Position, or FSP, No. FAS 13-1, “Accounting for Rental Costs Incurred During a Construction Period.” This FSP requires that rental costs associated with ground or building operating leases that are incurred during a construction period should be recognized as rental expense and included in income from continuing operations. This applies to operating lease arrangements entered into prior to the effective date of the FSP. Adoption of this FSP is required for the first quarter beginning January 1, 2006. We estimate that construction period rents will total between $5.5 million and $6.5 million during fiscal 2006.
      In December 2004, the FASB issued Statement No. 123R, “Share-Based Payment,” which revises SFAS No. 123. SFAS No. 123R requires that a company measure the cost of equity-based service awards based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized as compensation expense over the period during which an employee is required to provide service in exchange for the award or the requisite service period (usually the vesting period). No compensation expense is recognized for the cost of equity-based awards for which employees do not render the requisite service. A company will initially measure the cost of each liability-based service award based on the award’s initial fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation expense over that period. The grant-date fair value of employee stock options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. If an equity-based award is modified after the grant date, incremental compensation expense will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Adoption of SFAS No. 123R is required for the first quarter beginning January 1, 2006. We have not yet determined the impact that the adoption of SFAS No. 123R will have on our consolidated financial position or results of operations.
      In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections,” which addresses the accounting and reporting for changes in accounting principles and replaces APB 20 and SFAS 3. SFAS 154 requires retrospective application of changes in accounting principles to prior financial statements unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in the income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS No. 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS No. 154 becomes effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.
      In March 2005, the FASB issued Interpretation No. 47 which serves as an interpretation of FASB Statement No. 143, “Accounting for Conditional Asset Retirement Obligations”. FIN No. 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Under FIN No. 47, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development or through the normal operation of the asset. Uncertainty about the timing or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred. FIN No. 47 is effective for the year ended December 31, 2005. Adoption of FIN No. 47 did not have a material effect on our consolidated financial position or results of operations for the year ended December 31, 2005.

Quantitative and Qualitative Disclosures About Market Risk
      Interest Rate Risk: As of December 31, 2005, we had $600 million in floating rate debt under our secured Credit Agreement. Changes in interest rates would not significantly affect the fair value of our outstanding indebtedness. The terms of our Credit Agreement require that we enter into interest rate hedging agreements in an amount equal to at least 50% of our outstanding indebtedness. In accordance with this requirement, we entered into interest rate swap agreements with respect to $250 million of our indebtedness in April 2005, and with respect to an additional $105 million of our indebtedness in July 2005. The swap agreements effectively fix the interest rate on $250 million of our indebtedness at 6.7% through June 2007, and on $105 million of our indebtedness at 6.8% through June 2009.
      As of December 31, 2005, net of the effect of the interest rate swap agreements described above, our outstanding floating rate indebtedness totaled $239.4 million. The primary base interest rate is the three month LIBOR. Assuming the outstanding balance on our floating rate indebtedness remains constant over a year, a 100 basis point increase in the interest rate would decrease pre-tax income and cash flow, net of the effect of the swap agreements, by approximately $2.4 million.
      Hedging Policy: Our policy is to maintain interest rate hedges when required by credit agreements. We do not currently engage in any hedging activities against foreign currency exchange rates or for speculative purposes.
Management’s Report on Internal Control over Financial Reporting
      Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company as such term is defined under Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934. Internal control over financial reporting refers to the process designed by, or under the supervision of, the Company’s CEO and CFO, and effected by its board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

1. Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s assets;

2. Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorization of the Company’s management and directors; and

3. Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.
      Due to inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      Management has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with management’s assessment of internal control over financial reporting, management identified the following material weaknesses as of December 31, 2005:

1. The Company did not maintain a sufficient complement of personnel with the appropriate skills, training and Company-specific experience to identify and address the application of generally accepted accounting principles in complex or non-routine transactions. Specifically, the Company has experienced staff turnover, and as a result, has experienced a lack of knowledge transfer to new employees within its accounting, financial reporting and tax functions. In addition, the Company does not have a full-time director of its tax function. This control deficiency contributed to the material weakness described below. Additionally, this control deficiency could result in a misstatement of accounts and disclosures that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

2. The Company did not maintain effective controls over its accounting for income taxes. Specifically, the Company did not have adequate controls designed and in place to ensure the completeness and accuracy of the deferred income tax provision and the related deferred tax assets and liabilities and the related goodwill in conformity with generally accepted accounting principles. This control deficiency resulted in the restatement of the Company’s consolidated financial statements for the five months ended December 31, 2004 and the consolidated financial statements for the two months ended September 30, 2004 and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, as well as audit adjustments to the 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of income tax expense, deferred tax assets and liabilities and the related goodwill that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.
      Based on their assessment, and because of the material weaknesses described above, management has concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2005, using the criteria established in Internal Control-Integrated Framework issued by the COSO.
      Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.
Management’s Remediation Initiatives
      The Company is in the process of actively addressing and remediating the material weaknesses in internal control over financial reporting described above. Elements of its remediation plan can only be accomplished over time.
      As of September 30, 2005, June 30, 2005, March 31, 2005, December 31, 2004 and September 30, 2004, the Company reported a material weakness related to insufficient staffing in the accounting and financial reporting functions. During 2005, the Company has taken the following actions to remediate the material weakness related to insufficient staffing in its accounting, financial reporting and tax functions:

•	The Company hired a new vice president, chief accounting officer in May 2005. This individual is a certified public accountant with over 19 years of experience as an accounting professional, including over 14 years of Big Four public accounting experience. He possesses a strong background in technical accounting and the application of generally accepted accounting principles.

•	The Company has hired a number of key accounting personnel since February 2005 that are appropriately qualified and experienced to identify and apply technical accounting literature, including several new directors and managers.
      Based on the new leadership and management in the accounting department, on its identification of the historical errors in the Company’s accounting for income taxes, and the timely completion of this Annual

Report on Form 10-K and the Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005 and June 30, 2005, the Company believes that it has made substantial progress in addressing this material weakness as of December 31, 2005. However, the material weakness was not yet remediated as of December 31, 2005. The Company expects that this material weakness will be fully remediated once it has filled the remaining key open management positions, including a full-time tax department leader, with qualified personnel and those personnel have had sufficient time in their positions.
      The Company has taken the following actions to remediate the material weakness related to its accounting for income taxes:

•	The Company has initiated a search for a qualified full-time tax department leader and continues to make this a priority. The Company has been actively recruiting for this position for several months, but has experienced difficulty in finding qualified applicants. Nevertheless, the Company is striving to fill the position as soon as possible.

•	As part of its 2005 annual income tax provision, the Company improved its internal control over income tax accounting to establish detailed procedures for the preparation and review of the income tax provision, including review by the Company’s chief accounting officer.

•	The Company used experienced qualified consultants to assist management in interpreting and applying income tax accounting literature and preparing the Company’s 2005 annual income tax provision, and will continue to use such consultants in the future to obtain access to as much income tax accounting expertise as it needs. The Company recognizes, however, that a full-time tax department leader with appropriate tax accounting expertise is important for the Company to maintain effective internal controls on an ongoing basis.

•	As a result of the remediation initiatives described above, the Company identified certain of the errors that gave rise to the restatements of the consolidated financial statements for deferred income taxes.
      The Company expects that the material weakness related to its accounting for income taxes will be remediated once it has hired a full-time leader of the tax department, that person has had sufficient time in his or her position, and the Company demonstrates continued accurate and timely preparation of its income tax provisions.
      The Company had also reported that it had material weaknesses related to the application of lease-related accounting principles, fresh-start reporting and account reconciliation procedures as of September 30, 2004, December 31, 2004 and March 31, 2005. These material weaknesses were remediated during the quarter ended June 30, 2005, as reported in the Company’s Quarterly Report on Form 10-Q for that quarter.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Leap Wireless International, Inc.:
      We have completed an integrated audit of Leap Wireless International, Inc.’s 2005 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and an audit of its 2004 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated Financial Statements
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders’ equity (deficit) present fairly, in all material respects, the financial position of Leap Wireless International, Inc. and its subsidiaries (Successor Company) at December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and the five months ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 2 to the consolidated financial statements, the United States Bankruptcy Court for the Southern District of California confirmed the Company’s Fifth Amended Joint Plan of Reorganization (the “plan”) on October 22, 2003. Consummation of the plan terminated all rights and interests of equity security holders as provided for in the plan. The plan was consummated on August 16, 2004 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as of July 31, 2004.
      As discussed in Note 3, the Company has restated its 2004 consolidated financial statements.
Internal Control Over Financial Reporting
      Also, we have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting that Leap Wireless International, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because (1) the Company did not maintain a sufficient complement of personnel with the appropriate skills, training and Company-specific experience in its accounting, financial reporting and tax functions and (2) the Company did not maintain effective internal controls surrounding the preparation of its income tax provision based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.
      We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment as of December 31, 2005:

•	The Company did not maintain a sufficient complement of personnel with the appropriate skills, training and Company-specific experience to identify and address the application of generally accepted accounting principles in complex or non-routine transactions. Specifically, the Company has experienced staff turnover, and as a result, has experienced a lack of knowledge transfer to new employees within its accounting, financial reporting and tax functions. In addition, the Company does not have a full-time director of its tax function. This control deficiency contributed to the material weakness described below. Additionally, this control deficiency could result in a misstatement of accounts and disclosures that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

•	The Company did not maintain effective controls over its accounting for income taxes. Specifically, the Company did not have adequate controls designed and in place to ensure the completeness and accuracy of the deferred income tax provision and the related deferred tax assets and liabilities and the related goodwill in conformity with generally accepted accounting principles. This control deficiency resulted in the restatement of the Company’s consolidated financial statements for the five months ended December 31, 2004 and the consolidated financial statements for the two months ended September 30, 2004 and the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, as well as audit adjustments to the 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of income tax expense, deferred tax assets and liabilities and the related goodwill that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.
      These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

      In our opinion, management’s assessment that Leap Wireless International, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, Leap Wireless International, Inc. has not maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control — Integrated Framework issued by the COSO.
PricewaterhouseCoopers LLP
San Diego, California
March 21, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Leap Wireless International, Inc.:
      In our opinion, the accompanying consolidated statements of operations, of cash flows and of stockholders’ equity (deficit) present fairly, in all material respects, the results of operations and cash flows of Leap Wireless International, Inc. and its subsidiaries (Predecessor Company) for the seven months ended July 31, 2004 and the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 2 to the consolidated financial statements, the Company and substantially all of its subsidiaries voluntarily filed a petition on April 13, 2003 with the United States Bankruptcy Court for the Southern District of California for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Plan of Reorganization was consummated on August 16, 2004 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as of July 31, 2004.
PricewaterhouseCoopers LLP
San Diego, California
May 16, 2005

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	Successor Company

	December 31,	December 31,
	2005	2004

		(As Restated)
		(See Note 3)
ASSETS
Cash and cash equivalents	$293,073	$141,141
Short-term investments	90,981	113,083
Restricted cash, cash equivalents and short-term investments	13,759	31,427
Inventories	37,320	25,816
Other current assets	29,237	37,531

Total current assets	464,370	348,998
Property and equipment, net	621,946	575,486
Wireless licenses	821,288	652,653
Assets held for sale (Note 11)	15,145	—
Goodwill	431,896	457,637
Other intangible assets, net	113,554	151,461
Deposits for wireless licenses	—	24,750
Other assets	38,119	9,902

Total assets	$2,506,318	$2,220,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$167,770	$91,093
Current maturities of long-term debt (Note 7)	6,111	40,373
Other current liabilities	49,627	71,770

Total current liabilities	223,508	203,236
Long-term debt (Note 7)	588,333	371,355
Other long-term liabilities	178,359	176,240

Total liabilities	990,200	750,831

Minority interest	1,761	—

Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 61,202,806 and 60,000,000 shares issued and outstanding at December 31, 2005 and 2004, respectively	6	6
Additional paid-in capital	1,511,580	1,478,392
Unearned stock-based compensation	(20,942)	—
Retained earnings (accumulated deficit)	21,575	(8,391)
Accumulated other comprehensive income	2,138	49

Total stockholders’ equity	1,514,357	1,470,056

Total liabilities and stockholders’ equity	$2,506,318	$2,220,887

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Successor Company		Predecessor Company

		Five Months	Seven Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	July 31,	December 31,
	2005	2004	2004	2003

		(As Restated)
		(See Note 3)
Revenues:
Service revenues	$763,680	$285,647	$398,451	$643,566
Equipment revenues	150,983	58,713	83,196	107,730

Total revenues	914,663	344,360	481,647	751,296

Operating expenses:
Cost of service (exclusive of items shown separately below)	(200,430)	(79,148)	(113,988)	(199,987)
Cost of equipment	(192,205)	(82,402)	(97,160)	(172,235)
Selling and marketing	(100,042)	(39,938)	(51,997)	(86,223)
General and administrative	(159,249)	(57,110)	(81,514)	(162,378)
Depreciation and amortization	(195,462)	(75,324)	(178,120)	(300,243)
Impairment of indefinite-lived intangible assets	(12,043)	—	—	(171,140)
Loss on disposal of property and equipment	—	—	—	(24,054)

Total operating expenses	(859,431)	(333,922)	(522,779)	(1,116,260)
Gain on sale of wireless licenses and operating assets	14,587	—	532	4,589

Operating income (loss)	69,819	10,438	(40,600)	(360,375)
Minority interest in loss of consolidated subsidiary	(31)	—	—	—
Interest income	9,957	1,812	—	779
Interest expense (contractual interest expense was $156.3 million for the seven months ended July 31, 2004 and $257.5 million for the year ended December 31, 2003)	(30,051)	(16,594)	(4,195)	(83,371)
Other income (expense), net	1,423	(117)	(293)	(176)

Income (loss) before reorganization items and income taxes	51,117	(4,461)	(45,088)	(443,143)
Reorganization items, net	—	—	962,444	(146,242)

Income (loss) before income taxes	51,117	(4,461)	917,356	(589,385)
Income taxes	(21,151)	(3,930)	(4,166)	(8,052)

Net income (loss)	$29,966	$(8,391)	$913,190	$(597,437)

Net income (loss) per share:
Basic	$0.50	$(0.14)	$15.58	$(10.19)

Diluted	$0.49	$(0.14)	$15.58	$(10.19)

Shares used in per share calculations:
Basic	60,135	60,000	58,623	58,604

Diluted	61,003	60,000	58,623	58,604

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Successor Company		Predecessor Company

		Five Months	Seven Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	July 31,	December 31,
	2005	2004	2004	2003

		(As Restated)
		(See Note 3)
Operating activities:
Net income (loss)	$29,966	$(8,391)	$913,190	$(597,437)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash stock-based compensation expense	12,245	—	—	243
Depreciation and amortization	195,462	75,324	178,120	300,243
Reorganization items, net	—	—	(962,444)	146,242
Deferred income tax expense	21,088	3,823	3,370	7,713
Impairment of indefinite-lived intangible assets	12,043	—	—	171,140
Loss on disposal of property and equipment	—	—	—	24,054
Gain on sale of wireless licenses and operating assets	(14,587)	—	(532)	(4,589)
Other	1,815	—	(805)	166
Changes in assets and liabilities:
Inventories	(11,504)	8,923	(17,059)	12,723
Other assets	3,570	(21,132)	(5,343)	(5,910)
Accounts payable and accrued liabilities	57,101	(4,421)	4,761	24,575
Other liabilities	1,081	15,626	12,861	80,399

Net cash provided by operating activities before reorganization activities	308,280	69,752	126,119	159,562
Net cash used for reorganization activities	—	—	(5,496)	(115,129)

Net cash provided by operating activities	308,280	69,752	120,623	44,433

Investing activities:
Purchases of property and equipment	(208,808)	(49,043)	(34,456)	(37,488)
Prepayments for purchases of property and equipment	(9,828)	5,102	1,215	(7,183)
Purchases of wireless licenses	(243,960)	—	—	—
Proceeds from sale of wireless licenses and operating assets	108,800	—	2,000	4,722
Purchases of investments	(307,021)	(47,368)	(87,201)	(134,245)
Sales and maturities of investments	329,043	32,494	58,333	144,188
Restricted cash, cash equivalents and investments, net	(338)	12,537	9,810	(26,525)

Net cash used in investing activities	(332,112)	(46,278)	(50,299)	(56,531)

Financing activities:
Proceeds from long-term debt	600,000	—	—	—
Repayment of long-term debt	(418,285)	(36,727)	—	(4,742)
Issuance of common stock, net	—	—	—	50
Minority interest	1,000	—	—	—
Payment of debt issuance costs	(6,951)	—	—	—

Net cash provided by (used in) financing activities	175,764	(36,727)	—	(4,692)

Net increase (decrease) in cash and cash equivalents	151,932	(13,253)	70,324	(16,790)
Cash and cash equivalents at beginning of period	141,141	154,394	84,070	100,860

Cash and cash equivalents at end of period	$293,073	$141,141	$154,394	$84,070

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share data)

						Accumulated
					Retained	Other
	Common Stock		Additional	Unearned	Earnings	Comprehensive
			Paid-In	Stock-Based	(Accumulated	Income
	Shares	Amount	Capital	Compensation	Deficit)	(Loss)	Total

Predecessor Company balance at December 31, 2002	58,704,189	$6	$1,156,379	$(986)	$(1,450,994)	$(1,191)	$(296,786)
Components of comprehensive loss:
Net loss	—	—	—	—	(597,437)	—	(597,437)
Net unrealized holding gains on investments	—	—	—	—	—	271	271

Comprehensive loss	—	—	—	—	—	—	(597,166)

Issuance of common stock under stock-based compensation plans	35	—	353	—	—	—	353
Unearned stock-based compensation	—	—	(322)	322	—	—	—
Amortization of stock-based compensation	—	—	—	243	—	—	243

Predecessor Company balance at December 31, 2003	58,704,224	6	1,156,410	(421)	(2,048,431)	(920)	(893,356)
Components of comprehensive income:
Net income	—	—	—	—	913,190	—	913,190
Net unrealized holding gains on investments	—	—	—	—	—	47	47

Comprehensive income	—	—	—	—	—	—	913,237

Issuance of common stock under stock-based compensation plans	—	—	31	—	—	—	31
Unearned stock-based compensation	—	—	(1,205)	1,205	—	—	—
Amortization of stock-based compensation	—	—	—	(837)	—	—	(837)
Application of fresh-start reporting:
Elimination of Predecessor Company common stock	(58,704,224)	(6)	(1,155,236)	53	—	873	(1,154,316)
Issuance of Successor Company common stock and fresh-start adjustments	60,000,000	6	1,478,392	—	1,135,241	—	2,613,639

Successor Company balance at August 1, 2004	60,000,000	6	1,478,392	—	—	—	1,478,398
Components of comprehensive loss:
Net loss (as restated)	—	—	—	—	(8,391)	—	(8,391)
Net unrealized holding gains on investments (as restated)	—	—	—	—	—	49	49

Comprehensive loss (as restated)	—	—	—	—	—	—	(8,342)

						Accumulated
					Retained	Other
	Common Stock		Additional	Unearned	Earnings	Comprehensive
			Paid-In	Stock-Based	(Accumulated	Income
	Shares	Amount	Capital	Compensation	Deficit)	(Loss)	Total

Successor Company balance at December 31, 2004 (as restated)	60,000,000	6	1,478,392	—	(8,391)	49	1,470,056
Components of comprehensive income:
Net income	—	—	—	—	29,966	—	29,966
Net unrealized holding losses on investments	—	—	—	—	—	(57)	(57)
Unrealized gains on derivative instruments	—	—	—	—	—	2,146	2,146

Comprehensive income	—	—	—	—	—	—	32,055

Issuance of common stock under stock-based compensation plans	1,202,806	—	6,871	—	—	—	6,871
Unearned stock-based compensation	—	—	26,317	(26,317)	—	—	—
Amortization of stock-based compensation	—	—	—	5,375	—	—	5,375

Successor Company balance at December 31, 2005	61,202,806	$6	$1,511,580	$(20,942)	$21,575	$2,138	$1,514,357

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share data)

Note 1.	The Company and Nature of Business
      Leap Wireless International, Inc. (“Leap”), a Delaware corporation, together with its wholly owned subsidiaries, is a wireless communications carrier that offers digital wireless service in the United States of America under the brands “Cricket®” and “Jumptm Mobile.” Leap conducts operations through its subsidiaries and has no independent operations or sources of operating revenue other than through dividends, if any, from its operating subsidiaries. The Cricket and Jump Mobile services are offered by Leap’s wholly owned subsidiary, Cricket Communications, Inc. (“Cricket”). Leap, Cricket and their subsidiaries are collectively referred to herein as “the Company.” The Cricket and Jump Mobile services are also offered in certain markets through Alaska Native Broadband 1 License, LLC (“ANB 1 License”), a joint venture in which Cricket indirectly owns a 75% non-controlling interest, through a 75% non-controlling interest in Alaska Native Broadband 1, LLC (“ANB 1”). The Company consolidates its 75% non-controlling interest in ANB 1 (see Note 3).

Note 2.	Reorganization and Fresh-Start Reporting
      On April 13, 2003 (the “Petition Date”), Leap, Cricket and substantially all of their subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”). On October 22, 2003, the Bankruptcy Court confirmed the Fifth Amended Joint Plan of Reorganization (the “Plan of Reorganization”) of Leap, Cricket and their debtor subsidiaries. All material conditions to the effectiveness of the Plan of Reorganization were resolved on August 5, 2004, and on August 16, 2004 (the “Effective Date”), the Plan of Reorganization became effective and the Company emerged from Chapter 11 bankruptcy. On that date, a new Board of Directors of Leap was appointed, Leap’s previously existing stock, options and warrants were cancelled, and Leap issued 60 million shares of new Leap common stock for distribution to two classes of creditors. The Plan of Reorganization implemented a comprehensive financial reorganization that significantly reduced the Company’s outstanding indebtedness. On the Effective Date of the Plan of Reorganization, the Company’s long-term debt was reduced from a book value of more than $2.4 billion to debt with an estimated fair value of $412.8 million, consisting of new Cricket 13% senior secured pay-in-kind notes due 2011 with a face value of $350 million and an estimated fair value of $372.8 million, issued on the Effective Date, and approximately $40 million of remaining indebtedness to the Federal Communications Commission (“FCC”) (net of the repayment of $45 million of principal and accrued interest to the FCC on the Effective Date).
      As of the Petition Date and through the adoption of fresh-start reporting on July 31, 2004, the Company implemented American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” In accordance with SOP 90-7, the Company separately reported certain expenses, realized gains and losses and provisions for losses related to the Chapter 11 filings as reorganization items. In addition, commencing as of the Petition Date and continuing while in bankruptcy, the Company ceased accruing interest and amortizing debt discounts and debt issuance costs for its pre-petition debt that was subject to compromise, which included debt with a book value totaling approximately $2.4 billion as of the Petition Date.
      The Company adopted the fresh-start reporting provisions of SOP 90-7 as of July 31, 2004. Under fresh-start reporting, a new entity is deemed to be created for financial reporting purposes. Therefore, as used in these consolidated financial statements, the Company is referred to as the “Predecessor Company” for periods on or prior to July 31, 2004 and is referred to as the “Successor Company” for periods after July 31, 2004, after giving effect to the implementation of fresh-start reporting. The financial statements of the Successor Company are not comparable in many respects to the financial statements of the Predecessor Company

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
because of the effects of the consummation of the Plan of Reorganization as well as the adjustments for fresh-start reporting.
      Under SOP 90-7, reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization. In implementing fresh-start reporting, the Company allocated its reorganization value of approximately $2.3 billion to the fair value of its assets in conformity with procedures specified by Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and stated its liabilities, other than deferred taxes, at the present value of amounts expected to be paid. The amount remaining after allocation of the reorganization value to the fair value of the Company’s identified tangible and intangible assets is reflected as goodwill, which is subject to periodic evaluation for impairment. In addition, under fresh-start reporting, the Company’s accumulated deficit was eliminated and new equity was issued according to the Plan of Reorganization.
      The fair values of goodwill and intangible assets reported in the Successor Company’s consolidated balance sheet were estimated based upon the Company’s estimates of future cash flows and other factors including discount rates. If these estimates or the assumptions underlying these estimates change in the future, the Company may be required to record impairment charges. In addition, a permanent and sustained decline in the market value of the Company’s outstanding common stock could also result in the requirement to recognize impairment charges in future periods.

Note 3.	Summary of Significant Accounting Policies

Restatement of Previously Reported Audited Consolidated and Unaudited Interim Financial Information
      The Company has restated its historical consolidated financial statements as of and for the five months ended December 31, 2004 and consolidated financial information for the interim period ended September 30, 2004 and the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005. The determination to restate these consolidated financial statements and interim financial information was made by the Company’s Audit Committee upon the recommendation of management as a result of the identification of the following errors related to the accounting for deferred income taxes:

•	The tax bases of several wireless licenses were inaccurately compiled by the Company during its adoption of fresh-start reporting as of July 31, 2004, which had the effect in the aggregate of understating wireless license deferred tax liabilities and overstating wireless license deferred tax assets. In addition, the misstatement of the tax bases of operating licenses with deferred tax liabilities had the net effect of overstating deferred income tax expense in the periods subsequent to July 31, 2004.

•	The Company incorrectly accounted for tax-deductible goodwill upon the adoption of fresh-start reporting as of July 31, 2004, which had the effect of understating deferred tax liabilities and understating deferred income tax expense in the periods subsequent to July 31, 2004.

•	In connection with the adoption of fresh-start reporting as of July 31, 2004, the Company adopted the practice of netting deferred tax assets associated with wireless licenses against deferred tax liabilities associated with wireless licenses and, as a result, did not record valuation allowances on its wireless license deferred tax assets. However, because the Company’s wireless licenses have indefinite useful lives, the deferred tax liabilities related to the licenses will not reverse until some indefinite future period when a license is either sold or written down due to impairment. As a result, the wireless license deferred tax liabilities may not be used to support the realization of the wireless license deferred tax assets and, thus, may not be used to offset the wireless license deferred tax assets. Accordingly, the Company has now determined that the netting of deferred tax assets associated with wireless licenses against deferred tax liabilities associated with wireless licenses was not appropriate. Instead, valuation allowances should have been recorded on the wireless license deferred tax assets.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	The Company incorrectly accounted for the release of valuation allowances on deferred tax assets recorded in fresh-start reporting. The Company previously concluded that there had been no release of fresh-start valuation allowances during the five months ended December 31, 2004 and the nine months ended September 30, 2005. However, the reversal of deferred tax assets recorded in fresh-start reporting resulted in a release of the related fresh-start valuation allowances. As restated, the release of fresh-start valuation allowances is recorded as a reduction of goodwill and resulted in deferred income tax expense for the five months ended December 31, 2004 and the nine months ended September 30, 2005.
      The following tables present the effects of the restatements on the Company’s previously issued consolidated financial statements and interim consolidated financial information:

	As of July 31, 2004

	Previously
	Reported	Adjustment	As Restated

Consolidated Balance Sheet Data:
Other current assets	$33,394	$2,903	$36,297
Goodwill	$329,619	$128,649	$458,268
Other long-term liabilities	$23,577	$131,552	$155,129

	As of and for the Two Months Ended
	September 30, 2004

	Previously
	Reported	Adjustment	As Restated

	(Unaudited)	(Unaudited)	(Unaudited)
Consolidated Balance Sheet Data:
Other current assets	$33,656	$2,903	$36,559
Goodwill	$328,820	$128,225	$457,045
Other current liabilities	$67,271	$(159)	$67,112
Other long-term liabilities	$31,194	$131,139	$162,333
Accumulated deficit	$(1,982)	$148	$(1,834)
Consolidated Statement of Operations Data:
Income tax expense	$2,704	$(148)	$2,556
Net loss	$(1,982)	$148	$(1,834)
Comprehensive loss	$(2,092)	$148	$(1,944)
Basic and diluted net loss per share	$(0.03)	$0.00	$(0.03)

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of and for the Three Months Ended
	December 31, 2004

	Previously
	Reported	Adjustment	As Restated

Consolidated Balance Sheet Data:
Other current assets	$35,144	$2,387	$37,531
Goodwill	$329,619	$128,018	$457,637
Other current liabilities	$71,965	$(195)	$71,770
Other long-term liabilities	$45,846	$130,394	$176,240
Accumulated deficit	$(8,629)	$238	$(8,391)
Accumulated other comprehensive income	$81	$(32)	$49
Consolidated Statement of Operations Data:	(Unaudited)	(Unaudited )	(Unaudited )
Income tax expense	$1,464	$(90)	$1,374
Net loss	$(6,647)	$90	$(6,557)
Comprehensive loss	$(6,456)	$58	$(6,398)
Basic and diluted net loss per share	$(0.11)	$0.00	$(0.11)

	As of and for the Five Months Ended
	December 31, 2004

	Previously
	Reported	Adjustment	As Restated

Consolidated Balance Sheet Data:
Other current assets	$35,144	$2,387	$37,531
Goodwill	$329,619	$128,018	$457,637
Other current liabilities	$71,965	$(195)	$71,770
Other long-term liabilities	$45,846	$130,394	$176,240
Accumulated deficit	$(8,629)	$238	$(8,391)
Accumulated other comprehensive income	$81	$(32)	$49
Consolidated Statement of Operations Data:
Income tax expense	$4,168	$(238)	$3,930
Net loss	$(8,629)	$238	$(8,391)
Comprehensive loss	$(8,548)	$206	$(8,342)
Basic and diluted net loss per share	$(0.14)	$0.00	$(0.14)

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of and for the Three Months Ended
	March 31, 2005

	Previously
	Reported	Adjustment	As Restated

	(Unaudited)	(Unaudited)	(Unaudited)
Consolidated Balance Sheet Data:
Other current assets	$34,275	$2,387	$36,662
Goodwill	$329,619	$124,337	$453,956
Other current liabilities	$70,753	$(242)	$70,511
Other long-term liabilities	$28,951	$131,861	$160,812
Retained earnings (accumulated deficit)	$4,017	$(4,892)	$(875)
Accumulated other comprehensive income	$6	$(3)	$3
Consolidated Statement of Operations Data:
Income tax expense	$709	$5,130	$5,839
Net income	$12,646	$(5,130)	$7,516
Comprehensive income	$12,652	$(5,182)	$7,470
Basic net income per share	$0.21	$(0.08)	$0.13
Diluted net income per share	$0.21	$(0.09)	$0.12

	As of and for the Three Months Ended
	June 30, 2005

	Previously
	Reported	Adjustment	As Restated

	(Unaudited)	(Unaudited)	(Unaudited)
Consolidated Balance Sheet Data:
Other current assets	$27,678	$2,387	$30,065
Goodwill	$329,619	$119,819	$449,438
Other current liabilities	$65,272	$(481)	$64,791
Other long-term liabilities	$39,128	$128,500	$167,628
Retained earnings	$6,546	$(6,318)	$228
Accumulated other comprehensive loss	$(1,288)	$505	$(783)
Consolidated Statement of Operations Data:
Income tax expense (benefit)	$(404)	$1,426	$1,022
Net income	$2,529	$(1,426)	$1,103
Comprehensive income	$1,235	$(918)	$317
Basic and diluted net income per share	$0.04	$(0.02)	$0.02

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of and for the Three Months Ended
	September 30, 2005

	Previously
	Reported	Adjustment	As Restated

	(Unaudited)	(Unaudited)	(Unaudited)
Consolidated Balance Sheet Data:
Other current assets	$26,282	$2,387	$28,669
Goodwill	$329,619	$107,763	$437,382
Other current liabilities	$59,513	$(447)	$59,066
Other long-term liabilities	$83,286	$93,819	$177,105
Retained earnings (accumulated deficit)	$(1,016)	$17,641	$16,625
Accumulated other comprehensive income	$2,207	$(863)	$1,344
Consolidated Statement of Operations Data:
Income tax expense	$34,860	$(23,959)	$10,901
Net income (loss)	$(7,562)	$23,959	$16,397
Comprehensive income (loss)	$(4,148)	$22,672	$18,524
Basic and diluted net income (loss) per share	$(0.13)	$0.40	$0.27

Basis of Presentation
      The consolidated financial statements include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of ANB 1 and its wholly owned subsidiary ANB 1 License. The Company consolidates its interest in ANB 1 in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46-R, “Consolidation of Variable Interest Entities,” because ANB 1 is a variable interest entity and the Company will absorb a majority of ANB 1’s expected losses. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.
      The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from management’s estimates.
      Certain prior period amounts have been reclassified to conform to the current year presentation.

Revenues and Cost of Revenues
      Cricket’s business revenues principally arise from the sale of wireless services, handsets and accessories. Wireless services are generally provided on a month-to-month basis. Amounts received in advance for wireless services from customers who pay in advance are initially recorded as deferred revenues and are recognized as service revenue as services are rendered. Service revenues for customers who pay in arrears are recognized only after the service has been rendered and payment has been received. This is because the Company does not require any of its customers to sign fixed-term service commitments or submit to a credit check, and therefore some of its customers may be more likely to terminate service for inability to pay than the customers of other wireless providers. The Company also charges customers for service plan changes, activation fees and other service fees. Revenues from service plan change fees are deferred and recorded to revenue over the estimated customer relationship period, and other service fees are recognized when received. Activation fees are allocated to the other elements of the multiple element arrangement (including service and equipment) on a relative fair value basis. Because the fair values of the Company’s handsets are higher than the total consideration received for the handsets and activation fees combined, the Company allocates the activation

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
fees entirely to equipment revenues and recognizes the activation fees when received. Activation fees included in equipment revenues during the year ended December 31, 2005, the five months ended December 31, 2004 and the seven months ended July 31, 2004 totaled $19.9 million, $7.1 million and $11.8 million, respectively. Activation fees included in equipment revenues for the year ended December 31, 2003 totaled $9.6 million. Direct costs associated with customer activations are expensed as incurred. Cost of service generally includes direct costs and related overhead, excluding depreciation and amortization, of operating the Company’s networks.
      Equipment revenues arise from the sale of handsets and accessories, and activation fees as described above. Revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. Sales of handsets to third-party dealers and distributors are recognized as equipment revenues when service is activated by customers, as the Company does not have sufficient relevant historical experience to establish reasonable estimates of returns by such dealers and distributors. Handsets sold by third-party dealers and distributors are recorded as inventory until they are sold to and activated by customers.
      Sales incentives offered without charge to customers and volume-based incentives paid to the Company’s third-party dealers and distributors are recognized as a reduction of revenue and as a liability when the related service or equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage. Returns of handsets and accessories are insignificant.

Cash and Cash Equivalents
      The Company considers all highly liquid investments with a maturity at the time of purchase of three months or less to be cash equivalents. The Company invests its cash with major financial institutions in money market funds, short-term U.S. Treasury securities, obligations of U.S. Government agencies and other securities such as prime-rated short-term commercial paper and investment grade corporate fixed-income securities. The Company has not experienced any significant losses on its cash and cash equivalents.

Short-Term Investments
      Short-term investments consist of highly liquid fixed-income investments with an original maturity at the time of purchase of greater than three months, such as U.S. Treasury securities, obligations of U.S. Government agencies and other securities such as prime-rated commercial paper and investment grade corporate fixed-income securities.
      Investments are classified as available-for-sale and stated at fair value as determined by the most recently traded price of each security at each balance sheet date. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss). The specific identification method is used to compute the realized gains and losses on debt and equity securities. Investments are periodically reviewed for impairment. If the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss is recognized for the difference.

Restricted Cash, Cash Equivalents and Short-Term Investments
      Restricted cash, cash equivalents and short-term investments consist primarily of amounts that the Company has set aside to satisfy remaining allowed administrative claims and allowed priority claims against Leap and Cricket following their emergence from bankruptcy and investments in money market accounts or certificates of deposit that have been pledged to secure operating obligations.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories
      Inventories consist of handsets and accessories not yet placed into service and units designated for the replacement of damaged customer handsets, and are stated at the lower of cost or market using the first-in, first-out method.

Property and Equipment
      Property and equipment are initially recorded at cost. Additions and improvements, including interest and certain labor costs incurred during the construction period, are capitalized, while expenditures that do not enhance the asset or extend its useful life are charged to operating expenses as incurred. Interest is capitalized on the carrying values of both wireless licenses and equipment during the construction period. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service.
      The following table summarizes the depreciable lives for property and equipment (in years):

Depreciable Life

Network equipment:
Switches	10
Switch power equipment	15
Cell site equipment, and site acquisitions and improvements	7
Towers	15
Antennae	3
Computer hardware and software	3-5
Furniture, fixtures, retail and office equipment	3-7
      The Company’s network construction expenditures are recorded as construction-in-progress until the network or assets are placed in service, at which time the assets are transferred to the appropriate property and equipment category. As a component of construction-in-progress, the Company capitalizes interest, rent expense and salaries and related costs of engineering and technical operations employees, to the extent time and expense are contributed to the construction effort, during the construction period. The Company capitalized $8.7 million of interest to property and equipment during the year ended December 31, 2005.
      Costs associated with the acquisition or development of software for internal use are capitalized and amortized using the straight-line method over the expected useful life of the software.
      Property and equipment to be disposed of by sale is not depreciated and is carried at the lower of carrying value or fair value less costs to sell. At December 31, 2005, property and equipment with a net book value of $5.4 million was classified in assets held for sale (see Note 11). At December 31, 2004, there was no material property and equipment to be disposed of by sale.

Wireless Licenses
      Wireless licenses are initially recorded at cost and are not amortized. Wireless licenses are considered to be indefinite-lived intangible assets because the Company expects to continue to provide wireless service using the relevant licenses for the foreseeable future and the wireless licenses may be renewed every ten years for a nominal fee. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell. At December 31, 2005, wireless licenses with a carrying value of $8.2 million were classified in assets held for sale (see Note 11). At December 31, 2004, wireless licenses to be disposed of by sale were not significant.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Other Intangible Assets
      Goodwill represents the excess of reorganization value over the fair value of identified tangible and intangible assets recorded in connection with fresh-start reporting. Other intangible assets were recorded upon adoption of fresh-start reporting and consist of customer relationships and trademarks, which are being amortized on a straight-line basis over their estimated useful lives of four and fourteen years, respectively. At December 31, 2005, intangible assets with a net book value of $1.5 million were classified in assets held for sale (see Note 11).

Impairment of Long-Lived Assets
      The Company assesses potential impairments to its long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss may be required to be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or group of such assets) is less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and charged to results of operations.

Impairment of Indefinite-Lived Intangible Assets
      The Company assesses potential impairments to its indefinite-lived intangible assets, including goodwill and wireless licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. The Company’s wireless licenses in its operating markets are combined into a single unit of accounting for purposes of testing impairment because management believes that these wireless licenses as a group represent the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. An impairment loss is recognized when the fair value of the asset is less than its carrying value, and would be measured as the amount by which the asset’s carrying value exceeds its fair value. Any required impairment loss would be recorded as a reduction in the carrying value of the related asset and charged to results of operations. The Successor Company conducts its annual tests for impairment during the third quarter of each year. Estimates of the fair value of the Company’s wireless licenses are based primarily on available market prices, including successful bid prices in FCC auctions and selling prices observed in wireless license transactions.
      During fiscal 2005, the Company recorded impairment charges of $12.0 million to reduce the carrying value of certain non-operating wireless licenses to their estimated fair values. During fiscal 2003, the Company recorded impairment charges totaling $171.1 million to reduce the carrying value of its wireless licenses to their estimated fair values.

Derivative Instruments and Hedging Activities
      From time to time, the Company hedges the cash flows and fair values of a portion of its long-term debt using interest rate swaps. The Company enters into these derivative contracts to manage its exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt. In an interest rate swap, the Company agrees to exchange the difference between a variable interest rate and either a fixed or another variable interest rate, multiplied by a notional principal amount. The Company does not use derivative instruments for trading or other speculative purposes.
      The Company records all derivatives in other assets or other liabilities on its consolidated balance sheet at their fair values. If the derivative is designated as a fair value hedge and the hedging relationship qualifies for hedge accounting, changes in the fair values of both the derivative and the hedged portion of the debt are

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
recognized in interest expense in the Company’s consolidated statement of operations. If the derivative is designated as a cash flow hedge and the hedging relationship qualifies for hedge accounting, the effective portion of the change in fair value of the derivative is recorded in other comprehensive income (loss) and reclassified to interest expense when the hedged debt affects interest expense. The ineffective portion of the change in fair value of the derivative qualifying for hedge accounting and changes in the fair values of derivative instruments not qualifying for hedge accounting are recognized in interest expense in the period of the change.
      At inception of the hedge and quarterly thereafter, the Company performs a correlation assessment to determine whether changes in the fair values or cash flows of the derivatives are deemed highly effective in offsetting changes in the fair values or cash flows of the hedged items. If at any time subsequent to the inception of the hedge, the correlation assessment indicates that the derivative is no longer highly effective as a hedge, the Company discontinues hedge accounting and recognizes all subsequent derivative gains and losses in results of operations.

Operating Leases
      Rent expense is recognized on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured as determined at lease inception. The difference between rent expense and rent paid is recorded as deferred rent included in other long-term liabilities in the consolidated balance sheets. Rent expense totaled $59.3 million for the year ended December 31, 2005, $24.1 million and $31.7 million for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively, and $58.4 million for the year ended December 31, 2003.

Asset Retirement Obligations
      The Company recognizes an asset retirement obligation and an associated asset retirement cost when it has a legal obligation in connection with the retirement of tangible long-lived assets. These obligations arise from certain of the Company’s leases and relate primarily to the cost of removing its equipment from such lease sites and restoring the sites to their original condition. When the liability is initially recorded, the Company capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. The liability is initially recorded at its present value and is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligation, any difference between the cost to retire the asset and the liability recorded is recognized in operating expenses in the statement of operations.

Debt Discounts and Debt Issuance Costs
      Debt discounts and debt issuance costs are amortized and recognized as interest expense under the effective interest method over the expected term of the related debt.

Advertising and Promotion Costs
      Advertising and promotion costs are expensed as incurred. Advertising costs totaled $25.8 million for the year ended December 31, 2005, $13.4 million for the five months ended December 31, 2004, $12.5 million for the seven months ended July 31, 2004 and $29.6 million for the year ended December 31, 2003.

Costs and Expenses
      The Company’s costs and expenses include:

Cost of Service. The major components of cost of service are: charges from other communications companies for long distance, roaming and content download services provided to the Company’s

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customers; charges from other communications companies for their transport and termination of calls originated by the Company’s customers and destined for customers of other networks; and expenses for the rent of towers, network facilities, engineering operations, field technicians and related utility and maintenance charges and the salary and overhead charges associated with these functions.

Cost of Equipment. Cost of equipment includes the cost of handsets and accessories purchased from third-party vendors and resold to the Company’s customers in connection with its services, as well as lower-of-cost-or-market write-downs associated with excess and damaged handsets and accessories.

Selling and Marketing. Selling and marketing expenses primarily include advertising and promotional costs associated with acquiring new customers and store operating costs such as rent and retail associates’ salaries and overhead charges.

General and Administrative Expenses. General and administrative expenses primarily include salary and overhead costs associated with the Company’s customer care, billing, information technology, finance, human resources, accounting, legal and executive functions.

Stock-based Compensation
      The Company measures compensation expense for its employee and director stock-based compensation plans using the intrinsic value method. All outstanding stock options of the Predecessor Company were cancelled upon emergence from bankruptcy in accordance with the Plan of Reorganization. For the period from August 1, 2004 through December 31, 2004, no stock-based compensation awards were issued or outstanding. The Company adopted the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “2004 Plan”) in December 2004. During the year ended December 31, 2005, the Company granted a total of 2,250,894 non-qualified stock options, 948,292 shares of restricted common stock, net, and 246,484 deferred stock units under the 2004 Plan. The non-qualified stock options were granted with an exercise price equal to the fair market value of the common stock on the date of grant. The restricted shares of common stock were granted with an exercise price of $0.0001 per share, and the weighted-average grant date market price of the restricted common stock was $28.52 per share. The deferred stock units were vested immediately upon grant and allowed the holders to purchase common stock at a purchase price of $0.0001 per share in a 30-day period commencing on the earlier of August 15, 2005 or the date the holder’s employment was terminated. The weighted-average grant date market price of the deferred stock units was $27.87 per share.
      The Company recorded $12.2 million in stock-based compensation expense for the year ended December 31, 2005, resulting from the grant of the restricted common stock and deferred stock units. The total intrinsic value of the deferred stock units of $6.9 million was recorded as stock-based compensation expense during the year ended December 31, 2005 because the deferred stock units were immediately vested upon grant. The total intrinsic value of the restricted stock awards as of the measurement dates was recorded as unearned compensation, which is included in stockholders’ equity in the consolidated balance sheet as of December 31, 2005. The unearned compensation is amortized on a straight-line basis over the maximum vesting period of the awards of either three or five years. For the year ended December 31, 2005, $5.3 million was recorded in stock-based compensation expense for the amortization of unearned compensation.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table shows the effects on net income (loss) and net income (loss) per share if the Company measured compensation expense for its stock-based compensation plans using a fair value method:

	Successor Company		Predecessor Company

		Five Months	Seven Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	July 31,	December 31,
	2005	2004	2004	2003

		(As Restated)
As reported net income (loss)	$29,966	$(8,391)	$913,190	$(597,437)
Add back stock-based compensation expense (benefit) included in net income (loss)	12,245	—	(837)	243
Less net pro forma compensation (expense) benefit	(20,085)	—	6,209	(10,805)

Pro forma net income (loss)	$22,126	$(8,391)	$918,562	$(607,999)

Basic net income (loss) per share:
As reported	$0.50	$(0.14)	$15.58	$(10.19)

Pro forma	$0.37	$(0.14)	$15.67	$(10.37)

Diluted net income (loss) per share:
As reported	$0.49	$(0.14)	$15.58	$(10.19)

Pro forma	$0.36	$(0.14)	$15.67	$(10.37)

      The following table shows the amount of stock-based compensation expense included in operating expenses (allocated to the appropriate line item based on employee classification) in the consolidated statement of operations for the year ended December 31, 2005:

Year Ended
December 31,
2005

Stock-based compensation expense included in:
Cost of service	$1,204
Selling and marketing expenses	1,021
General and administrative expenses	10,020

Total stock-based compensation expense	$12,245

      The weighted-average fair value per share on the grant date of stock options granted during the year ended December 31, 2005 was $20.91, which was estimated using the Black-Scholes option pricing model and the following weighted-average assumptions:

Year Ended
December 31,
2005

Risk-free interest rate	3.68%
Expected dividend yield	—
Expected volatility	86%
Expected life (in years)	5.8

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes
      The Company estimates income taxes in each of the jurisdictions in which it operates. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatments of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from tax loss and tax credit carryforwards. The Company must then assess the likelihood that its deferred tax assets will be recovered from future taxable income. To the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. The Company has recorded a full valuation allowance on its net deferred tax assets for all periods presented because of uncertainties related to the utilization of the deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced. Pursuant to SOP 90-7, future decreases in the valuation allowance established in fresh-start reporting are accounted for as a reduction in goodwill. Tax rate changes are reflected in income in the period such changes are enacted.

Basic and Diluted Net Income (Loss) Per Share
      Basic earnings per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflect the potential dilutive effect of additional common shares that are issuable upon exercise of outstanding stock options, restricted stock awards and warrants, calculated using the treasury stock method.

Reorganization Items
      Reorganization items represent amounts incurred by the Predecessor Company as a direct result of the Chapter 11 reorganization and are presented separately in the Predecessor Company’s consolidated statements of operations.
      The following table summarizes the components of reorganization items, net, in the Predecessor Company’s consolidated statements of operations:

	Predecessor Company

	Seven
	Months	Year Ended
	Ended	December 31,
	July 31, 2004	2003

Professional fees	$(5,005)	$(12,073)
Gain on settlement of liabilities	2,500	36,954
Adjustment of liabilities to allowed amounts	(360)	(174,063)
Post-petition interest income	1,436	2,940
Net gain on discharge of liabilities and the net effect of application of fresh-start reporting	963,873	—

Total reorganization items, net	$962,444	$(146,242)

Recent Accounting Pronouncements
      In October 2005, the FASB issued FASB Staff Position (“FSP”) No. FAS 13-1, “Accounting for Rental Costs Incurred During a Construction Period.” This FSP requires that rental costs associated with ground or building operating leases that are incurred during a construction period should be recognized as rental expense and included in income from continuing operations. This treatment also applies to operating lease arrange-

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ments entered into prior to the effective date of the FSP. Adoption of this FSP is required for the first quarter beginning January 1, 2006. The Company estimates that construction period rents will total between $5.5 million and $6.5 million during fiscal 2006.
      In December 2004, the FASB issued Statement No. 123R, “Share-Based Payment,” which revises SFAS No. 123. SFAS No. 123R requires that a company measure the cost of equity-based service awards based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized as compensation expense over the period during which an employee is required to provide service in exchange for the award or the requisite service period (usually the vesting period). No compensation expense is recognized for the cost of equity-based awards for which employees do not render the requisite service. A company will initially measure the cost of each liability-based service award based on the award’s initial fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation expense over that period. The grant-date fair value of employee stock options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. If an equity-based award is modified after the grant date, incremental compensation expense will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Adoption of SFAS No. 123R is required for the first quarter beginning January 1, 2006. The Company has not yet determined the impact that the adoption of SFAS No. 123R will have on its consolidated financial position or results of operations.
      In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections,” which addresses the accounting and reporting for changes in accounting principles and replaces APB 20 and SFAS 3. SFAS 154 requires retrospective application of changes in accounting principles to prior periods’ financial statements unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in the income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS No. 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS No. 154 becomes effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.
      In March 2005, the FASB issued Interpretation No. 47 which serves as an interpretation of FASB Statement No. 143, “Accounting for Conditional Asset Retirement Obligations”. FIN No. 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS 143 refers to an unconditional legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Under FIN No. 47, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN No. 47 is effective for the year ended December 31, 2005. Adoption of FIN No. 47 did not have a material effect on the Company’s consolidated financial position or results of operations for the year ended December 31, 2005.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 4. Financial Instruments

Short-Term Investments
      As of December 31, 2005 and 2004, all of the Company’s short-term investments were debt securities with contractual maturities of less than one year, and were classified as available for sale. Available-for-sale securities were comprised as follows at December 31, 2005 and 2004:

		Unrealized	Unrealized
Successor Company	Cost	Gain	Loss	Fair Value

2005
Commercial paper	$49,884	$—	$(2)	$49,882
U.S. government or government agency securities	40,857	3	(11)	40,849
Other	250	—	—	250

	$90,991	$3	$(13)	$90,981

2004
Mutual funds	$2,944	$89	$—	$3,033
U.S. government or government agency securities	110,063	—	(13)	110,050

	$113,007	$89	$(13)	$113,083

Fair Value of Financial Instruments
      The carrying values of certain of the Company’s financial instruments, including cash equivalents and short-term investments, accounts receivable and accounts payable and accrued liabilities, approximate fair value due to their short-term maturities. The carrying value of the Company’s term loans approximate their fair value due to the floating rates of interest on such loans.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5.	Supplementary Financial Information

Supplementary Balance Sheet Information:

	Successor Company

	December 31,	December 31,
	2005	2004

		(As Restated)
Property and equipment, net:
Network equipment	$654,993	$599,598
Computer equipment and other	38,778	26,285
Construction-in-progress	134,929	10,517

	828,700	636,400
Accumulated depreciation	(206,754)	(60,914)

	$621,946	$575,486

Accounts payable and accrued liabilities:
Trade accounts payable	$117,140	$35,184
Accrued payroll and related benefits	13,185	13,579
Other accrued liabilities	37,445	42,330

	$167,770	$91,093

Other current liabilities:
Accrued property taxes	$6,536	$21,440
Accrued sales, telecommunications and other taxes payable	15,745	28,225
Deferred revenue	21,391	18,145
Other	5,955	3,960

	$49,627	$71,770

Other long-term liabilities:
Deferred tax liabilities	$141,935	$145,673
Other	36,424	30,567

	$178,359	$176,240

Other intangible assets, net:
Customer relationships	$124,715	$129,000
Trademarks	37,000	37,000

	161,715	166,000
Accumulated amortization customer relationships	(44,417)	(13,438)
Accumulated amortization trademarks	(3,744)	(1,101)

	$113,554	$151,461

      Amortization expense for other intangible assets for the year ended December 31, 2005 and the five months ended December 31, 2004 was $34.5 million and $14.5 million, respectively. Estimated amortization expense for intangible assets for 2006 through 2010 is $33.7 million, $33.7 million, $20.8 million, $2.7 million and $2.7 million, respectively, and $20.0 million thereafter.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplementary Cash Flow Information:

	Successor Company		Predecessor Company

	Year	Five Months	Seven Months	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2005	2004	2004	2003

Supplementary disclosure of cash flow information:
Cash paid for interest	$55,653	$8,227	$—	$18,168
Cash paid for income taxes	305	240	76	372
Cash provided by (paid for) reorganization activities:
Payments to Leap Creditor Trust	—	—	(990)	(67,800)
Payments for professional fees	—	—	(7,975)	(9,864)
Cure payments, net	—	—	1,984	(40,405)
Interest income	—	—	1,485	2,940
Supplementary disclosure of non-cash investing and financing activities:
Issuance of restricted stock awards under stock compensation plan	$26,317	$—	$—	$—

Note 6.	Earnings Per Share
      A reconciliation of weighted average shares outstanding used in calculating basic and diluted net income (loss) per share for the year ended December 31, 2005, the five months ended December 31, 2004, the seven months ended July 31, 2004 and the year ended December 31, 2003 is as follows (in thousands):

	Successor Company		Predecessor Company

	Year	Five Months	Seven Months	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2005	2004	2004	2003

Weighted average shares outstanding — basic earnings per share	60,135	60,000	58,623	58,604
Effect of dilutive securities:
Non-qualified stock options	130	—	—	—
Restricted stock awards	472	—	—	—
Warrants	266	—	—	—

Adjusted weighted average shares outstanding — diluted earnings per share	61,003	60,000	58,623	58,604

      The number of shares not included in the computation of diluted net income (loss) per share because their effect would have been antidilutive totaled 0.5 million for the year ended December 31, 2005, 0.6 million for the five months ended December 31, 2004, 11.7 million for the seven months ended July 31, 2004, and 13.3 million for the year ended December 31, 2003.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7.	Debt

Credit Agreement
      Long-term debt as of December 31, 2005 consists of a senior secured credit agreement (the “Credit Agreement”), which includes $600 million of fully-drawn term loans and an undrawn $110 million revolving credit facility available until January 2010. Under the Credit Agreement, the term loans bear interest at the London Interbank Offered Rate (LIBOR) plus 2.5 percent, with interest periods of one, two, three or six months, or bank base rate plus 1.5 percent, as selected by Cricket. Outstanding borrowings under $500 million of the term loans must be repaid in 20 quarterly payments of $1.25 million each, which commenced on March 31, 2005, followed by four quarterly payments of $118.75 million each, commencing March 31, 2010. Outstanding borrowings under $100 million of the term loans must be repaid in 18 quarterly payments of approximately $278,000 each, which commenced on September 30, 2005, followed by four quarterly payments of $23.75 million each, commencing March 31, 2010.
      The maturity date for outstanding borrowings under the revolving credit facility is January 10, 2010. The commitment of the lenders under the revolving credit facility may be reduced in the event mandatory prepayments are required under the Credit Agreement and by one-twelfth of the original aggregate revolving credit commitment on January 1, 2008 and by one-sixth of the original aggregate revolving credit commitment on January 1, 2009 (each such amount to be net of all prior reductions) based on certain leverage ratios and other tests. The commitment fee on the revolving credit facility is payable quarterly at a rate of 1.0 percent per annum when the utilization of the facility (as specified in the Credit Agreement) is less than 50 percent and at 0.75 percent per annum when the utilization exceeds 50 percent. Borrowings under the revolving credit facility would currently accrue interest at LIBOR plus 2.5 percent, with interest periods of one, two, three or six months, or bank base rate plus 1.5 percent, as selected by Cricket, with the rate subject to adjustment based on the Company’s leverage ratio.
      The facilities under the Credit Agreement are guaranteed by Leap and all of its direct and indirect domestic subsidiaries (other than Cricket, which is the primary obligor, and ANB 1 and ANB 1 License) and are secured by all present and future personal property and owned real property of Leap, Cricket and such direct and indirect domestic subsidiaries. Under the Credit Agreement, the Company is subject to certain limitations, including limitations on its ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; and pay dividends and make certain other restricted payments. In addition, the Company will be required to pay down the facilities under certain circumstances if it issues debt or equity, sells assets or property, receives certain extraordinary receipts or generates excess cash flow (as defined in the Credit Agreement). The Company is also subject to financial covenants which include a minimum interest coverage ratio, a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum fixed charge coverage ratio. The Credit Agreement allows the Company to invest up to $325 million in ANB 1 and ANB 1 License and up to $60 million in other joint ventures and allows the Company to provide limited guarantees for the benefit of ANB 1 License and other joint ventures.
      Affiliates of Highland Capital Management, L.P. (a beneficial stockholder of Leap and an affiliate of James D. Dondero, a director of Leap) participated in the syndication of the Credit Agreement in the following amounts: $109 million of the $600 million term loans and $30 million of the $110 million revolving credit facility.
      At December 31, 2005, the effective interest rate on the term loans was 6.6%, including the effect of interest rate swaps, and the outstanding indebtedness was $594.4 million. The terms of the Credit Agreement require the Company to enter into interest rate hedging agreements in an amount equal to at least 50% of its outstanding indebtedness. In accordance with this requirement, in April 2005 the Company entered into interest rate swap agreements with respect to $250 million of its debt. These swap agreements effectively fix

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the interest rate on $250 million of the outstanding indebtedness at 6.7% through June 2007. In July 2005, the Company entered into another interest rate swap agreement with respect to a further $105 million of its outstanding indebtedness. This swap agreement effectively fixes the interest rate on $105 million of the outstanding indebtedness at 6.8% through June 2009. The $3.5 million fair value of the swap agreements at December 31, 2005 was recorded in other assets in the consolidated balance sheet with a corresponding increase in other comprehensive income, net of tax.
      The Company’s restatement of its historical consolidated financial results as described in Note 3 may have resulted in defaults under the Credit Agreement. On March 10, 2006, the required lenders under the Credit Agreement granted a waiver of the potential defaults, subject to conditions which the Company has met.

Senior Secured Pay-In-Kind Notes Issued Under Plan of Reorganization
      On the Effective Date of the Plan of Reorganization, Cricket issued new 13% senior secured pay-in-kind notes due 2011 with a face value of $350 million and an estimated fair value of $372.8 million. As of December 31, 2004, the carrying value of the notes was $371.4 million. A portion of the proceeds from the term loan facility under the new Credit Agreement was used to redeem these notes in January 2005, which included a call premium of $21.4 million. Upon repayment of these notes, the Company recorded a loss from debt extinguishment of approximately $1.7 million which was included in other income (expense) in the consolidated statement of operations for the year ended December 31, 2005.

US Government Financing
      The balance in current maturities of long-term debt at December 31, 2004 consisted entirely of debt obligations to the FCC incurred as part of the purchase price for wireless licenses. At July 31, 2004, the remaining principal of the FCC debt was revalued in connection with the Company’s adoption of fresh-start reporting. The carrying value of this debt at December 31, 2004 was $40.4 million. The balance was repaid in full in January 2005 with a portion of the term loan borrowing under the new Credit Agreement. Upon repayment of this debt, the Company recorded a gain from debt extinguishment of approximately $0.4 million which was included in other income (expense) in the consolidated statement of operations for the year ended December 31, 2005.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8.	Income Taxes
      The components of the Company’s income tax provision are summarized as follows:

	Successor Company		Predecessor Company

	Year	Five Months	Seven Months	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2005	2004	2004	2003

	(As Restated)
Current provision:
Federal	$—	$—	$—	$—
State	63	107	13	337

	63	107	13	337

Deferred provision:
Federal	17,571	3,186	3,725	6,920
State	3,517	637	428	795

	21,088	3,823	4,153	7,715

	$21,151	$3,930	$4,166	$8,052

      A reconciliation of the amounts computed by applying the statutory federal income tax rate to income before income taxes to the amounts recorded in the consolidated statements of operations is summarized as follows:

	Year	Five Months	Seven Months	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2005	2004	2004	2003

	(As Restated)
Amounts computed at statutory federal rate	$17,891	$(1,561)	$321,075	$(206,285)
State income tax, net of federal benefit	2,285	171	287	736
Non-deductible expenses	929	2,096	175	7,050
Amortization of wireless licenses and tax-deductible goodwill	—	3,224	—	—
Gain on reorganization and adoption of fresh-start reporting	—	—	(337,422)	—
Other	46	—	—	15,134
Change in valuation allowance	—	—	20,051	191,417

	$21,151	$3,930	$4,166	$8,052

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of the Company’s deferred tax assets (liabilities) are summarized as follows:

	Successor Company

	December 31,	December 31,
	2005	2004

		(As Restated)
Deferred tax assets:
Net operating loss carryforwards	$174,802	$155,189
Wireless licenses	59,639	97,946
Capital loss carryforwards	14,141	—
Stock-based compensation	2,110	—
Reserves and allowances	10,027	9,951
Property and equipment	3,476	20,959
Debt premium	—	18,995
Deferred revenues and charges	—	2,229
Other	3,750	1,966

Gross deferred tax assets	267,945	307,235
Deferred tax liabilities:
Intangible assets	(45,171)	(59,449)
Deferred tax on unrealized gains	(1,382)	(32)
Other	—	(546)

Net deferred tax assets	221,392	247,208
Valuation allowance	(221,392)	(247,208)
Other deferred tax liabilities:
Wireless licenses	(136,364)	(142,221)
Goodwill	(3,616)	(1,064)

Net deferred tax liability	$(139,980)	$(143,285)

      Deferred taxes are reflected in the accompanying consolidated balance sheets as follows:

	Successor Company

	December 31,	December 31,
	2005	2004

		(As Restated)
Current deferred tax assets (included in other current assets)	$1,955	$2,388
Long-term deferred tax liability (included in other long-term liabilities)	(141,935)	(145,673)

	$(139,980)	$(143,285)

      As of December 31, 2005 and 2004, the Company established a full valuation allowance against its net deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance is based on available evidence, including the Company’s historical operating losses. Deferred tax liabilities associated with wireless licenses cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period.
      At December 31, 2005, the Company estimated it had federal net operating loss carryforwards of approximately $407.3 million which begin to expire in 2022, and state net operating loss carryforwards of

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
approximately $743.6 million which begin to expire in 2007. In addition, the Company had federal capital loss carryforwards of approximately $36.0 million which begin to expire in 2010. The Company’s ability to utilize Predecessor Company net operating loss carryforwards is subject to an annual limitation due to the occurrence of ownership changes as defined under Internal Revenue Code Section 382.
      Pursuant to SOP 90-7, the tax benefits of deferred tax assets recorded in fresh-start reporting will be recorded as a reduction of goodwill when first recognized in the financial statements. These tax benefits will not reduce income tax expense for financial reporting purposes, although such assets when recognized as a deduction for tax return purposes may reduce U.S. federal and certain state taxable income, if any, and therefore reduce income taxes payable. During the year ended December 31, 2005 and the five months ended December 31, 2004, $24.4 million and $0.6 million, respectively, of fresh-start related net deferred tax assets were utilized as tax deductions, and therefore, the Company recorded a corresponding reduction of goodwill. As of December 31, 2005, the balance of fresh-start related net deferred tax assets was $221.4 million, which was subject to a full valuation allowance.
      As discussed in Note 2, in August 2004 the Plan of Reorganization became effective and included a significant reduction of the Company’s outstanding indebtedness. As a result of this cancellation of debt, the Company was required to reduce, for federal and state income tax purposes, certain tax attributes, including net operating loss carryforwards and capital loss carryforwards, by the amount of the cancellation of debt. In general, the amount of tax attribute reduction is equal to the excess of the debt discharged in bankruptcy over the fair market value of the property issued in the reorganization.

Note 9.	Stockholders’ Equity
      On the Effective Date of the Plan of Reorganization, the Company issued warrants to purchase 600,000 shares of common stock at an exercise price of $16.83 per share, which expire on March 23, 2009. All of these warrants were outstanding as of December 31, 2005.

Note 10.	Stock-Based Compensation and Benefit Plans

Employee Savings and Retirement Plan
      The Company’s 401(k) plan allows eligible employees to contribute up to 30% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expenses were $1,485,000 for the year ended December 31, 2005, $428,000 and $613,000, for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively, and $1,043,000 for the year ended December 31, 2003.

Successor Company Stock Option Plan
      In December 2004, Leap adopted the 2004 Plan, which allows the Board of Directors (or committees to whom the Board has delegated authority) to grant incentive stock options, non-qualified stock options, restricted common stock and deferred stock units to the Company’s employees, consultants and independent directors, and to the employees and consultants of the Company’s subsidiaries. A total of 4,800,000 shares of Leap common stock were initially reserved for issuance under the 2004 Plan. At December 31, 2004, no options or other awards were outstanding under the 2004 Plan. During the year ended December 31, 2005, the Company granted a total of 2,250,894 non-qualified stock options, 948,292 shares of restricted common stock, net, and 246,484 deferred stock units under the 2004 Plan. The weighted-average grant date fair values of the restricted common stock and the deferred stock units granted during the year ended December 31, 2005 were $28.52 and $27.87, respectively.
      The stock options and restricted common stock generally vest in full three or five years from the grant date with no interim time-based vesting, but with provisions for annual accelerated performance-based vesting

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of a portion of the awards if the Company achieves specified performance conditions. The deferred stock units immediately vested upon grant. The stock options are exercisable for up to 10 years from the grant date.
      A summary of stock option transactions for the 2004 Plan follows (number of shares in thousands):

	Options Outstanding

			Weighted
	Number of	Exercise Price	Average
	Shares	Range	Exercise Price

December 31, 2004	—	$—	$—
Options granted	2,251	26.35-37.74	28.68
Options forfeited	(359)	26.55-34.89	27.31
Options exercised	—	—	—

December 31, 2005	1,892	$26.35-37.74	$28.94

      There were 34,600 options exercisable at December 31, 2005 with a weighted-average exercise price of $26.50. The weighted-average remaining contractual life of the options outstanding at December 31, 2005 was three years.

Successor Company Employee Stock Purchase Plan
      In September 2005, the Company commenced an Employee Stock Purchase Plan (the “ESP Plan”) which allows eligible employees to purchase shares of common stock during a specified offering period. The purchase price is 85% of the lower of the fair market value of such stock on the first or last day of the offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period for the purchase of shares of common stock under the ESP Plan, subject to certain limitations. A total of 800,000 shares of common stock have been reserved for issuance under the ESP Plan. At December 31, 2005, 8,030 shares of common stock were issued under the ESP Plan at an average price of $29.14 per share. The ESP Plan is a non-compensatory plan under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

Predecessor Company Stock Option and Other Benefit Plans
      Prior to the Effective Date, Leap had adopted and granted options under various stock option plans. The plans allowed the Board of Directors to grant options to selected employees, directors and consultants of the Company to purchase shares of Leap’s common stock. Generally, options vested over four or five-year periods and were exercisable for up to 10 years from the grant date. No options were granted under these plans during the seven months ended July 31, 2004 and the year ended December 31, 2003. On the Effective Date, all options outstanding under such plans were cancelled pursuant to the Plan of Reorganization.
      Leap’s 1998 Employee Stock Purchase Plan (the “1998 ESP Plan”) allowed eligible employees to purchase shares of common stock at 85% of the lower of the fair market value of such stock on the first or the last day of each offering period. On November 1, 2002, Leap suspended contributions to the 1998 ESP Plan. On the Effective Date, all shares previously issued under the 1998 ESP Plan were cancelled pursuant to the Plan of Reorganization.
      Leap’s voluntary retirement plan allowed eligible executives to defer up to 100% of their income on a pre-tax basis. On a quarterly basis, participants received up to a 50% match of their contributions (up to a limit of 20% of their base salary plus bonus) in the form of the Company’s common stock based on the then current market price, to be issued to the participant upon eligible retirement. In August 2002, the Company suspended all employee contributions to the executive retirement plan. On the Effective Date, all shares allocated for benefits under the plan were cancelled pursuant to the Plan of Reorganization.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Leap’s Executive Officer Deferred Stock Plan and Executive Officer Deferred Bonus Stock Plan (the “Executive Officer Plans”) provided for mandatory deferral of 25% and voluntary deferral of up to 75% of executive officer bonuses. Bonus deferrals were converted into common share units credited to the participant’s account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of Leap’s common stock on the bonus payday. Leap also credited to a matching account that number of share units equal to 20% of the share units credited to the participants’ accounts. Matching share units were to vest ratably over three years on each anniversary date of the applicable bonus payday. In August 2002, Leap suspended all employee contributions to the Executive Officer Plans. On the Effective Date, all shares allocated for benefits under the plans were cancelled pursuant to the Plan of Reorganization.

Note 11.	Significant Acquisitions and Dispositions
      In May 2005, Cricket’s wholly-owned subsidiary, Cricket Licensee (Reauction), Inc., completed the purchase of four wireless licenses in the FCC’s Auction #58 for $166.9 million.
      In September 2005, ANB 1 License completed the purchase of nine wireless licenses in Auction #58 for $68.2 million. ANB 1 License partially financed this purchase through loans under a senior secured credit facility from Cricket in the aggregate principal amount of $64.2 million. The credit agreement includes a sub-facility of $85.8 million to finance ANB 1 License’s initial build-out costs and working capital requirements.
      In June 2005, Cricket completed the purchase of a wireless license to provide service in Fresno, California and related assets for $27.6 million. The Company launched service in Fresno on August 2, 2005.
      In August 2005, Cricket completed the sale of 23 wireless licenses and substantially all of the operating assets in the Company’s Michigan markets for $102.5 million, resulting in a gain of $14.6 million. The Company had not launched commercial operations in most of the markets covered by the licenses sold. The long-lived assets included in this transaction consisted of wireless licenses with a carrying value of $70.8 million, property and equipment with a net book value of $14.9 million and intangible assets with a net book value of $1.9 million.
      In November 2005, the Company signed an agreement to sell its wireless licenses and operating assets in its Toledo and Sandusky, Ohio markets in exchange for $28.5 million and an equity interest in a new joint venture company which owns a wireless license in the Portland, Oregon market. The Company also agreed to contribute to the joint venture approximately $25 million and two wireless licenses and related operating assets in Eugene and Salem, Oregon to increase its non-controlling equity interest in the joint venture to 73.3%. Completion of these transactions is subject to customary closing conditions, including FCC approval and other third party consents. The aggregate carrying value of the Toledo and Sandusky licenses of $8.2 million, property and equipment with a net book value of $5.4 million and intangible assets with a net book value of $1.5 million have been classified in assets held for sale in the consolidated balance sheet as of December 31, 2005.
      In December 2005, the Company completed the sale of non-operating wireless licenses in Anchorage, Alaska and Duluth, Minnesota for $10.0 million. During the second quarter of fiscal 2005, the Company recorded impairment charges of $11.4 million to adjust the carrying values of these licenses to their estimated fair values, which were based on the agreed upon sales prices.

Note 12.	Segment and Geographic Data
      The Company operates in a single operating segment as a wireless communications carrier that offers digital wireless service in the United States. As of and for the years ended December 31, 2005, 2004 and 2003, all of the Company’s revenues and long-lived assets related to operations in the United States.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13.	Commitments and Contingencies
      Although the Company’s Plan of Reorganization became effective and the Company emerged from bankruptcy in August 2004, several claims asserted against the Company in connection with the bankruptcy proceedings remain outstanding. The open items, which are pending in the United States Bankruptcy Court for the Southern District of California in Case Nos. 03-03470-All to 03-035335-All (jointly administered), consist primarily of claims by governmental entities for payment of taxes relating to periods prior to the date of the voluntary petitions, including a claim of approximately $4.9 million Australian dollars (approximately $3.5 million U.S. dollars as of March 21, 2006) asserted by a foreign governmental entity against Leap. The Company has objected to the outstanding claims and is seeking to resolve the open issues through negotiation and appropriate court proceedings. The Company does not believe that the resolution of the outstanding claims will have a material adverse effect on its consolidated financial statements.
      On December 31, 2002, several members of American Wireless Group, LLC, referred to in these financial statements as AWG, filed a lawsuit against various officers and directors of Leap in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the Whittington Lawsuit. Leap purchased certain FCC wireless licenses from AWG and paid for those licenses with shares of Leap stock. The complaint alleges that Leap failed to disclose to AWG material facts regarding a dispute between Leap and a third party relating to that party’s claim that it was entitled to an increase in the purchase price for certain wireless licenses it sold to Leap. In their complaint, plaintiffs seek rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. Plaintiffs contend that the named defendants are the controlling group that was responsible for Leap’s alleged failure to disclose the material facts regarding the third party dispute and the risk that the shares held by the plaintiffs might be diluted if the third party was successful with respect to its claim. The defendants in the Whittington Lawsuit filed a motion to compel arbitration, or in the alternative, to dismiss the Whittington Lawsuit. The motion noted that plaintiffs, as members of AWG, agreed to arbitrate disputes pursuant to the license purchase agreement, that they failed to plead facts that show that they are entitled to relief, that Leap made adequate disclosure of the relevant facts regarding the third party dispute and that any failure to disclose such information did not cause any damage to the plaintiffs. The court denied defendants’ motion and the defendants have appealed the denial of the motion to the state supreme court.
      In a related action to the action described above, on June 6, 2003, AWG filed a lawsuit in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the AWG Lawsuit, against the same individual defendants named in the Whittington Lawsuit. The complaint generally sets forth the same claims made by the plaintiffs in the Whittington Lawsuit. In its complaint, plaintiff seeks rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. Defendants filed a motion to compel arbitration or, in the alternative, to dismiss the AWG Lawsuit, making arguments similar to those made in their motion to dismiss the Whittington Lawsuit. The motion was denied and the defendants’ have appealed the ruling to the state supreme court.
      Although Leap is not a defendant in either the Whittington or AWG Lawsuits, several of the defendants have indemnification agreements with the Company. Leap’s D&O insurers have not filed a reservation of rights letter and have been paying defense costs. Management believes that the liability, if any, from the AWG and Whittington Lawsuits and the related indemnity claims of the defendants against Leap is not probable and estimable; therefore, no accrual has been made in Leap’s annual consolidated financial statements as of December 31, 2005 related to these contingencies.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company is involved in certain other claims arising in the course of business, seeking monetary damages and other relief. The amount of the liability, if any, from such claims cannot currently be reasonably estimated; therefore, no accruals have been made in the Company’s consolidated financial statements as of December 31, 2005 for such claims. In the opinion of the Company’s management, the ultimate liability for such claims will not have a material adverse effect on the Company’s consolidated financial statements.
      In October 2005, the Company agreed to purchase a minimum of $90.5 million of products and services from Nortel Networks Inc. from October 11, 2005 through October 10, 2008, and the Company agreed to purchase a minimum of $119 million of products and services from Lucent Technologies Inc. from October 1, 2005 through September 30, 2008. Separately, ANB 1 License is obligated to purchase a minimum of $39.5 million and $6.0 million of products and services from Nortel Networks Inc. and Lucent Technologies Inc., respectively, over the same three year terms as those for the Company.
      The Company has entered into non-cancelable operating lease agreements to lease its administrative and retail facilities, certain equipment, and sites for towers, equipment and antennas required for the operation of its wireless networks. These leases typically include renewal options and escalation clauses. In general, site leases have five year initial terms with four five year renewal options. The following table summarizes the approximate future minimum rentals under non-cancelable operating leases, including renewals that are reasonably assured, in effect at December 31, 2005:

Year Ended December 31:

2006	$48,381
2007	35,628
2008	33,291
2009	31,231
2010	30,033
Thereafter	132,137

Total	$310,701

Note 14.	Subsequent Events
      On March 1, 2006, Cricket’s wholly owned subsidiary, Cricket Licensee (Reauction), Inc., entered into an agreement with a debtor-in-possession for the purchase of 13 wireless licenses in North Carolina and South Carolina for an aggregate purchase price of $31.8 million. Completion of this transaction is subject to customary closing conditions, including FCC approval and approval of the bankruptcy court in which the seller’s bankruptcy case is proceeding, as well as the receipt of an FCC order agreeing to extend certain build-out requirements with respect to certain of the licenses.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Quarterly Financial Data (Unaudited)
      The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the Company’s results of operations for the interim periods. Summarized data for each interim period for the years ended December 31, 2005 and 2004 is as follows (in thousands, except per share data):

	Year Ended December 31, 2005

	Successor Company

	Q1	Q2	Q3	Q4

	(As Restated)(1)	(As Restated)(1)	(As Restated)(1)
Revenues	$228,370	$226,829	$230,527	$228,937
Operating income(2)(3)	21,861	8,554	28,634	10,770
Net income(2)(3)	7,516	1,103	16,397	4,950
Basic net income per share	0.13	0.02	0.27	0.08
Diluted net income per share	0.12	0.02	0.27	0.08

	Year Ended December 31, 2004

	Predecessor Company			Successor Company

	Three Months	Three Months	One Month	Two Months	Three Months
	Ended	Ended	Ended	Ended	Ended
	March 31,	June 30,	July 31,	September 30,	December 31,

				(As Restated)(1)	(As Restated)(1)
Revenues	$206,822	$205,701	$69,124	$137,783	$206,577
Operating income (loss)	(22,257)	(15,008)	(3,335)	5,504	4,934
Net income (loss)(4)	(28,030)	(18,145)	959,365	(1,834)	(6,557)
Basic and diluted net income (loss) per share	(0.48)	(0.31)	16.36	(0.03)	(0.11)

(1)	These amounts differ from those previously reported as they have been restated. See Note 3.

(2)	During the three months ended June 30, 2005, the Company recognized an impairment charge of $11.4 million to reduce the carrying values of non-operating wireless licenses in Anchorage, Alaska and Duluth, Minnesota to their estimated fair values.

(3)	During the three months ended September 30, 2005, the Company recognized a gain of $14.6 million from the sale of wireless licenses and Michigan operating assets.

(4)	During the one month ended July 31, 2004, the Company recorded a net reorganization gain of $963.2 million relating to the net gain on discharge of liabilities and net effect from the application of fresh-start reporting.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
LEAP WIRELESS INTERNATIONAL, INC.
     The undersigned hereby appoints S. DOUGLAS HUTCHESON, DEAN M. LUVISA and ROBERT J. IRVING, JR., and each of them, with full power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of LEAP WIRELESS INTERNATIONAL, INC. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Leap to be held May 18, 2006 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

WITHHELD
			FOR	FOR ALL
			☐	☐

1.	Election of Directors
Nominees:

	01	James D. Dondero
	02	John D. Harkey, Jr.
	03	S. Douglas Hutcheson
	04	Robert V. LaPenta
	05	Mark H. Rachesky
	06	Michael B. Targoff

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

2.	TO RATIFY THE SELECTION OF	FOR	AGAINST	ABSTAIN
	PRICEWATERHOUSE-COOPERS LLP AS LEAP’S INDEPENDENT	☐	☐	☐
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

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